No securities tendered to this bid will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by the Offeror (as defined herein) or any person acting jointly or in concert with the Offeror) have been tendered to the bid (the “Statutory Minimum Condition”), (b) the minimum deposit period under the applicable securities laws has elapsed, and (c) any and all other conditions of the bid have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the bid in accordance with applicable securities laws and extend the bid for an additional minimum period of 10 days to allow for further deposits of securities.

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor Additionally, if you have questions, please contact Laurel Hill, the depositary and information agent for the Offer (as defined herein), by telephone at 1-877-452-7184 (toll free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com. Additional contact details for the depositary and the information agent are set out on the back page of this document.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence. Shareholders in the United States should read the “Notice to CanniMed Shareholders in the United States” herein.

Information has been incorporated by reference in this Offer and Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Aurora Cannabis Inc., at 1500 – 1199 West Hastings Street, Vancouver, British Columbia V6E 3T5 or by telephone at 604-362-5207. Those documents are also available electronically on SEDAR at www.sedar.com.

November 24, 2017

AURORA CANNABIS INC.

OFFER TO PURCHASE

ALL OF THE COMMON SHARES OF

CANNIMED THERAPEUTICS INC.

on the basis of 4.52586207 common shares of Aurora Cannabis Inc. for each common share of

CanniMed Therapeutics Inc., subject to adjustment as provided herein

THE OFFER IS OPEN FOR ACCEPTANCE UNTIL 11:59 P.M PACIFIC TIME ON FRIDAY, MARCH 9, 2018 UNLESS THE OFFER IS ACCELERATED OR EXTENDED BY THE OFFEROR, OR WITHDRAWN BY THE OFFEROR

This offer (the “Offer” or “Offer to Purchase”) by Aurora Cannabis Inc. (the “Offeror” or “Aurora”) to purchase all of the issued and outstanding common shares (the “CanniMed Shares”) of CanniMed Therapeutics Inc. (“CanniMed”), including any CanniMed Shares that may become issued and outstanding after the date of this Offer but prior to the Expiry Time (as defined below) upon the conversion, exchange or exercise of any currently outstanding Convertible Securities (as defined herein), in accordance with the terms and subject to the conditions contained herein, will be open for acceptance until 11:59 p.m. (Pacific time) on Friday, March 9, 2018, unless the deposit period for the Offer is accelerated or extended by the Offeror (the “Expiry Time”), or the Offer is withdrawn by the Offeror. The Offer is subject to certain conditions set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

The Offer Consideration

Pursuant to the Offer, a holder of CanniMed Shares will receive, for each CanniMed Share, 4.52586207 (the “Base Exchange Ratio”) common shares of the Offeror (the “Aurora Shares”), subject to a maximum of $24.00 (the “Cap Price”) in Aurora Shares. If, on the earlier of the Expiry Time and the date on which all conditions of the Offer have been satisfied, the 20-day volume weighted average price of the Aurora Shares (“Calculation Date VWAP”) traded on the Toronto Stock Exchange (“TSX”) is greater than $5.30 per Aurora Share (“Cap VWAP Price”), the number of Aurora Shares that a holder of CanniMed Shares will receive for each CanniMed Share will be calculated by dividing the Cap Price of $24.00 by the Calculation Date VWAP (the “Cap Exchange Ratio”). The number of Aurora Shares to be issued in consideration for the CanniMed Shares, whether as a result of the application of the Base Exchange Ratio or the Cap Exchange Ratio, is referred to herein as the “Offer Consideration”. The following table provides an analysis of the changes in price of Aurora shares on the offer consideration and the exchange ratio.

Calculation Date VWAP (Price of Aurora Shares)	Number of Aurora Shares Issued per Cannimed Share	Consideration In Aurora Shares
$4.50	4.52586207	$20.37
$4.75	4.52586207	$21.50
$5.00	4.52586207	$22.63
$5.25	4.52586207	$23.76
$5.50	4.36363636	$24.00
$5.75	4.17391304	$24.00
$6.00	4.00000000	$24.00
$6.25	3.84000000	$24.00
$6.50	3.69230769	$24.00

The Offer Conditions

In addition to the Statutory Minimum Condition (as described herein), the Offer is subject to certain conditions described below in this document, including, without limitation

(i)

more than 66 2⁄3% of the CanniMed Shares (calculated on a Fully Diluted Basis) held by CanniMed Shareholders (as defined below) having been validly tendered under the Offer and not withdrawn (the “Minimum Tender Condition”);

(ii)

the proposed acquisition of Newstrike Resources Ltd. (“Newstrike Resources”) announced by CanniMed in its news release of November 17, 2017 (the “Newstrike News Release”) shall not have proceeded, and any acquisition agreement for such acquisition (the “Newstrike Resources Agreement”) shall have been terminated;

(iii)

the Regulatory Approvals (as defined herein) and other third party approvals considered necessary by the Offeror in relation to the Offer shall have been obtained on terms satisfactory to the Offeror in its sole judgment;

(iv)	there not having occurred (in the judgment of the Offeror) any material adverse change (as defined herein) in respect of CanniMed;

(v)

CanniMed shall not have taken certain actions that could (in the judgment of the Offeror) impair the ability of the Offeror to acquire CanniMed Shares or materially diminish the economic value to the Offeror of the acquisition of CanniMed; and

(vi)	approval of the shareholders of Aurora to issue the Aurora Shares pursuant to the Offer.

Each of the conditions of the Offer is set for Section 4 of the Offer to Purchase, “Conditions of the Offer”.

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Aurora intends to call and hold a meeting of its shareholders to consider a resolution to approve the issuance of the Aurora Shares in connection with the Offer prior to the Expiry Date. Subject to applicable Canadian Securities Laws (as defined herein), the Offeror reserves the right to withdraw or extend the Offer and to not take up and pay for any deposited CanniMed Shares unless each of the conditions of the Offer is satisfied or waived by the Offeror (other than the Statutory Minimum Condition which cannot be waived) prior to the Expiry Time.

The minimum deposit period under the Offer may be shortened by the Offeror in certain circumstances, in accordance with applicable Canadian Securities Laws, as a result of actions of CanniMed, including where CanniMed enters into an alternative transaction (as defined in NI 62-104). In addition, Aurora has applied to the Financial and Consumer Affairs Authority of Saskatchewan and the Ontario Securities Commission for exemptive relief to shorten the deposit period, but there is no certainty this relief will be obtained.

How to Accept the Offer

CanniMed shareholders (the “CanniMed Shareholders”) who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Transmittal (printed on yellow paper) or a manually signed facsimile thereof and deposit the originally signed Letter of Transmittal, together with certificate(s) or DRS statement(s) representing their CanniMed Shares, in accordance with the instructions in the Letter of Transmittal. Alternatively, CanniMed Shareholders may follow the procedure for Book-based Transfer set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance – Procedure for Book-based Transfer” or the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance – Procedure for Guaranteed Delivery” using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a facsimile thereof.

CanniMed Shareholders whose CanniMed Shares are held on their behalf, or for their account, by an investment dealer, broker, bank, trust company or other intermediary, should contact their intermediary directly if they wish to accept the Offer. Intermediaries will likely establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, CanniMed Shareholders who wish to tender their CanniMed Shares to the Offer and whose CanniMed Shares are held through an intermediary should promptly and carefully follow the instructions provided to them by their investment dealer, broker, bank, trust company or other intermediary.

The Offer is made only for CanniMed Shares and is not made for any Convertible Securities (as defined herein). Holders of Convertible Securities who wish to participate in the Offer should exercise such rights to acquire CanniMed Shares and deposit the resulting CanniMed Shares in response to the Offer. If any holder of Convertible Securities does not exercise such Convertible Securities prior to the Expiry Time, such Convertible Securities will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to terms to expiry, vesting schedule and exercise price. The tax consequences to holders of Convertible Securities of exercising or not exercising their Convertible Securities are not described in “Certain Canadian Federal Income Tax Considerations” or “Certain United States Federal Income Tax Considerations” in the Circular. Holders of Convertible Securities should consult with their own tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not to exercise their Convertible Securities.

The Aurora Shares trade on the TSX under the symbol “ACB”. The Offeror has submitted an application to list, on the TSX, the Aurora Shares that may be distributed in connection with the Offer. Listing of the Aurora Shares will be subject to the Offeror fulfilling all of the applicable listing requirements of the TSX.

Shareholder Questions

Questions and requests for assistance may be directed to Laurel Hill Advisory Group (“Laurel Hill” or the “Depository and Information Agent”). Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from Laurel Hill. Contact details may be found on the back page of this document. Copies of this document and related materials may also be found on

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Aurora’s website at www.auroramj.com or on SEDAR at www.sedar.com. This SEDAR website address is provided for informational purposes only and no information contained on, or accessible from, this website is incorporated by reference in this document unless otherwise expressly noted herein.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, CanniMed Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to CanniMed Shareholders in any such jurisdiction.

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding CanniMed Shares. Provided the Minimum Tender Condition is met, the Offeror will have a sufficient number of CanniMed Shares to acquire all of the CanniMed Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction (as defined herein) or, if a sufficient number of CanniMed Shares are tendered to the Offer, a Compulsory Acquisition (as defined herein). See Section 19 of the Circular, “Acquisition of CanniMed Shares not Deposited under the Offer”.

Various capitalized terms used in this document (including in these cover pages) are defined in the Glossary of this document.

QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO

THE DEPOSITARY AND INFORMATION AGENT FOR THE OFFER

Laurel Hill Advisory Group

70 University Avenue, Suite 1440

Toronto, ON M5J 2M4

North American Toll Free Phone:

1-877-452-7184

Outside of North America:

1-416-304-0211

Facsimile: 1-416-646-2415

E-mail: assistance@laurelhill.com

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NOTICE TO HOLDERS IN THE UNITED STATES

The Offer is being made for the securities of a Canadian foreign private issuer that does not have securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Offer is not subject to Section 14(d) of the Exchange Act, or Regulation 14D promulgated thereunder.

The Aurora Shares offered as consideration under the Offer are being offered pursuant to an exemption from the registration requirements of the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “US Securities Act”), provided by Rule 802 thereunder. No Aurora Shares will be delivered in the United States or for the account or for the benefit of a person in the United States, unless the Offeror is satisfied that such Aurora Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the US Securities Act and the securities Laws of the relevant United States state or other local jurisdiction, or on a basis otherwise determined to be acceptable to the Offeror in its sole discretion, and without subjecting the Offeror to any registration or similar requirements.

US CanniMed Shareholders that hold “restricted securities” as defined in Rule 144 under the US Securities Act will receive Aurora Shares that are restricted to the same extent, including legends, and proportion that the Aurora Shares held by US Aurora Shareholders are restricted securities. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to a subsequent registration statement or an exemption or exclusion from the registration requirements of the US Securities Act and applicable state securities Laws.

The Offeror will furnish to the SEC a Form CB – Tender Offer/Rights Offering Notification Form (a “Form CB”) in respect of the Offer and sale of the Aurora Shares as contained in this Offer and Circular. The Offeror expects to mail this Offer and Circular to CanniMed Shareholders. CanniMed Shareholders are urged to read this Offer and Circular and any other relevant documents to be filed with the SEC because they will contain important information. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Offeror will be available free of charge from the Offeror. You should direct requests for documents to Laurel Hill Advisory Group, 70 University Avenue, Suite 1440, Toronto, Ontario, M5J 2M4, North American Toll Free Phone: 1-877-452-7184, outside North America Phone: 1-416-304-0211. To obtain timely delivery, such documents should be requested not later than five (5) business days prior to the Expiry Time (as defined herein).

This Circular (as defined herein) has been furnished with the United States Securities and Exchange Commission (the “SEC”) on Form CB.

The Offer is being conducted in accordance with Rule 802, Section 14(e) of the Exchange Act and Regulation 14E promulgated thereunder. The Offeror, a Canadian foreign private issuer, is permitted to prepare the Offer and Circular in accordance with the disclosure requirements of applicable Canadian provincial securities laws, and in accordance with applicable Canadian federal and provincial corporate and takeover offer rules.

The Offer is being made for the securities of a Canadian issuer and by a Canadian issuer that is permitted to prepare the Offer and Circular in accordance with the disclosure requirements in force in Canada. CanniMed Shareholders in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with IFRS, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of U.S. companies.

CanniMed Shareholders in the United States should be aware that the disposition of their CanniMed Shares and the acquisition of Aurora Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein and such CanniMed Shareholders are encouraged to consult their tax advisors. See also

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“Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in the Circular.

The enforcement by CanniMed Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of British Columbia, Canada, and CanniMed is incorporated under the federal laws of Canada, that some or all of their respective officers and directors may be residents of a foreign country, that some or all of the experts named herein may be residents of a foreign country and that all or a substantial portion of the assets of the Offeror and CanniMed and said Persons may be located outside the United States. CanniMed Shareholders may not be able to sue the Offeror or CanniMed or their officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel the Offeror or CanniMed or their respective affiliates (as defined herein) to subject themselves to a U.S. court’s judgment.

You should be aware that the Offeror may purchase securities otherwise than under the Offer, subject to compliance with applicable Canadian Securities Laws.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In accordance with Rule 802, the Offer is not required to be extended to security holders in those states that require registration or qualification.

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED FOR OFFER AND SALE IN CERTAIN U.S. STATES WHERE HOLDERS OF CANNIMED SHARES RESIDE AND NO SUCH OFFER TO SELL OR SALE, OR SOLICITATION OF AN OFFER TO BUY MAY BE MADE IN SUCH U.S. STATES.

FORWARD LOOKING STATEMENTS AND INFORMATION

This document and certain documents incorporated by reference herein contain forward-looking information (“forward-looking information” or “forward-looking statements”) within the meaning of applicable Canadian Securities Laws. Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “plan”, “intend”, “objective”, “scheduled”, “continuous”, “ongoing”, “estimate”, “expect”, “may”, “will”, “project”, “should”, or similar words suggesting future events, circumstances or outcomes. In particular, in this document statements and information contained in the accompanying Circular under “Background to the Offer”, “Reasons to Accept the Offer” and “Purpose of the Offer” and “Plans for CanniMed”, and the pro forma financial statements accompanying the circular, as well as statements relating to the tax treatment of CanniMed Shareholders, the satisfaction of the conditions of the Offer, the anticipated successful completion of the Offer, the process and timing for obtaining the Regulatory Approvals applicable to the Offer and other approvals, including the approval of the shareholders of the Offeror, the expected Expiry Time, the estimated expenses of the Offer, the completion of a Compulsory Acquisition or a Subsequent Acquisition Transaction, the anticipated effect of the Offer, the Offeror’s plans for CanniMed if the Offer is successful, expected benefits to CanniMed Shareholders of tendering CanniMed Shares to the Offer, CanniMed Shareholders entitlement to dividends and the timing thereof, the Offeror’s capitalization strength following successful completion of the Offer, and other statements that are not historical facts, are forward-looking statements in addition to certain statements and information contained elsewhere in this document and in the documents incorporated by reference concerning the business, operations and financial performance and condition of the Offeror and CanniMed that are not historical facts are forward-looking statements or forward-

- vi -

looking information within the meaning of applicable securities laws. All such forward-looking statements are subject to important risks, uncertainties and assumptions. It is important to know that:

•	unless otherwise indicated, forward-looking statements in this document describe the Offeror’s expectations as at November 24, 2017 and, accordingly, are subject to change after such date;

•	forward-looking statements in the documents incorporated by reference herein are as at the dates specified in the applicable documents and are expressly qualified by the statements made therein;

•

the Offeror’s actual results and events could differ materially from those expressed or implied in the forward-looking statements in this document or documents incorporated by reference herein, if known or unknown risks affect the business of the Offeror, or if its estimates or assumptions turn out to be inaccurate. As a result, the Offeror cannot guarantee that the results or events expressed or implied in any forward-looking statement will materialize, and accordingly, you are cautioned against relying on these forward-looking statements; and

•

the Offeror disclaims any intention and assumes no obligation to update or revise any forward-looking statement even if new information becomes available, as a result of future events or for any other reason, except in accordance with applicable Canadian Securities Laws.

Forward-looking statements are based upon, among other things, the opinions and expectations of management of the Offeror as at the effective date of such statements and, in some cases, information supplied by third parties. Although the Offeror believes the opinions and expectations reflected in such forward-looking statements are based upon reasonable assumptions and that information received from third parties is reliable, it can give no assurance that those opinions and expectations will prove to have been correct. The Offeror made a number of assumptions in making forward-looking statements in the Offer and the Circular, including the documents incorporated by reference. In particular, in making these statements, the Offeror has assumed, among other things, that the Offeror will receive the Regulatory Approvals applicable to the Offer on the timelines and in the manner currently anticipated and that the other conditions to the Offer will be satisfied on a timely basis in accordance with their terms.

Forward-looking information respecting the Offer, various terms of the Offer and the anticipated timing of certain steps or events associated with the Offer is based upon various assumptions and factors, including publicly reported financial information concerning CanniMed, publicly reported information concerning the number of outstanding CanniMed Shares and the number of options and other convertible or exchangeable rights and securities granted by CanniMed (entitling holders thereof to acquire CanniMed Shares), advice from professional advisors with respect to statutorily mandated time frames for various applications and steps/events associated with the Offer, that CanniMed has made full and accurate disclosure of all material information concerning CanniMed in accordance with applicable Canadian Securities Laws (including disclosure of all material contracts and existing and potential contingent liabilities) and that there have been no material changes in the business, affairs, capital, prospects or assets of CanniMed. Forward-looking information concerning possible synergies and efficiencies that may be achieved upon a combination of the businesses of the Offeror and CanniMed and other benefits of a combination of the businesses of the Offeror and CanniMed is based upon various assumptions and factors, including (in addition to assumptions and factors noted above and elsewhere in this document), financial information of CanniMed available through publicly filed documents and the Offeror’s general industry knowledge and experience. Forward-looking information concerning the business and geographical diversification that may be achieved upon a combination of the businesses of the Offeror and CanniMed is based upon various assumptions and factors, including (in addition to assumptions and factors noted above and elsewhere in this document) publicly available information concerning the location and size of various CanniMed operating facilities and the Offeror’s general industry knowledge and experience. Forward-looking information concerning the anticipated market capitalization of the Offeror following successful completion of the Offer is based upon various assumptions and factors including the current market capitalization of both the Offeror and CanniMed, advice from the Offeror’s financial advisor, the absence of market disruptions that would affect the trading price of Aurora Shares and the absence of material adverse changes or developments affecting the Offeror or CanniMed.

- vii -

Additional risk factors could cause actual results or events to differ materially from the results or outcomes expressed or implied by the forward-looking statements in this document and various documents incorporated by reference herein. For a discussion regarding such risks, see, in particular, the sections of the Circular entitled “Purpose of the Offer and Plans for CanniMed”, “Certain Information Concerning the Securities of the Offeror”, “Regulatory Matters” and “Risk Factors”, as well as the information contained under the heading “Risk Factors” in each of the documents incorporated by reference herein.

The Offeror cautions you that the risks described or referenced in this section are not the only ones that could affect the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely affect the receipt of the Regulatory Approvals, the satisfaction or waiver by the Offeror of any of the conditions of the Offer, the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Offeror. Except as otherwise indicated by the Offeror, forward-looking statements do not reflect the potential impact of any special initiatives or of any dispositions, monetizations, mergers, acquisitions, other business combinations or other transactions that may be announced or that may occur after November 23, 2017. The financial impact of any such special initiatives or transactions may be complex and will depend on the facts particular to each of them. The Offeror, therefore, cannot describe the expected effects in a meaningful way or in the same way it presents known risks affecting its business. Forward-looking statements are presented herein for the purpose of providing information about the Offeror and the Offer and its anticipated impacts.

CURRENCY

All currency amounts expressed herein, unless indicated otherwise, are expressed in Canadian Dollars.

AVAILABILITY OF DISCLOSURE DOCUMENTS

The Offeror is a reporting issuer or the equivalent in all of the provinces of Canada and files its continuous disclosure documents with applicable Securities Regulatory Authorities in Canada. Such documents are available on SEDAR under the Offeror’s profile at www.sedar.com.

NON-IFRS MEASURES

Various documents incorporated by reference herein may include certain non-IFRS measures. These non-IFRS measures are not recognized measures under IFRS, do not have a standardized meaning prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. These measures are provided as additional information to complement IFRS measures by providing further understanding of operations from management’s perspective. Accordingly, non-IFRS measures should never be considered in isolation nor as a substitute for analysis of financial information reported under IFRS.

NOTICE REGARDING CANNIMED INFORMATION

Except as otherwise indicated herein, the information concerning CanniMed contained in this document has been taken from, or is based upon, publicly available information filed by CanniMed with various Securities Regulatory Authorities in Canada and other public sources available as at November 23, 2017. As of the date of the Offer, the Offeror has not had access to the non-public books and records of CanniMed and the Offeror is not in a position to independently assess or verify certain of the information in CanniMed’s publicly filed documents, including its financial statements. CanniMed has not reviewed this document and has not confirmed the accuracy

- viii -

and completeness of the information concerning CanniMed contained herein. While the Offeror has no reason to believe that such information is inaccurate or incomplete, the Offeror has no means of verifying the accuracy or completeness of any information contained herein that is derived from publicly available information regarding CanniMed or whether there has been any failure by CanniMed to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information. Neither the Offeror, nor any of the directors or officers of the Offeror, assumes any responsibility for the accuracy or completeness of such information or any failure by CanniMed to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to the Offeror or such Persons.

- ix -

- x -

- xi -

SUMMARY

The following are some of the questions you, as a CanniMed Shareholder, may have about the Offer and the Offeror’s answers to those questions. The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offer to Purchase and Circular. Certain capitalized words and terms used in this Summary are defined in the Glossary. CanniMed Shareholders are urged to read the Offer to Purchase and Circular in their entirety.

Who is offering to buy the CanniMed Shares?

The Offeror, Aurora Cannabis Inc., a leading Canadian cannabis company, is making the Offer to purchase the CanniMed Shares. See Section 1 of the Circular, “The Offeror”.

The Offeror’s common shares, Aurora Shares, are listed on the TSX under the trading symbol “ACB” and on the OTCQX under the symbol “ACBFF”.

What is the Offer?

Pursuant to the Offer, a holder of one CanniMed Share will receive, for each CanniMed Share, 4.52586207 (also called, the Base Exchange Ratio) Aurora Shares, subject to a maximum of $24.00 (also called, the Cap Price) in Aurora Shares. If, on the earlier of the Expiry Time and the date on which all conditions of the Offer have been satisfied the Calculation Date VWAP Aurora Shares traded on the TSX is greater than $5.30 per Aurora Share, the number of Aurora Shares that a holder of CanniMed Shares will receive for each CanniMed Share will be calculated by dividing the Cap Price of $24.00 by the Calculation Date VWAP (also called, the Cap Exchange Ratio).

Calculation Date VWAP (Price of Aurora Shares)	Number of Aurora Shares Issued per Cannimed Share	Consideration In Aurora Shares
$4.50	4.52586207	$20.37
$4.75	4.52586207	$21.50
$5.00	4.52586207	$22.63
$5.25	4.52586207	$23.76
$5.50	4.36363636	$24.00
$5.75	4.17391304	$24.00
$6.00	4.00000000	$24.00
$6.25	3.84000000	$24.00
$6.50	3.69230769	$24.00

Have any significant shareholders of CanniMed agreed to deposit their CanniMed Shares?

Yes. Certain CanniMed Shareholders have entered into lock-up agreements (the ‘‘Lock-Up Agreements’’) with the Offeror pursuant to which they have agreed to tender their shares to the Offer. As of November 23, 2017 the Lock-Up Agreements covered approximately 38% of the outstanding CanniMed Shares, which represents 52% of the fully diluted outstanding CanniMed Shares required to be tendered pursuant to the Offer to achieve the Minimum Tender Condition.

Why should I accept the Offer?

The Offeror believes that the consideration offered for your CanniMed Shares is a full and fair price and provides a unique opportunity for the CanniMed Shareholders to retain equity exposure to the cannabis industry through an ownership interest in the Offeror. Furthermore, CanniMed Shareholders should accept the Offer, for several reasons mentioned herein, including the following:

1.

Significant Premium to Market Price. The Offer, based on Aurora’s closing share price of $6.42 on November 22, 2017, will result in CanniMed shareholders receiving the Cap Price of $24.00 in Aurora Shares, which represents a 56.9% premium over the closing price of CanniMed Shares on November 14, 2017, the last day prior to the public disclosure of Aurora’s intention to pursue a combination with CanniMed, and a 74.7% premium over the VWAP over the last 20 trading days ended on November 14, 2017. The implied premiums offered compare favourably to those from Canopy Growth Corporation’s acquisition of Mettrum Health Corp. on December 1, 2016 – 42.2% and 43.6%, respectively.

2.

Receive a Premium vs. Pay a Premium. The Aurora Offer provides CanniMed Shareholders the opportunity to receive a 56.9% premium over the closing price of CanniMed Shares on November 14, 2017, the last day prior to the public disclosure of Aurora’s intention to pursue a combination with CanniMed, and a 74.7% premium over the VWAP over the last 20 trading days ended on November 14, 2017. In contrast, the Newstrike Resources Agreement has CanniMed Shareholders paying a 26% premium to the Newstrike Resources’ closing price as at November 6, 2017, the last day prior to Newstrike issuing a press release responding to trading activity in its shares.

3.

Support of Major Shareholders – High Likelihood of Completion. Aurora has entered into Lock-up Agreements with CanniMed Shareholders holding 38% of the currently outstanding CanniMed Shares (the “Locked-Up Shareholders”). The Locked-up Shareholders include three of CanniMed’s largest shareholders. They have agreed to tender their shares in favour of the Offer and are precluded from tendering any of their CanniMed Shares in favour of any other competing acquisition proposal relating to CanniMed. The CanniMed Shares subject to the Lock-up Agreements represent 52% of the fully diluted outstanding CanniMed Shares required to be tendered pursuant to the Offer to achieve the Minimum Tender Condition. Accordingly, Aurora believes there is a high likelihood that it will achieve the Minimum Tender Condition and that the Offer will be successful.

4.

Potential for Downward Share Price Impact if the Offer is Not Accepted. The Offer represents a significant premium to the market price of CanniMed Shares prior to the public announcement of Aurora’s interest to acquire CanniMed. Given the Lock-Up Agreements, Aurora believes it will be extremely difficult for CanniMed to proceed with an alternative competing transaction to the Offer. If the Offer is not successful and no competing transaction is made, Aurora believes the trading price of CanniMed shares may decline to pre-Offer levels.

5.

Continued Participation with an Industry Leader. Aurora has rapidly become a globally significant cannabis company with a proven track record of exceptional shareholder value creation. Since receiving its first license to produce from Health Canada in February 2015, Aurora has completed a number of acquisitions and investments, completed capital programs to expand facilities, and developed marketing and delivery capabilities, demonstrating our ability to be agile, innovative and execute on our business plans. The Offer provides CanniMed shareholders the opportunity to continue to participate in the compelling industry growth alongside the established and successful track record of Aurora.

6.

Increased Scale, Capital Markets Presence and Access to Capital. The pro forma combined company would have, based on the current trading price of the Aurora Shares, a market capitalization approaching $3.5 billion, in addition to significantly enhanced liquidity relative to CanniMed, providing greater access to capital. Aurora has cash of more than $180 million (increasing to more than $340 million upon completion of its current capital initiatives), relative to only $54 million for CanniMed disclosed in its most recent quarterly financial statements. Aurora’s capitalization makes it well positioned to continue pursuing its global expansion and differentiation strategy.

See Section 7 of the Circular, “Reasons to Accept the Offer”.

What is the strategic rationale for the combination?

The Offeror believes that the combination of the two companies is extremely compelling, in the best interest of all shareholders, and will accelerate growth and shareholder value creation for the combined entity, further extending its leadership position within the global cannabis sector. The pro-forma combined company would have a market capitalization approaching $3.5 billion and the stability of being the second largest cannabis company by market capitalization. By combining with Aurora, CanniMed will be able to leverage certain of Aurora’s strengths to expand its business and the combined company will have an expanded geographic footprint, production capacity, product portfolio and other synergistic benefits. See Section 7 of the Offer to Purchase, “Reasons to Accept the Offer”.

Leveraging Aurora’s Strengths

Aurora believes that CanniMed will be able to leverage Aurora’s capabilities as follows:

1.	Increased Oil Production. High throughput oil production through Aurora’s strategic extraction partner Radient Technologies Inc. (“Radient”) to satisfy growing international demand;

2.

CanvasRx. Aurora’s wholly owned subsidiary, CanvasRx, is the industry leading physician education and patient counseling services company having helped over 35,000 patients registered with licensed producers;

3.

Accelerated Growth Through Innovation. CanniMed will be able to leverage Aurora’s sector leadership in execution, technology integration and innovation for the purpose of accelerating development and growth potential;

4.	eCommerce. CanniMed will have access to Aurora’s e-commerce platform, including the only mobile app in Canada that enables customer purchases;

5.	Same Day Delivery. CanniMed will have access to Aurora’s same-day delivery capabilities; and

6.

Strong Cash Position and Balance Sheet to Support Additional Growth. Aurora’s sector-leading cash position and balance sheet will enable faster roll-out of initiatives for CanniMed to accelerate growth.

Aurora-CanniMed’s Combined Strength

In addition to Aurora’s standalone strengths, which could be leveraged to build CanniMed’s brand and revenues, a combined Aurora-CanniMed would have:

1.

Over 130,000 kg of Funded Capacity. Funded capacity of over 130,000 kilograms of annual production (including current facilities and facilities under construction), with significant additional capacity planned;

2.	Expanded International Presence – A strengthened international presence with operations and agreements across North America, the European Union, Australia, South Africa, and the Cayman Islands;

3.	Six State-of-the-Art Facilities. Significant cultivation capacity with six state-of-the-art facilities;

4.	Increased Export Capacity. Multiple EU GMP-compliant production facilities and significantly increased export capacity;

5.	Genetics. Expansion of both companies’ portfolio of genetics;

6.	Broader Product Portfolio. The combination of each company’s product lines will broaden the number of product offerings, delivery mechanisms and devices;

7.	Strategic Product Synergies. Complementary product offerings which will provide better opportunities for market penetration in new sectors; and

8.	Improved Yields. Expected enhanced production yields and product quality through cross-application of proprietary technologies and intellectual property from each of Aurora and CanniMed.

How long do I have to accept the Offer?

The Offer is open for acceptance until 11:59 p.m. (Pacific time) on Friday, March 9, 2018, unless the deposit period for the Offer is accelerated or extended by the Offeror, or the Offer is withdrawn by the Offeror. See Section 2 of the Offer to Purchase, “Time for Acceptance”. The deposit period under the Offer may be shortened in certain circumstances, in accordance with applicable Canadian Securities Laws, at the election of the Offeror as a result of actions of CanniMed. In addition, the Offeror has made an application to the Financial and Consumer Affairs Authority of Saskatchewan and the Ontario Securities Commission for an order to reduce the offer period to no less than 35 days from the date of the commencement of the Offer. There is no certainty that the Offeror will receive such an order. See Section 5 of the Offer, “Acceleration, Extension and Variation of the Offer”.

How do I deposit my CanniMed Shares?

You can deposit your CanniMed Shares in one of the following three ways:

(a)

If you hold physical certificate(s) or DRS statement(s) for CanniMed Shares, then in order to accept the Offer, you must deposit the certificate(s) representing your CanniMed Shares, together with the originally signed Letter of Transmittal (printed on yellow paper or use a photocopy of the form), and deposit the originally signed Letter of Transmittal, properly completed and duly executed, at or prior to the Expiry Time, at one of the offices of the Depositary specified in the Letter of Transmittal. Instructions are contained in the Letter of Transmittal which accompanies the Offer to Purchase and Circular;

(b)

If you hold CanniMed Shares in nominee form (e.g. in a brokerage account), you should contact your broker, investment dealer, bank, trust company or other nominee to deposit your CanniMed Shares if you wish to accept the Offer. Shares held in nominee form may be deposited pursuant to the procedure for Book-based Transfer if applicable; and

(c)

If you are unable to deliver any required document or instrument to the Depositary by the Expiry Time, you may obtain additional time to do so by having a broker, a bank or other fiduciary that is an “Eligible Institution” (as defined herein) guarantee that the missing items will be received by the Depositary by 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time. You may use the “Notice of Guaranteed Delivery” (printed on green paper), which has been enclosed with the Offer for this purpose. Brokers, Nominees and CDS Participants may also follow LOG options. For the deposit to be valid, however, the Depositary must receive the missing items by 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time, either through physical means or LOG guaranteed delivery procedures. The procedures for guaranteed delivery are set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance – Procedure for Guaranteed Delivery”.

Participants of CDS or DTC should contact the Depositary with respect to the deposit of their CanniMed Shares under the Offer. CDS and DTC will be issuing instructions to their participants as to the method of depositing such CanniMed Shares under the terms of the Offer.

See Section 3 of the Offer to Purchase, “Manner of Acceptance” for more details on how to deposit Cannimed Shares.

What securities are being sought in the Offer?

The Offer is made only for CanniMed Shares and is not made for any Convertible Securities, which term includes stock options and warrants.

I hold options or warrants. Can I deposit these options or warrants to the Offer?

No. If you hold options, warrants or other Convertible Securities and wish to accept the Offer, you should exercise your rights to acquire CanniMed Shares and deposit the resulting CanniMed Shares in response to the Offer. Any such exercise must be made sufficiently in advance of the Expiry Time to ensure that CanniMed Shares will be available for deposit at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance – Procedure for Guaranteed Delivery”.

Has the board of directors of CanniMed taken any action to support the Offer?

No.

What are the most significant conditions of the Offer?

The Offer is subject to certain conditions (described herein), including, among other things,

(i) the Statutory Minimum Condition;

(ii) the proposed acquisition of Newstrike Resources announced by CanniMed in the Newstrike News Release shall not have proceeded, and the Newstrike Resources Agreement for the Newstrike acquisition shall have been terminated;

(iii) that more than 66 2⁄3% of the CanniMed Shares (calculated on a Fully-Diluted Basis) (as defined herein) held by CanniMed Shareholders having been validly tendered under the Offer and not withdrawn;

(iv) receipt of all governmental, regulatory and third party approvals that the Offeror considers necessary or desirable in connection with the Offer;

(v) there not having occurred (in the judgment of the Offeror) any material adverse change in respect of CanniMed;

(vi) CanniMed shall not have taken certain actions that could (in the judgment of the Offeror) impair the ability of the Offeror to acquire CanniMed Shares or materially diminish the economic value to the Offeror of the acquisition of CanniMed; and

(vii) the receipt of the approval of the shareholders of the Offeror to permit the Offeror to issue the Aurora Shares to be distributed in connection with the Offer. The Offeror intends to call and hold a meeting of its shareholders to consider a resolution to approve the issuance of the Aurora Shares in connection with the Offer prior to the Expiry Time.

See Section 4 of the Offer to Purchase “Conditions of the Offer” for a more detailed description of the conditions of the Offer.

Does the Offeror own any CanniMed Shares?

No, the Offeror does not currently own any CanniMed Shares.

However, the Offeror intends to purchase up to 5% of the CanniMed Shares or securities convertible into CanniMed Shares beginning November 29, 2017. For details and conditions and regarding such purchases please see Section 12 of the Offer to Purchase “Market Purchases by Offeror Possible.”

What will happen if the conditions to the Offer are not satisfied?

If the conditions to the Offer are not satisfied or waived by the Offeror, the Offeror will not be obligated to take up, accept for payment or pay for any CanniMed Shares tendered to the Offer.

Do I have dissent or appraisal rights in connection with the Offer?

No. CanniMed Shareholders will not have dissent or appraisal rights in connection with the Offer. However, CanniMed Shareholders who do not tender their CanniMed Shares to the Offer may have rights of dissent in the event the Offeror acquires their CanniMed Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction.

Will I have to pay any fees or commissions to deposit my CanniMed Shares?

No. CanniMed Shareholders will not be required to pay any fee or commission if they accept the Offer by transmitting their CanniMed Shares, directly to the Depositary, (including through a book entry transfer) or who makes use of the services of a Soliciting Dealer to accept the Offer. If you hold CanniMed Shares through a broker or other nominee and such broker or nominee deposits the CanniMed Shares on your behalf, the broker or nominee may charge their own service fee for performing this service.

How long do I have to withdraw any previously deposited CanniMed Shares?

CanniMed Shares deposited under the Offer may be withdrawn at any time if the CanniMed Shares have not been taken up by the Offeror and in the other circumstances described in Section 6 of the Offer to Purchase, “Withdrawal of Deposited CanniMed Shares”.

When will the Offeror take up and pay for CanniMed Shares deposited under the Offer?

Assuming all of the conditions of the Offer are either met (including the Statutory Minimum Condition) or, if applicable, waived at or prior to the Expiry Time, the Offeror will promptly take up CanniMed Shares validly deposited under the Offer and in any event not later than three (3) business days after such CanniMed Shares are taken up, in respect of CanniMed Shares deposited during the initial deposit period. Any CanniMed Shares deposited under the Offer after the first date on which CanniMed Shares have been taken up by the Offeror will be taken up and paid for as soon as practicable, and in any event not later than 10 calendar days after such deposit. See Section 7 of the Offer to Purchase, “Payment for Deposited CanniMed Shares.”

How will CanniMed Shareholders be taxed for Canadian federal income tax purposes?

Subject to the qualifications noted in the Circular, if you are a resident of Canada and hold your CanniMed Shares as capital property and you exchange your CanniMed Shares under the Offer, you generally will not realize a capital gain (or capital loss) in respect of the exchange unless you choose to report the gain (or loss) in your Canadian tax return for the year in which the exchange occurred.

Similarly, if you are not a resident of Canada and hold your CanniMed Shares as capital property and you exchange such CanniMed Shares under the Offer, you generally will not realize a capital gain (or capital loss) in respect of the exchange unless you choose to report such gain (or loss) in a Canadian tax return for the year in which the exchange occurred. In addition, if you are not a resident of Canada, you generally will not be subject to tax under the Tax Act on any capital gain realized on a disposition of your CanniMed Shares under the Offer unless your CanniMed Shares are held or deemed to be held as “taxable Canadian property”.

The foregoing is a brief summary of certain Canadian federal income tax consequences only, and is qualified by the description of Canadian federal income tax considerations set out in the Circular under “Certain Canadian Federal Income Tax Considerations”. CanniMed Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of CanniMed Shares under the Offer or a disposition of CanniMed Shares pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction. Holders of

options, warrants or other Convertible Securities are not addressed in this summary or in the Circular under “Certain Canadian Federal Income Tax Considerations”, and all such holders should also consult their own tax advisors.

How will U.S. Holders of CanniMed Shares be taxed for U.S. federal income tax purposes?

Subject to the qualifications noted in the Circular and to the passive foreign investment company rules discussed below, a U.S. Holder (as defined below in “Certain United States Federal Income Tax Considerations”) who holds CanniMed Shares as a capital asset will not recognize gain or loss on the exchange of its CanniMed Shares for Aurora Shares pursuant to the Offer if the exchange constitutes a tax-deferred reorganization under Section 368(a) of the U.S. Internal Revenue Code, as amended. Instead, the U.S. Holder will carry over its tax basis and its holding period in the CanniMed Shares surrendered to the Aurora Shares received.

If the exchange does not qualify as a tax-deferred reorganization, then, subject to the passive foreign investment company rules discussed below, a U.S. Holder will have a capital gain or loss on the exchange, equal to the difference between the tax basis in the CanniMed Shares surrendered and the fair market value of the Aurora Shares received. The gain or loss will be long-term gain (and subject to a reduced tax rate) or long-term loss if the CanniMed Shares have been held for more than one year at the time of the closing of the Offer; otherwise it will be short-term gain (taxable as ordinary income) or short-term loss.

If CanniMed were to constitute a passive foreign investment company for any taxable year during which a U.S. Holder held CanniMed Shares, then special rules will apply to U.S. Holders. Under these rules, U.S. Holders may realize a gain (but not a loss) on the exchange even if the exchange qualifies as a tax-deferred reorganization, and that gain will be taxed at ordinary income tax rates and may be subject to interest, as well.

The foregoing is a brief summary of certain U.S. federal income tax consequences only, and is qualified by the description of United States federal income tax considerations set out in the Circular under “Certain United States Federal Income Tax Considerations”. CanniMed Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of CanniMed Shares under the Offer or a disposition of CanniMed Shares pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction. Holders of options, warrants or other Convertible Securities are not addressed in this summary or in the Circular under “Certain United States Federal Income Tax Considerations”, and all such holders should also consult their own tax advisors.

Will CanniMed continue as a public company?

Following the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause CanniMed to apply to the TSX to delist the CanniMed Shares from the TSX.

If permitted by applicable Law (as defined herein), subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause CanniMed to cease to be a reporting issuer (or equivalent) under applicable Canadian Securities Laws.

Who can I talk to if I have questions about the Offer?

Questions and requests for assistance concerning the Offer should be made directly to Laurel Hill at 1-877-452-7184 (Toll Free in North America) or 1-416-304-0211 (Collect Outside North America) or by email at assistance@laurelhill.com, or using the additional contact details on the back page of this document.

OFFER TO PURCHASE

The accompanying Circular is incorporated into and forms part of this Offer and contains important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in this Offer and not otherwise defined herein, have the respective meanings ascribed to them in the Glossary of this document unless the context otherwise requires.

November 24, 2017

TO:    THE HOLDERS OF COMMON SHARES OF CANNIMED THERAPEUTICS INC.

1.	The Offer

Pursuant to the Offer, a holder of CanniMed Shares will receive, for each CanniMed Share, 4.52586207 (the “Base Exchange Ratio”) common shares of the Offeror (the “Aurora Shares”), subject to a maximum of $24.00 (the “Cap Price”) in Aurora Shares. If, on the earlier of the Expiry Time and the date on which all conditions of the Offer have been satisfied, the 20-day volume weighted average price of the Aurora Shares (“Calculation Date VWAP”) traded on the Toronto Stock Exchange (“TSX”) is greater than $5.30 per Aurora Share (“Cap VWAP Price”), the number of Aurora Shares that a holder of CanniMed Shares will receive for each CanniMed Share will be calculated by dividing the Cap Price of $24.00 by the Calculation Date VWAP (the “Cap Exchange Ratio”). The number of Aurora Shares to be issued in consideration for the CanniMed Shares, whether as a result of the application of the Base Exchange Ratio or the Cap Exchange Ratio, is referred to herein as the “Offer Consideration”. The following table provides an analysis of the changes in price of Aurora shares on the offer consideration and the exchange ratio.

Calculation Date VWAP (Price of Aurora Shares)	Number of Aurora Shares Issued per Cannimed Share	Consideration In Aurora Shares
$4.50	4.52586207	$20.37
$4.75	4.52586207	$21.50
$5.00	4.52586207	$22.63
$5.25	4.52586207	$23.76
$5.50	4.36363636	$24.00
$5.75	4.17391304	$24.00
$6.00	4.00000000	$24.00
$6.25	3.84000000	$24.00
$6.50	3.69230769	$24.00

The Offer is made only for CanniMed Shares and is not made for any Convertible Securities, which term includes options and warrants. Any holder of Convertible Securities who wishes to accept the Offer must exercise such rights in order to obtain certificate(s) or DRS statement(s) representing CanniMed Shares and then deposit those CanniMed Shares under the Offer. Any such exercise must be made sufficiently in advance of the Expiry Time to ensure that CanniMed Shares will be available for deposit at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance – Procedure for Guaranteed Delivery”. If any holder of Convertible Securities does not exercise such Convertible Securities prior to the Expiry Time, such Convertible Securities may remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule and exercise price, except that, to the extent permitted in accordance with the terms of the Convertible Securities. The tax consequences to holders of Convertible Securities of exercising or not exercising their Convertibles Securities are not described in “Certain Canadian Federal Income Tax Considerations” or “Certain United States Federal Income Tax Considerations” in the Circular. Holders of Convertible Securities should consult with their own tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Convertible Securities.

The Offeror has submitted an application to list on the TSX the Aurora Shares that may be distributed to CanniMed Shareholders in connection with the Offer. Listing of the Aurora Shares will be subject to the Offeror fulfilling all of the applicable requirements of the TSX.

This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, CanniMed Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to CanniMed Shareholders in any such jurisdiction.

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery, all of which are incorporated into and form part of this Offer, contain important information that should be read carefully before making a decision with respect to the Offer.

2.	Time for Acceptance

The Offer is open for acceptance until the Expiry Time, being 11:59 p.m. (Pacific time) on Friday, March 9, 2018, unless the deposit period for the Offer is accelerated or extended by the Offeror, or withdrawn by the Offeror. The deposit period under the Offer may be shortened in certain circumstances, in accordance with applicable Canadian Securities Laws, at the election of the Offeror as a result of actions that may be taken by CanniMed. In addition, the Offeror has applied to the Financial and Consumer Affairs Authority of Saskatchewan and the Ontario Securities Commission for exemptive relief to shorten the deposit period. There is no certainty that such relief will be obtained. The Offeror will not amend the Offer to cause the Expiry Time to occur earlier than 35 days following the date of the Offer. If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived by the Offeror at the expiry of the initial deposit period under the Offer and the Offeror takes up the CanniMed Shares deposited under the Offer, the Offeror will make a public announcement confirming those matters and extend the period during which CanniMed Shares may be deposited and tendered to the Offer for a period of not less than ten (10) calendar days after the date of such announcement. See Section 5 of the Offer to Purchase, “Acceleration, Extension and Variation of the Offer”.

3.	Manner of Acceptance

I)	Letter of Transmittal

The Offer may be accepted by registered holders of the CanniMed Shares by delivering the following documents to the Depositary at the office listed in the Letter of Transmittal accompanying the Offer so as to arrive there not later than the Expiry Time:

(a)	the certificate(s) or DRS statement(s) representing the CanniMed Shares, in respect of which the Offer is being accepted;

(b)

a Letter of Transmittal (printed on yellow paper) in the form accompanying the Offer to Purchase and Circular or a manually executed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal including signature guaranteed if required; and

(c)	any other document required by the terms of the Offer and instructions set out in the Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents prior to the Expiry Time at the address for the Depositary noted on the Letter of Transmittal.

Signature	Guarantees

Except as otherwise provided in the instructions set out in the Letter of Transmittal or as may be permitted by the Offeror, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution (as defined herein). If a Letter of Transmittal is executed by a person other than the registered holder of the CanniMed Shares represented by the certificate(s) or DRS statement(s) deposited therewith, then the certificate(s) or DRS statement(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney medallion guaranteed by an Eligible Institution.

Registered CanniMed Shareholders who cannot comply on a timely basis with these procedures for deposit of the certificate(s) or DRS statement(s) representing their CanniMed Shares prior to the Expiry Time may utilize the procedure for guaranteed delivery described below.

A CanniMed Shareholder whose CanniMed Shares are registered in the name of a bank, broker, trust company investment dealer, or other intermediary (a “Non-registered CanniMed Shareholder”) need not complete a Letter of Transmittal. Non-registered CanniMed Shareholders should contact such intermediary directly if they wish to tender CanniMed Shares to the Offer.

No fee or commission will be payable by a CanniMed Shareholder who tenders his/her/its CanniMed Shares to the Offer directly to the Depositary (including through a book-entry transfer) or who makes use of the services of a Soliciting Dealer to accept the Offer.

Lost Certificates or DRS Statements

If a CanniMed Shareholder has lost his/her/its certificate(s) or DRS statement(s) representing CanniMed Shares, but wishes to tender his/her/its CanniMed Shares to the Offer, such Shareholder should complete the Letter of Transmittal to the extent possible and deliver it together with a letter describing the circumstances surrounding the loss to the Depositary and Information Agent. The Depositary and Information Agent and/or the transfer agent will advise the CanniMed Shareholder of the steps that the CanniMed Shareholder must take to obtain a replacement certificate(s) or DRS statement(s) for his/her/its CanniMed Shares. The foregoing action must be taken sufficiently in advance of the Expiry Time in order to obtain a replacement certificate(s) or DRS statement(s) in sufficient time to permit the CanniMed Shares represented by the replacement certificate(s) or DRS statement(s) to be deposited under the Offer at or prior to the Expiry Time.

II)	Procedure for Book-based Transfer – (CDS)

Certain Non-registered CanniMed Shareholders whose CanniMed Shares are held in the name of CDS may also accept the Offer in Canada by following the procedures for a book-based transfer (“Book-based Transfer”) established by the Canadian Depositary for Securities Limited (“CDS”), provided that a continuation of the Book-based Transfer of such CanniMed Shares through CDSX into the Depositary’s account at CDS is received by the Depositary at the office of the Depositary in Toronto, Ontario prior to the Expiry Time. The Depositary has established an account at CDS for the purposes of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a Book-based Transfer of a CanniMed Shareholder’s CanniMed Shares by means of a Book-based Transfer that will constitute a valid tender under the Offer.

CanniMed Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a Book-based Transfer of their holding into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered as a valid tender in accordance with the terms of the Offer.

Intermediaries will likely establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, Non-registered CanniMed Shareholders who wish to tender their CanniMed Shares to the Offer and whose CanniMed Shares are held through an intermediary should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary.

CanniMed Shareholders who cannot comply on a timely basis with these procedures for Book-based Transfer prior to the Expiry Time may utilize the procedure for guaranteed delivery described above in this Section 3.

CDS and DTC will be issuing instructions to their participants as to the method of depositing such CanniMed Shares under the terms of the Offer. Participants of CDS or DTC may also contact the Depositary with respect to the deposit of their CanniMed Shares under the Offer.

In addition, CanniMed Shares may be deposited in compliance with the procedures set forth below for guaranteed delivery not later than the Expiry Time.

Procedure for Guaranteed Delivery

If a CanniMed Shareholder wishes to deposit CanniMed Shares pursuant to the Offer and the certificate(s) or DRS statement(s) representing the CanniMed Shares are not immediately available or the CanniMed Shareholder is not able to deliver the certificate(s) or DRS statement(s) and all other required documents to the Depositary at or prior to the Expiry Time, those CanniMed Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)

a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer to Purchase and Circular or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

(c)

the certificate(s) or DRS statement(s) representing deposited CanniMed Shares, in proper form for transfer, together with a Letter of Transmittal printed on yellow paper in the form accompanying the Offer to Purchase and Circular or a manually executed facsimile thereof, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery prior to 5:00 p.m. Toronto time on the third trading day on the TSX after the Expiry Time.

Shareholders through their respective CDS participants, who utilize CDS through a book-entry transfer (see Procedures for Book-based Transfer above), may also have the option of tendering the Notice of Guaranteed Delivery through CDSX Online Letter of Guarantee (LOG) option (the “LOG option”). Participants tendering through LOG options in CDSX are deemed to have completed the Notice of Guaranteed Delivery and such instructions are considered valid with the terms of the Offer.

If the securities are not available in the CDS participant’s account, by the third trading day on the TSX after the Expiry Time or as specified on the LOG option, the CDS participant may be liable for failure of delivery for the value of the full tender or parts thereof.

THE NOTICE OF GUARANTEED DELIVERY MUST BE DELIVERED BY LOG OPTION, HAND OR COURIER OR TRANSMITTED BY FACSIMILE OR MAILED TO THE INFORMATION AGENT AND DEPOSITARY AT ITS OFFICE SPECIFIED IN THE NOTICE OF GUARANTEED DELIVERY AT OR PRIOR TO THE EXPIRY TIME AND MUST INCLUDE A GUARANTEE BY AN ELIGIBLE INSTITUTION IN THE FORM SET OUT IN THE NOTICE OF GUARANTEED DELIVERY. DELIVERY OF THE NOTICE OF GUARANTEED DELIVERY AND THE LETTER OF TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) OR DRS STATEMENT(S) REPRESENTING COMMON SHARES AND ALL OTHER REQUIRED DOCUMENTS TO AN ADDRESS OR TRANSMISSION BY FACSIMILE TO A FACSIMILE NUMBER OTHER THAN THOSE SPECIFIED IN THE NOTICE OF GUARANTEED DELIVERY DOES NOT CONSTITUTE DELIVERY FOR PURPOSES OF SATISFYING A GUARANTEED DELIVERY.

General

In all cases, payment for CanniMed Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of the certificate(s) or DRS statement(s) representing the CanniMed Shares or Book-based Transfer of the CanniMed Shares, a Letter of Transmittal or a facsimile thereof, properly completed and duly executed, covering those CanniMed Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal and any other required documents.

The method of delivery of certificate(s) or DRS statement(s) representing CanniMed Shares, the Letter of Transmittal and all other required documents is at the option and risk of the person depositing same. The Offeror recommends that all such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any CanniMed Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing CanniMed Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which it may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any CanniMed Shares. There shall be no duty or obligation on the part of the Offeror or the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

The Offeror also reserves the right to permit the Offer to be accepted in a manner other than that set out above.

Dividends and Distributions

Subject to the terms and conditions of the Offer by accepting the Offer pursuant to the procedures set forth above, a CanniMed Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the CanniMed Shares covered by the Letter of Transmittal delivered to the Depositary (the “Deposited Securities”) and in and to all rights and benefits arising from such Deposited Securities, including any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Securities or any of them on and after the date of the Offer, other than any cash dividend, distribution or payment in respect of which a reduction in the price of the Offer is made pursuant to Section 10 of the Offer to Purchase, “Changes in Capitalization Dividends and Distributions”, but including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

If, notwithstanding such assignment, any Distributions are received by or made payable to or to the order of a CanniMed Shareholder, then: (a) the Offeror will be entitled to all rights and privileges as the owner of any such Distribution and such Distribution shall be received and held by such CanniMed Shareholder for the account of the Offeror and shall be promptly remitted and transferred by the CanniMed Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer (in form and substance satisfactory to the Offeror); or (b) in its sole discretion, the Offeror may, in lieu of such remittance or transfer, reduce the amount of the consideration payable to such CanniMed Shareholder under the Offer by deducting from the number of Aurora Shares otherwise issuable by the Offeror to the CanniMed Shareholder pursuant to the Offer a number of Aurora Shares equal in value to the amount or value of such Distribution, as determined by the Offeror, in its sole discretion.

The declaration or payment of any such Distribution or the distribution or issuance of any such securities, rights or other interests with respect to the CanniMed Shares, may have tax consequences not discussed in

Section 20 of the Circular, “Certain Canadian Federal Income Tax Considerations” or Section 21 of the Circular, “Certain United States Federal Income Tax Considerations”. CanniMed Shareholders should consult their own tax advisors in respect of any such Distribution.

Power of Attorney

An executed Letter of Transmittal (or in the case of CanniMed Shares deposited by Book-based Transfer by the making of a Book-based Transfer) irrevocably appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Securities covered by the Letter of Transmittal or Book-based Transfer (which securities upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”), certain officers of the Offeror and any other person designated by the Offeror in writing (each an “Appointee”) as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution, of the depositing CanniMed Shareholder. The Letter of Transmittal or the making of a Book-based Transfer irrevocably authorizes all Appointees, effective on and after the date the Offeror takes up and pays for such Deposited Securities, in the name and on behalf of such CanniMed Shareholder: (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of CanniMed; (b) for so long as the Purchased Securities are registered or recorded in the name of such CanniMed Shareholder, to exercise any and all rights of such CanniMed Shareholder, including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of CanniMed, to vote any or all Purchased Securities, to execute, deliver or revoke any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, revoke any such instruments, authorization or consent and to designate in such instrument, authorization or consent any person or persons as the proxy of such CanniMed Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of CanniMed; (c) to execute, endorse and negotiate, for and in the name of and on behalf of such CanniMed Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such CanniMed Shareholder; and (d) to exercise any other rights of a CanniMed Shareholder of Purchased Securities.

A CanniMed Shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the CanniMed Shareholder at any time with respect to the Deposited Securities or any Distributions. The CanniMed Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Securities or any Distributions by or on behalf of the depositing CanniMed Shareholder, unless the Deposited Securities are not taken up and paid for under the Offer. A CanniMed Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of CanniMed and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

A CanniMed Shareholder accepting the Offer (including a CanniMed Shareholder that accepts the Offer by making a Book-based Transfer) covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such CanniMed Shareholder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the CanniMed Shareholder and all obligations of the CanniMed Shareholder therein shall be binding upon the heirs, personal representatives, successors and assigns of such CanniMed Shareholder.

Depositing CanniMed Shareholders’ Representations and Warranties

The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing CanniMed Shareholder and the Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing CanniMed Shareholder that (a) the person signing the Letter of Transmittal or on whose behalf a Book-based Transfer is made has full power and authority to deposit, sell, assign and transfer the Deposited Securities and any Distributions being deposited to the Offer; (b) the Deposited Securities and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Securities and Distributions, to any other person; (c) the deposit of the Deposited Securities and Distributions complies with applicable laws; (d) when the Deposited Securities and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereof, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others; and (e) the CanniMed Shareholder is not acting for the account or benefit of a person from any jurisdiction in which the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction and is not in, or delivering the Letter of Transmittal, from, such a jurisdiction.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer, subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer pursuant to Section 5 of the Offer, “Acceleration, Extension and Variation of the Offer”, the Offeror will not take up, purchase or pay for any CanniMed Shares unless, at the Expiry Time, which is currently set at 11:59 p.m. (Pacific time) on March 9, 2018, or such earlier or later time following the expiry of the minimum statutory deposit period during which CanniMed Shares may be deposited under the Offer, excluding the Mandatory Extension Period or any extension thereafter, there shall have been validly deposited under the Offer and not withdrawn that number of CanniMed Shares that constitutes more than 50% of the outstanding CanniMed Shares, excluding any CanniMed Shares beneficially owned, or over which control or direction is exercised, by the Offeror or by any Person acting jointly or in concert with the Offeror (the “Statutory Minimum Condition”). In the event the Statutory Minimum Condition is not satisfied, the Offeror will have the right to withdraw or terminate the Offer or to extend the period of time during which the Offer is open for acceptance. The Statutory Minimum Condition cannot be waived by the Offeror.

In addition, the Offeror shall have the right to withdraw the Offer and not take up, purchase or pay for any CanniMed Shares tendered to the Offer, unless all of the following conditions are satisfied or waived by the Offeror prior to the Expiry Time which is currently set as 11:59 p.m. (Pacific time) on March 9, 2018 or such earlier or later time during which CanniMed Shares may be deposited under the Offer, excluding the Mandatory Extension Period or any extension thereafter:

a.

more than 66 2⁄3% of the CanniMed Shares (calculated on a Fully-Diluted Basis) held by CanniMed Shareholders who are not Interested CanniMed Shareholders shall have been validly tendered under the Offer and not withdrawn (the “Minimum Tender Condition”);

b.	the proposed acquisition of Newstrike Resources as disclosed in the Newstrike Resources News Release shall not have proceeded, and the Newstrike Resources Agreement shall have been terminated;

c.

the Regulatory Approvals and other third party approvals considered necessary by the Offeror in relation to the Offer shall have been obtained on terms satisfactory to the Offeror in its sole judgment, or in the case of waiting or suspensory periods such periods have expired or been waived or terminated, and no objection or opposition shall have been filed, initiated or made by any Governmental Entity during any applicable statutory or regulatory period which has not been withdrawn, defeated or overcome;

d.

CanniMed shall not have adopted or implemented a shareholder rights plan, implemented a change in capital structure of CanniMed, including issuance of any CanniMed Shares or (as defined herein) securities convertible into CanniMed Shares, or taken any other action that provides rights to the CanniMed Shareholders to purchase any securities of CanniMed as a result of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction;

e.

there does not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for CanniMed Shares under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction in respect of any CanniMed Shares not acquired under the Offer;

f.

neither CanniMed, any of its affiliates nor any other Person shall have taken any action or authorized, recommended, proposed or announced an intention to take any action: (i) that has had or could have the effect (as determined by the Offeror in its sole judgment) of (a) impairing the ability of the Offeror to acquire CanniMed Shares, or (b) materially diminishing the expected economic value to the Offeror of the acquisition of CanniMed, including as a result of any sale, disposition, or other dealing with any assets of CanniMed, the issuance of any securities of CanniMed (other than in connection with the exercise of any Convertible Securities outstanding on November 24, 2017), or the incurrence of any material debt obligations or other liabilities or (ii) that would (as determined by the Offeror in its sole discretion) make it inadvisable for the Offeror to proceed with the Offer and/or take up and pay for CanniMed Shares tendered to the Offer or acquire CanniMed Shares under a Compulsory Acquisition or Subsequent Acquisition Transaction;

g.

the Offeror shall have determined, in its sole judgment, that (i) no act, action, suit or proceeding shall have been taken, commenced or threatened before or by any Governmental Entity or by any elected or appointed public official or private Person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law; and (ii) no Law shall have been proposed, enacted, promulgated or applied, in any case:

(i)

challenging the validity of the Offer or the Offeror’s ability to maintain or complete the Offer or operate the business of CanniMed as the Offeror determines appropriate after completion of the Offer; or

(ii)

to cease trade, enjoin, prohibit or impose material and adverse limitations, damages or conditions on the purchase by or the sale to the Offeror of the CanniMed Shares or the right of the Offeror to own or exercise full rights of ownership of the CanniMed Shares following completion of the Offer; or

(iii)

which, if the Offer (or any Compulsory Acquisition or Subsequent Acquisition Transaction with respect to the CanniMed Shares) were consummated, would be expected to result in a material adverse change; or

(iv)

seeking to prohibit or limit the ownership or operation by the Offeror of any material portion of the business or assets of CanniMed or any of its Subsidiaries or to compel the Offeror or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of CanniMed or any of its Subsidiaries following completion of the Offer (or any Compulsory Acquisition or Subsequent Acquisition Transaction);

h.

the Offeror shall have determined, in its sole judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer any event, change, circumstance, development or occurrence that constitutes a material adverse change or could give rise to a material adverse change in respect of CanniMed;

i.

the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of CanniMed with any of the Securities Regulatory Authorities or a similar securities regulatory authority in the United States or elsewhere;

j.	the Offeror shall have determined, in its sole judgment, that:

(i)

no material license, right, permit, franchise, indenture, instrument or agreement to which CanniMed or any of its affiliates is a party or by which CanniMed or any of its affiliates is bound would, if the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, be impaired or adversely affected (including as a result of any vesting or acceleration of an obligation or the performance an obligation becoming due prior to a stated date (in each case, either immediately, or after notice or passage of time or both)), if such impairment or effect would constitute a material adverse change or otherwise materially reduce the value to the Offeror of the CanniMed Shares it proposes to acquire under the Offer; or

(ii)

no covenant, term or condition (individually or in the aggregate) exists in any material license, right, permit, franchise, indenture, instrument or agreement to which CanniMed or any of its affiliates is a party or by which CanniMed or any of its affiliates is bound which, if the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated could:

(A)	result in the creation or acceleration of any material liability or obligation of the Offeror, CanniMed or any of their respective affiliates;

(B)

result in any default under or cause the suspension or termination of, or give rise to any right of any Person to suspend or terminate, any such license, right, permit, franchise, indenture, instrument or agreement; or

(C)

limit or otherwise adversely affect any material right or benefit of CanniMed or any of its affiliates under, or reduce the value, in any material respect, of any such license, right, permit, franchise, indenture, instrument or agreement;

k.

the Offeror shall have obtained the approval of its shareholders (in form and substance satisfactory to the Offeror in its sole judgment) to issue the Aurora Shares to be distributed by it in connection with the Offer; and

l.

neither the Offeror nor any of its affiliates shall have entered into a definitive agreement or an agreement in principle with CanniMed providing for a plan of arrangement, amalgamation, merger, acquisition of assets or other business combination with CanniMed or for the acquisition of securities of CanniMed or for the commencement of a new offer for the CanniMed Shares, pursuant to which the Offeror has determined that this Offer will be terminated.

The foregoing conditions (other than the Statutory Minimum Condition) are for the exclusive benefit of the Offeror and may be asserted by the Offeror, at any time, regardless of the circumstances giving rise to any such condition. Except as otherwise provided below in this Section 4, the Offeror may, in the Offeror’s sole discretion, waive any of the foregoing conditions (other than the Statutory Minimum Condition), in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be considered an ongoing right which may be asserted at any time and from time to time.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, having been given to the Depositary at its principal office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal and provide a copy of such notice to the TSX and the Securities Regulatory Authorities, as applicable, and to the extent required by applicable Law, cause the Depositary as soon as is practicable thereafter to notify the CanniMed Shareholders and holders of Convertible Securities in the manner set out in Section 11 of this Offer, “Notices and Delivery”. If the Offer is withdrawn, the Offeror will not be obligated to take up, accept for payment or pay for any CanniMed Shares tendered to the Offer.

Any determination by the Offeror concerning any event or other matter described in the conditions set out above in this Section 4 will be final and binding on all parties.

5.	Acceleration, Extension And Variation of the Offer

The Offer is open for acceptance from the date of the Offer until the Expiry Time (as accelerated or extended by the Offeror, if applicable), subject to variation in the Offeror’s sole discretion or as set out below, unless the Offer is withdrawn by the Offeror. In addition, if the Offeror takes up any CanniMed Shares under the Offer, the Offer will be extended and remain open for the deposit of CanniMed Shares for not less than ten (10) days from the date on which the CanniMed Shares are first taken up (also known as the Mandatory Extension Period).

Subject to the limitations set out below, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Law) to vary the terms of the Offer (including, without limitation, by extending or shortening the period during which CanniMed Shares may be deposited under the Offer where permitted by Law).

Under applicable Law, the Offeror is required to allow CanniMed Shares to be deposited under the Offer for a minimum statutory deposit period of at least 105 days. The minimum statutory deposit period under the Offer may be shortened in the following circumstances, subject to a minimum deposit period of at least 35 days from the date of the Offer: (i) if CanniMed issues a deposit period news release in respect of either the Offer or another offeror’s take-over bid that stipulates a deposit period of less than 105 days, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the number of days from the date of the Offer as stated in the deposit period news release; (ii) if CanniMed issues a news release announcing that it has agreed to enter into, or determined to effect, an Alternative Transaction; or (iii) if permitted by an order of the applicable Securities Regulatory Authorities. In these circumstances, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least 35 days from the date of the Offer. In any case, the Offeror intends to vary the terms of the Offer by shortening the minimum statutory deposit period to the shortest possible period permitted by applicable Law. The Offeror has applied to the Financial and Consumer Affairs Authority of Saskatchewan and the Ontario Securities Commission for an order permitting the Offeror to reduce the deposit period. There is no guarantee that the Offeror’s application will be successful.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, the terms of the Offer are varied (other than a variation in the terms of the Offer consisting solely of the waiver of a condition of the Offer and any extension of the Offer, other than an extension in respect of the Mandatory Extension Period, resulting from the waiver), including any reduction of the period during which securities may be deposited under the Offer pursuant to applicable Law, or any extension of the period during which securities may be deposited under the Offer pursuant to applicable Canadian Securities Laws, and whether or not such variation results from the exercise of any right contained in the Offer, the Offeror will promptly (a) issue and file a news release to the extent and in the manner required by applicable Law, and (b) send a notice of variation in the manner set out in Section 11 of the Offer, “Notices and Delivery”, to every Person to whom the Offer is required to be sent under applicable Law and whose CanniMed Shares were not taken up before the date of the variation. If there is a variation, the period during which CanniMed Shares may be deposited under the Offer must not expire before ten (10) days after the date of the notice of variation. If the Offeror is required to send a notice of variation before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before ten (10) days after the date of the notice of variation, and the Offeror must not take up CanniMed Shares deposited under the Offer before ten (10) days after the date of the notice of variation. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to CanniMed, the TSX and the Securities Regulatory

Authorities, as applicable. Any notice of variation of the Offer will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. If the variation consists solely of a waiver of a condition, the Offeror will promptly issue and file a news release announcing the waiver.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular or any notice of change or notice of variation that, in either case, would reasonably be expected to affect the decision of a CanniMed Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the Aurora Shares), the Offeror will promptly (a) issue and file a news release setting out information concerning the change to the extent and in the manner required by applicable Law, and (b) send a notice of the change in the manner set out in Section 11 of the Offer, “Notices and Delivery”, to every Person to whom the Offer was required to be sent and whose CanniMed Shares were not taken up before the date of the change. If the Offeror is required to send a notice of change before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before ten (10) days after the date of the notice of change, and the Offeror must not take up CanniMed Shares deposited under the Offer before ten (10) days after the date of the notice of change. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to CanniMed, the TSX and the Securities Regulatory Authorities, as applicable. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

During any extension or in the event of any variation of the Offer or change in information, all CanniMed Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of its rights under Section 4 of the Offer, “Conditions of the Offer”. Notwithstanding the foregoing, but subject to applicable Law, the Offeror may not make a variation in the terms of the Offer, other than a variation to extend the time during which CanniMed Shares may be deposited under the Offer or a variation to increase the consideration for the CanniMed Shares, after the Offeror becomes obligated to take up CanniMed Shares deposited under the Offer. If the consideration being offered for the CanniMed Shares under the Offer is increased, the increased consideration will be paid to all depositing CanniMed Shareholders whose CanniMed Shares are taken up under the Offer, whether or not such CanniMed Shares were taken up before the increase.

Mandatory Extension Period

If the conditions to the Offer are satisfied or waived by the Offeror and the Offeror takes up the CanniMed Shares deposited under the Offer, the Offeror will issue and file a news release announcing those matters and extend the period during which CanniMed Shares may be deposited and tendered to the Offer for a period of not less than ten (10) calendar days after the date of such announcement (the “Mandatory Extension Period”). The Offeror will not amend the Offer to shorten or eliminate the Mandatory Extension Period.

A Mandatory Extension Period will constitute an extension of the Offer under Canadian Securities Laws. The Offeror’s news release (with respect to the Mandatory Extension Period), will include disclosure that the Minimum Tender Condition has been satisfied, the number of CanniMed Shares deposited and not withdrawn as of the expiry of the initial deposit period and the period during which the Offer will be open for acceptance; such news release will be provided to the Depositary and the Offeror will cause the Depositary to provide, as soon as practicable thereafter, a copy of such news release in the manner set out in Section 11 of the Offer, “Notices and Delivery” to all CanniMed Shareholders that have not had their CanniMed Shares taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to CanniMed Shareholders depositing CanniMed Shares during the Mandatory Extension Period as was paid prior to the commencement of such period. The Offeror will permit the withdrawal of CanniMed Shares deposited during the Mandatory

Extension Period, at any time prior to the expiration of such Mandatory Extension Period; provided, however, that this right of withdrawal will not apply in respect of CanniMed Shares which have been taken up and paid for by the Offeror. Subject to the foregoing sentence, the expiration time with respect to a subsequent Offer shall be 11.59 p.m. on the last day of the Mandatory Extension Period, or any extension thereof.

6.	Withdrawal of Deposited CanniMed Shares

Unless otherwise required or permitted by applicable law, any CanniMed Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing CanniMed Shareholder:

(a)	at any time before such CanniMed Shares have been taken up by the Offeror pursuant to the Offer;

(b)	at any time before the expiration of 10 calendar days from the date upon which either:

(i)

a notice of change relating to a change which has occurred in the information contained in the Offer, which change is one that would reasonably be expected to affect the decision of a CanniMed Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the Expiry of all rights of withdrawal in respect of the Offer; or

(ii)

a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the CanniMed Shares pursuant to the Offer where the time for deposit is not extended for a period greater than 10 calendar days or a variation consisting solely of a waiver of a condition of the Offer), is mailed, delivered or otherwise properly communicated, but only if such deposited CanniMed Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or Securities Regulatory Authorities, or

(c)	at any time after three business days from the date the Offeror takes up the CanniMed Shares, if such CanniMed Shares have not been paid for by the Offeror.

Withdrawals of CanniMed Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing CanniMed Shareholder and must be actually received by the Depositary at the place of deposit of the applicable CanniMed Shares within the time limits indicated above. Notice of withdrawal must (i) be an originally signed notice (no faxes or emails) that provides the Depositary with a written or printed copy, (ii) be signed by the person who signed the Letter of Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the CanniMed Shares which are to be withdrawn, and (iii) specify such person’s name, the number of CanniMed Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the CanniMed Shares to be withdrawn. The withdrawal will take effect upon actual receipt by the Depositary of the properly completed written notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner in a Letter of Transmittal (as described in the instructions set out in such letter), except in the case of CanniMed Shares deposited for the account of an Eligible Institution. None of the Offeror, the Depositary or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

Alternatively, if CanniMed Shares have been deposited pursuant to the procedures for Book-based Transfer any notice of withdrawal must specify the name and number of the account at CDS to be credited with the withdrawn CanniMed Shares and otherwise comply with the procedures of CDS.

A withdrawal of CanniMed Shares tendered to the Offer can only be accomplished in accordance with the procedures described above in this Section 6. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written or facsimile notice of withdrawal.

Investment dealers, brokers, banks, trust companies or other intermediaries may set deadlines for the withdrawal of CanniMed Shares deposited under the Offer that are earlier than those noted above in this Section 6. CanniMed Shareholders should contact their intermediary for assistance.

All questions as to form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding on all parties. There will be no duty or obligation on the Offeror, the Depositary or any other Person to give notice of any defect or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to give such notice.

Withdrawals may not be rescinded and any CanniMed Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn CanniMed Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”.

If the Offeror is delayed in taking up or paying for CanniMed Shares or is unable to take up or pay for CanniMed Shares for any reason, then, without prejudice to the Offeror’s other rights, CanniMed Shares may not be withdrawn except to the extent that depositing CanniMed Shareholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to applicable Laws.

In addition to the foregoing rights of withdrawal, holders of CanniMed Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See “Offerees’ Statutory Rights” in the Circular. All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding.

7.	Payment for Deposited CanniMed Shares

If, at the expiry of the initial deposit period, the Statutory Minimum Condition has been satisfied and all of the other conditions described in Section 4 of the Offer to Purchase, “Conditions of the Offer” have been satisfied or waived by the Offeror, the Offeror will immediately take up the CanniMed Shares validly deposited under the Offer and not withdrawn. The Offeror will pay for CanniMed Shares taken up under the Offer as soon as possible but in any event not later than three business days after the CanniMed Shares are taken up. In accordance with applicable Law, if the Offeror is obligated to take up such CanniMed Shares, the Offeror will extend the period during which Common Shares may be deposited under the Offer for an additional period of at least ten days following the expiry of the initial deposit period (the “mandatory 10-day extension period”) and may extend the deposit period after expiration of the mandatory 10-day extension period (“Optional Extension Periods”).

The Offeror will take up and pay for CanniMed Shares deposited under the Offer during the mandatory 10-day extension period and any Optional Extension Period not later than 10 days after such deposit.

Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any CanniMed Shares or to terminate the Offer and not take up or pay for any CanniMed Shares if any condition specified in Section 4 of the Offer to Purchase, “Conditions of the Offer”, is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for CanniMed Shares in order to comply, in whole or in part, with any applicable law. The Offeror will not, however, take up and pay for any CanniMed Shares deposited under the Offer unless it simultaneously takes up and pays for all CanniMed Shares then validly deposited under the Offer and not withdrawn.

The Offeror will be deemed to have taken up CanniMed Shares validly deposited under the Offer and not withdrawn if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect.

The Offeror will pay for CanniMed Shares validly deposited under the Offer and not withdrawn by causing Offeror’s transfer agent to issue a sufficient number of Aurora Shares for transmittal to depositing CanniMed Shareholders.

Settlement will be made by the Depositary causing the issuance of Aurora Shares in the amount to which the person depositing CanniMed Shares is entitled. Unless otherwise directed in the Letter of Transmittal, the Aurora Shares will be issued in the name of the registered holder of deposited CanniMed Shares. Unless the person depositing CanniMed Shares instructs the Depositary to hold the Aurora Shares for pick-up by checking the appropriate box in the Letter of Transmittal, the Aurora Shares will be forwarded by first class mail, postage prepaid, to such person at the address specified in the Letter of Transmittal, if no address is specified, the Aurora Shares issuable in respect of registered CanniMed Shares will be forwarded to the address of the holder as shown on the share register maintained by or on behalf of CanniMed. Aurora Shares mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

Depositing CanniMed Shareholders will not be obligated to pay any brokerage fee or commission if they accept the Offer by depositing their CanniMed Shares directly with the Depositary. If a CanniMed Shareholder owns CanniMed Shares through a broker, dealer or other nominee and such nominee deposits the CanniMed Shares on the CanniMed Shareholder’s behalf, the nominee may charge a fee for performing this service.

No Aurora Shares will be delivered to any Person who is, or appears to the Offeror or the Depositary to be, a resident of any other foreign country unless such Aurora Shares may be lawfully delivered to Persons resident in such foreign country without further action by the Offeror. If the Aurora Shares cannot be lawfully delivered to a Person resident in a foreign country without further action, such Aurora Shares will be delivered by the Depositary to a broker retained for the purpose of effecting a sale on behalf of such person.

8.	Return of Deposited CanniMed Shares

If any deposited CanniMed Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason, certificate(s) or DRS statement(s) for CanniMed Shares that are not purchased will be returned at the Offeror’s expense as soon as practicable after the Expiry Time or withdrawal and early termination of the Offer, as the case may be, by sending certificate(s) or DRS statement(s) representing CanniMed Shares not purchased back to the respective CanniMed Shareholders or in the case of CanniMed Shares deposited by Book-based Transfer such CanniMed Shares will be credited to the depositing CanniMed Shareholder’s account maintained with CDS. Certificate(s) or DRS statement(s) (and other relevant documents) will be forwarded by first class mail in the name of, and to the address specified by, the CanniMed Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of CanniMed.

9.	Mail Service Interruption

Notwithstanding the provisions of the Offer to Purchase, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques, share certificate(s) or DRS statement(s) and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, share certificate(s) or DRS statement(s) and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificate(s) or DRS statement(s) for CanniMed Shares were delivered until such time as the Offeror has determined that delivery by mail will longer be delayed. The Offeror will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer to Purchase, “Notices and Delivery”. Notwithstanding Section 7 of the Offer to Purchase, “Payment for Deposited CanniMed Shares”, cheques, certificate(s) or DRS statement(s) or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing CanniMed Shareholder at the appropriate office of the Depositary.

10.	Changes in Capitalization, Dividends and Distributions

If, on or after the date of the Offer, CanniMed should divide, combine, reclassify, consolidate, convert or otherwise change any of the CanniMed Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”, make such adjustments as it deems appropriate to the Base Exchange Ratio, the Cap Price, the Cap Exchange Ratio, or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefore) to reflect such division, combination, reclassification, consolidation, conversion or other change.

CanniMed Shares acquired pursuant to the Offer shall be transferred by the CanniMed Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation and except as provided below, the right to any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed. made or transferred on or in respect of the Deposited Securities or any of them on and after the date of the Offer, other than as provided in this Section 10 of the Offer to Purchase.

If, on or after the date of the Offer, CanniMed should declare, make or pay any other Distribution in respect of CanniMed Shares which is payable or distributable to the CanniMed Shareholders on a record date which is prior to the date of transfer of such CanniMed Shares into the name of the Offeror or its nominees or transferees n the share register maintained by or on behalf of CanniMed, then without prejudice to the Offeror’s rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”, the whole of any such Distribution will be received and held by the depositing CanniMed Shareholder for the account of and for the benefit of the Offeror and will be promptly remitted and transferred by the depositing CanniMed Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such Distribution and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value of the Distribution, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in the Circular.

11.	Notices and Delivery

Without limiting any other lawful means of giving notice and unless otherwise specified by applicable Laws, any notice to be given by the Offeror to the Depositary pursuant to the Offer will be deemed to have been properly given to holders of registered CanniMed Shares if it is in writing and is mailed by first class mail, postage prepaid, to registered CanniMed Shareholders at their respective addresses as shown on the share register maintained by or on behalf of CanniMed in respect of the CanniMed Shares and unless otherwise specified by applicable laws will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more CanniMed Shareholders and notwithstanding any interruption of mail services in Canada or the United States following mailing. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services, following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by CanniMed Shareholders if it is published once in (i) the National Edition of The Globe and Mail or The National Post and (ii) La Presse or (c) it is given to the Canada NewsWire Service for dissemination through its facilities.

The Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered holders of CanniMed Shares (and to registered holders of securities exercisable for or convertible into CanniMed Shares) or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of those nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of CanniMed Shares (and securities exercisable for or convertible into CanniMed Shares) when such list or listing is received.

Whenever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable. Whenever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable.

12.	Market Purchases by Offeror Possible

The Offeror intends to acquire or cause an Affiliate to acquire beneficial ownership of CanniMed Shares by making purchases through the facilities of the TSX at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Law. In no event, however, will the Offeror (or its affiliates) make any such purchases of CanniMed Shares until the third business day following the date of the Offer and the Offeror shall comply with the following requirements under Section 2.2(3) of NI 62-104, in the event it decides to make any such purchases:

(a)	the aggregate number of CanniMed Shares beneficially acquired shall not exceed 5% of the outstanding CanniMed Shares as of the date of the Offer, calculated in accordance with applicable Law;

(b)	the purchases shall be made in the normal course through the facilities of the TSX;

(c)

the Offeror shall issue and file a news release containing the information required under Canadian Securities Laws immediately after the close of business of the TSX on each day on which CanniMed Shares have been purchased; and

(d)

the broker involved in such trades shall provide only customary broker services and receive only customary fees or commissions, and no solicitation for the sale or purchase of CanniMed Shares shall be made by the Offeror or its agents (other than under the Offer) or the seller or its agents.

Purchases pursuant to Section 2.2(3) of NI 62-104 will not be counted in any determination as to whether the Statutory Minimum Condition has been fulfilled, but will be counted in determining whether the Minimum Tender Condition has been satisfied.

Although the Offeror has no present intention to sell CanniMed Shares taken up under the Offer, the Offeror reserves the right to make or enter into agreements, commitments or understandings prior to the Expiry Time to sell any of such CanniMed Shares after the Expiry Time, subject to applicable Law and to compliance with Section 2.7(2) of NI 62-104. For the purposes of this Section 12, the “Offeror” includes any Person acting jointly or in concert with the Offeror.

13.	Other Terms of the Offer

The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more persons designated by or affiliated with the Offeror, the right to purchase all or any portion of the CanniMed Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer or prejudice the rights of persons depositing CanniMed Shares to receive payment for CanniMed Shares validly deposited and accepted for payment pursuant to the Offer.

No broker, investment dealer or other person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offer other than as contained in the Offer, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, investment dealer or other person shall be deemed to be the agent of the Offeror or any of its affiliates, or the Depositary for the purposes of the Offer.

The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

The Offer is not being made to (nor will deposits of CanniMed Shares be accepted from or on behalf of) CanniMed Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the Laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to CanniMed Shareholders in any such jurisdiction.

The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of CanniMed Shares.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offer.

The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian Securities Laws with respect to the Offer. CanniMed Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

DATED: November 24, 2017

AURORA CANNABIS INC.

Terry Booth (signed)

Chief Executive Officer

TAKE-OVER BID CIRCULAR

This Circular is furnished in connection with the Offer to Purchase dated November 24, 2017 by the Offeror to purchase any and all of the issued and outstanding CanniMed Shares (including any CanniMed Shares which may become outstanding after the date of the Offer upon the exercise of any Convertible Securities), on the basis of 4.52586207 of Aurora Shares for one CanniMed Share, up to a maximum of $24.00 per CanniMed Share. The terms and provisions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. CanniMed Shareholders should refer to the Offer to Purchase for details of its terms and conditions, including details as to payment and withdrawal rights. Defined terms used in the Offer to Purchase are used in this Circular with the same meaning unless the context otherwise requires.

Except as otherwise indicated, the information concerning CanniMed contained in the Offer to Purchase and this Circular has been provided to the Offeror by CanniMed or has been taken from or based upon publicly available documents and records on file with the Canadian Securities Regulatory Authorities, and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to CanniMed taken from or based upon such documents and records are untrue or incomplete, none of the Offeror and its affiliates or any of its respective officers or directors assumes any responsibility for the accuracy or completeness of the information relating to CanniMed taken from or based upon such documents and records, or for any failure by CanniMed to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

1.	The Offeror

Overview

The Offeror was incorporated under the laws of the Province of British Columbia in 2006. Its head office is located at Suite 1500, 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5. The registered office of the Offeror is located at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7.

Aurora’s Shares are listed on the TSX under the trading symbol “ACB” and on the OTCQX under the symbol “ACBFF”. The Offeror is a reporting issuer in each of the provinces of Canada.

Aurora, through its wholly-owned subsidiary, Aurora Cannabis Enterprises Inc., is in the business of producing and selling medical cannabis in Canada pursuant to the ACMPR. Through its wholly-owned subsidiary, Pedanios, the Offeror is also a licensed pharmaceutical wholesaler and licensed narcotics dealer of medical cannabis in Germany and the European Union pursuant to the Medicinal Products Act, Arzneimittelgesetz, and the German Narcotic Drugs Act, Betäubungsmittelgesetz, respectively and has successfully expected medical cannabis to Germany through Pedanios.

Aurora’s principal market is patients who use medical cannabis in Canada. The Offeror has currently reached over 20,000 active and pending registered patients in less than two years after initiating product sales in January 2016, which management believes to be the fastest rate of patient registration for a licensed producer after the launch of commercial operations. Aurora currently sells dried medical cannabis at $9 per gram with compassionate pricing set at $6 per gram and cannabis oils at $95 per 30 millilitre bottle with compassionate pricing set at $65 per 30 millilitre bottle.

Aurora’s strategy and vision is to build a leading, integrated global cannabis company through the construction of highly-efficient purpose-built facilities that allow the Offeror to produce significant volumes of low-cost, high quality cannabis, through an aggressive yet thoughtful international expansion, strong brand differentiation, and industry leading board, management and production teams. Aurora expects this strategy will deliver strong shareholder value as the Offeror gains and retains significant market share of the domestic and international medical cannabis markets, as well as the Canadian adult usage market.

To achieve the Offeror’s vision and short-term goals, Aurora is expediting the completion of Aurora Sky, its major facility expansion at the Edmonton International Airport and of Aurora Vie in Pointe-Claire, Québec.

Aurora Sky

The “Aurora Sky” facility, when complete, will be an 822,000 square foot cannabis production facility in Leduc County, Alberta. It is currently under construction at the Edmonton International Airport, where the Offeror leases 30 acres of land from the Edmonton Regional Airports Authority. The unique location of Aurora Sky provides a number of major competitive advantages, including access to abundant and reliable low-cost power, as well as proximity to infrastructure and essential services, such as gas, water, sewage, public transportation, courier services, and international customs for clearing supplies and equipment.

Aurora Sky is expected to be the highest yielding greenhouse in Canada and will have 17 football fields of production space, as well as a world class R&D laboratory co-ventured with world leading scientists.

Expansion

The Offeror is currently actively pursuing international expansion, as evidenced by May 2017 acquisition of Pedanios in Germany, and Aurora’s lead participation in the May 2017 Cann Group IPO in Australia. The Offeror is also actively pursuing further domestic and international opportunities. Aurora is continuing to accelerate its penetration of the Canadian medical cannabis market and leverage its Health Canada sales license for derivative products. If, as expected, the Canadian federal government passes legislation legalizing the adult consumer use of cannabis, the Offeror is building organizational and production capacity to capture a share of the adult use market. Most recently, Aurora strengthened its senior management team with the appointment of a new CFO and COO as well as four Vice Presidents in finance, production, market development, corporate affairs and human resources.

Financial Information

For the year ended June 30, 2017, the Offeror had total revenues of approximately $18.06 million and net loss of $12.96 million. For the three month period ended September 30, 2017, the Offeror had total revenues of approximately $8.2 million and a net income of approximately $3.5 million.

2.	Certain Information Concerning Securities of the Offeror

Aurora’s authorized share capital consists of an unlimited number of common shares (also referred to herein as Aurora Shares) without par value, an unlimited number of Class A shares with a par value of $1.00 each; and an unlimited number of Class B shares with a par value of $5.00 each. At September 30, 2017, there were 371,909,858 (June 30, 2017 – 366,549,244) issued and fully paid common shares. No Class A or Class B shares are outstanding.

As at September 30, 2017, the dilutive securities are summarized as follows:

Security Type	Aurora Shares Issuable (#)	Exercise price (average) ($)	Cash proceeds or debt reduction if exercised ($)
Warrants(1)	21,805,607	2.43	52,938,513
Stock Options	18,602,650	2.08	30,105,180
Compensation Warrants(2)	1,865,249	2.25	4,196,810
Convertible Debentures	25,010,760	3.17	79,370,000

	64,739,242		166,610,503

Notes:

(1)

Details of warrants outstanding: (i) 2,160,000 common share purchase warrants exercisable at a price of $0.50 until December 9, 2017; (ii) 61,500 common share purchase warrants exercisable at a price of $0.55 until August 9, 2018; (iii) 3,306,250 common share purchase warrants exercisable at a price of $0.55 until August 17, 2018; and (iv) 16,668,750 common share purchase warrants exercisable at a price of $3.00 until February 28, 2019.

(2)

Representing units consisting of one common share and one-half of one warrant exercisable at a price of $2.25 per unit. Each whole warrant is exercisable into one common share at a price of $3.00 per share.

Common Shares

Each Aurora common share (also called, Aurora Shares) carries the right to attend and vote at all general meetings of shareholders of common shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Board of Directors at its discretion from funds legally available for the payment of dividends and upon the liquidation, dissolution or winding up of the Offeror are entitled to receive on a pro rata basis the net assets of the Offeror after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of common shares with respect to dividends or liquidation. The common shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Class A Shares

Class A shares may be issued from time to time in one or more series, and the directors may fix from time to time before such issue the number of Class A shares of each series and the designation, rights and restrictions attached thereto including any voting rights, dividend rights, redemption, purchase or conversion rights, sinking fund or other provisions. The Class A shares rank in priority over common shares and any other shares ranking by their terms junior to the Class A shares as to dividends and return of capital upon liquidation, dissolution or winding up of the Offeror or any other return of capital or distribution of the assets of the Offeror.

Class B Shares

Class B shares may be issued from time to time in one or more series, and the directors may fix from time to time before such issue the number of Class B shares of each series and the designation, rights and privileges attached thereto including any voting rights, dividend rights, redemption, purchase or conversion rights, sinking fund or other provisions. The Class B shares rank in priority over common shares and any other shares ranking by their terms junior to the Class B shares as to dividends and return of capital upon liquidation, dissolution or winding up of the Offeror or any other return of capital or distribution of the assets of the Offeror.

Consolidated Capitalization

The following table sets out information concerning the consolidated capitalization of the Offeror as at September 30, 2017, before and after giving effect to the issuance by the Offeror of the Aurora Shares as consideration under the Offer. This table should be read in conjunction with: (a) audited consolidated financial statements of Aurora for the years ended June 30, 2017 and June 30, 2016, and the notes and the auditors’ report in respect thereof; (b) unaudited condensed interim consolidated financial statements of Aurora for the three months ended September 30, 2017; (c) unaudited condensed interim consolidated financial statements of CanniMed for the three and nine months ended July 31, 2017; and (d) pro forma condensed interim consolidated statements of financial position as at September 30, 2017 attached hereto as Annex A.

	Aurora Sept 30, 2017	CanniMed Jul 31, 2017	Pro Forma Adjustments	Aurora Pro Forma
	($)	($)	($)	($)
Statement of Financial Position
Current Assets	193,236	67,052	—	260,288
Total Assets	347,834	107,661	481,694	937,189
Current Liabilities	23,562	5,453	5,470	34,485
Total Liabilities	102,918	16,833	5,470	125,221
Shareholders’ Equity	244,916	90,828	476,224	811,968

Dividends

The Offeror does not pay dividends and has no plans to do so in the foreseeable future.

Price Range and Trading Volumes of Aurora Shares

Up to October 4, 2016, the Aurora Shares were traded on the CSE under the trading symbol “ACB”. On October 5, 2016, the Offeror de-listed from the CSE and began trading on the TSXV under the trading symbol “ACB”. On July 24, 2017, the Offeror graduated from the TSXV to the TSX and continues to trade under the symbol “ACB”. The table below summarizes the range and volume of trading prices for each of the months stated:

	Price Range
Month	High	Low	Total Volume
TSXV
November 2016	3.950	1.560	150,482,185
December 2016	2.780	1.960	131,697,678
January 2017	2.720	2.250	64,680,586
February 2017	2.840	2.250	53,890,550
March 2017	2.680	2.210	58,114,893
April 2017	3.480	2.500	100,405,379
May 2017	2.770	2.340	32,060,901
June 2017	2.340	1.900	42,396,846
July 1 – 23, 2017	2.595	2.050	19,818,643
TSX
July 24 – 31, 2017	2.820	2.630	12,867,225
August 2017	2.710	2.350	17,502,208
September 2017	2.890	2.490	31,775,052
October 2017	3.190	2.650	80,450,988
November 1 to 22, 2017	6.900	3.010	360,440,989

On November 14, 2017, Aurora announced that it had submitted a proposal to CanniMed. On November 14, 2017, the last trading day prior to such announcement, the closing price of Aurora Shares on the TSX was $6.41. The VWAP of the Aurora Shares on the TSX for the last 20 trading days ending on November 22, 2017 was $5.16.

Prior Sales

For the 12-month period before the date of this Offer and Circular, Aurora issued the following Aurora Shares and securities convertible into Aurora Shares:

Date Range of Issuance	Class of Securities Issued	Number of Securities Issued or Issuable		Issue, Exercise or Conversion Price (Low; High)
November 18, 2016 – October 17, 2017	Aurora Shares	110,949,812	(1)	$0.02; $3.29
May 2, 2017	Convertible Debentures	22,796,353		$3.29
December 12, 2016 – September 29, 2017	Warrants	17,928,857		$0.55; $3.00
January 19, 2017 – September 29, 2017	Options	13,655,249		$2.25; $2.76

Notes:

(1)

1,930,033 issued on the exercise of stock options; 46,271,913 issued on the exercise of warrants; 3,507,781 issued on the exercise of compensation options; 10,493,191 issued on the conversion of debentures; 9,305,114 issued pursuant to business combinations and acquisition of assets; 33,337,500 issued pursuant to a private placement of units (with each unit having consisted of one common share and one-half warrant); and 6,104,280 issued on achievement of performance milestones pursuant to a business combination.

3.	Documents Incorporated by Reference and Further Information

The following documents of Aurora filed with the securities commission or similar regulatory authority in each of the provinces of Canada, are specifically incorporated by reference into, and except where herein otherwise provided, form an integral part of, the Offer and the Circular:

•	annual information form dated September 25, 2017 for the fiscal year ended June 30, 2017;

•	audited consolidated financial statements for the years ended June 30, 2017 and June 30, 2016, and the notes and the auditors’ report in respect thereof;

•	management’s discussion and analysis of financial condition and results of operations for the year ended June 30, 2017;

•	unaudited condensed consolidated interim financial statements for the three months ended September 30, 2017;

•	management’s discussion and analysis of financial condition and results of operations for the three months ended September 30, 2017;

•	management information circular dated October 2, 2017 relating to the annual general and special meeting of the Offeror’s shareholders held on November 13, 2017.

•	the material change report dated July 10, 2017 regarding the receipt of conditional approval to list on the TSX;

•

the material change report dated July 12, 2017 regarding the passing of the first stage of German domestic production tender application process to become a licensed producer of medical cannabis in Germany;

•	the material change report dated July 13, 2017 regarding the hosting of an Australian delegation led by the Minister of Agriculture and Minister of Regional Development;

•	the material change report dated July 18, 2017 regarding the entering of a technical services agreement with Cann Group Limited;

•	the material change report dated July 21, 2017 regarding the listing and trading of the common shares on the TSX;

•	the material change report dated July 24, 2017 regarding the ringing of the bell at start of trading on the TSX;

•	the material change report dated July 31, 2017 regarding the proposed strategic investment in Hempco Foods and Fiber Inc. (“Hempco”);

•	the material change report dated July 31, 2017 regarding the debenture conversion by Radient;

•	the material change report dated August 8, 2017 regarding the appointment of certain vice presidents;

•	the material change report dated August 31, 2017 regarding an operation update;

•	the material change report dated September 18, 2017 regarding the completion of an investment in Hempco;

•	the material change report dated September 19, 2017 regarding the receipt of permits required to ship dried cannabis flower from Canada to Germany;

•	the material change report dated September 26, 2017 regarding the announcement of the fourth quarter and financial year end financial results;

•	the material change report dated September 28, 2017 regarding the entering into a hardware supply agreement with Namaste Technologies Inc.;

•	the material change report dated September 29, 2017 regarding the grant of restricted share units and stock options;

•	the material change report dated October 2, 2017 regarding the acquisition of BC Northern Lights Enterprises Ltd. and Urban Cultivator Inc.;

•	the material change report dated October 5, 2017 regarding the launch of Aurora Envoy™, a patent-pending live plant transporter to target the home grow market;

•	the material change report dated October 10, 2017 regarding the announcement of a $50 million prospectus offering;

•	the material change report dated October 10, 2017 regarding the upsizing of the previously announced offering $50 million prospectus offering;

•	the material change report dated October 16, 2017 regarding a $6 million private placement;

•	the material change report dated October 23, 2017 regarding the extension towards finalizing an agreement with Radient;

•	the material change report dated November 2, 2017 regarding the closing of the previously announced $69 million prospectus offering;

•	the material change report dated November 6, 2017 regarding the entering into of a master services agreement with Radient;

•	the material change report dated November 6, 2017 regarding the start of vaporizer sales through Aurora’s website;

•	the material change report dated November 7, 2017 regarding the conversion of the remaining balance of Aurora’s $25 million debenture;

•	the material change report dated November 9, 2017 announcing Aurora’s Q1 fiscal results;

•	the material change report dated November 9, 2017 regarding the approval by Hempco shareholders of Aurora’s investment;

•	the material change report dated November 14, 2017 announcing the 2017 annual general meeting voting results;

•	the material change report dated November 14, 2017 regarding the submission of a proposal to CanniMed;

•	the material change report dated November 15, 2017 regarding the acceleration of the warrant expiry;

•	the material change report dated November 16, 2017 announcing a $100 million financing;

•	the material change report dated November 16, 2017 regarding the conversion of the remaining balance of Aurora’s $75 million debentures; and

•	the material change report dated November 20, 2017 regarding the intention to make the Offer.

Information has been incorporated by reference in the Offer and the Circular from documents filed with certain securities commissions or similar regulatory authorities in certain provinces of Canada. Copies of these documents may be obtained on request without charge from the Corporate Secretary of Aurora, Suite 1500 – 1199 West Hastings St. Vancouver, British Columbia V6E 3T5, telephone: 604 362-5207 or may be obtained on SEDAR at www.sedar.com.

All material change reports (excluding confidential reports), financial statements (including any report of the auditor, where applicable), management’s discussion and analysis, annual information forms, information circulars and business acquisition reports filed by Aurora with the securities commission or similar regulatory authority in certain provinces of Canada after the date of this Circular and before the Expiry Time will also be deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Circular.

Information contained in or otherwise accessed through Aurora’s website, www.auroramj.com or any other website does not form part of this Circular. All such references to Aurora’s website are inactive textual references only.

4.	CanniMed Therapeutics Inc.

CanniMed was incorporated under the laws of Canada. The head office and registered office of CanniMed is located at #1 Plant Technology Road, Saskatoon, SK, Canada, S7K 3J8.

CanniMed has three wholly owned subsidiaries: Prairie Plant Systems, Inc. (“PPS”), CanniMed Ltd. (“CML”) and SubTerra LLC (“SubTerra”). CanniMed was incorporated under the laws of Canada. PPS and CML were both incorporated under the laws of Saskatchewan. CanniMed, PPS and CanniMed are all headquartered in Saskatoon, Saskatchewan. SubTerra was incorporated under Michigan law and is located in White Pine, Michigan.

CanniMed is a Canadian based plant biotechnology company. Since 1988, when its subsidiary PPS was incorporated, the Offeror has been involved in plant biotechnology research, product development and production of plant based materials for biopharmaceutical, agricultural and environmental market applications. Operations and production are subject to regulatory approval.

CanniMed has produced medical marijuana since 2000 under applicable licenses from Health Canada and is focused on developing a pharmaceutical brand supported by clinical trials and an extensive product portfolio. CanniMed sells in the Canadian and international medical marijuana markets and is involved in the development of cannabinoids as mainstream pharmaceutical products.

5.	Certain Information Concerning Securities of CanniMed

Authorized and Outstanding Share Capital

Based on publicly available information, as at July 31, 2017, the authorized share capital of the CanniMed consists of Class A common shares. The rights, privileges, restrictions and conditions attached to each series of shares are determined by the Board of Directors at the time of creation of such series.

The common shares of CanniMed are entitled to vote at all meetings of the shareholders and, upon dissolution or any other distribution of assets, to receive such assets of CanniMed as are distributable to the holders of the common shares.

As at July 31, 2017, CanniMed had 22,958,261 CanniMed Shares issued and outstanding.

For further information regarding CanniMed, refer to the CanniMed’s filings with applicable Securities Regulatory Authorities in Canada, which may be obtained through SEDAR at www.sedar.com.

Price Range and Trading Volume of CanniMed Shares

The CanniMed Shares are listed and posted for trading on the TSX and trade under the symbol “CUM”. The following table sets forth, for the period indicated, the high and low closing prices of the CanniMed Shares and the volume of trading on the TSX, according to published sources:

Month	High	Low	Total Volume
December 2016	13.18	10.28	1,993,112
January 2017	12.40	10.78	2,883,087
February 2017	13.35	11.90	1,694,507
March 2017	12.70	10.35	1,336,980
April 2017	13.25	10.40	1,988,641
May 2017	11.60	8.65	998,289
June 2017	9.20	7.32	1,623,490
July 2017	10.75	7.90	762,245
August 2017	10.60	9.00	580,406
September 2017	10.16	8.59	834,184
October 2017	13.00	9.65	1,357,229
November 1 to 22, 2017	21.90	12.54	3,962,193

The intention to make the Offer was announced by press release on November 20, 2017. The Offer Consideration represents a premium of 56.9% over the closing price of CanniMed Shares on November 14, 2017, the last day prior to the public disclosure of Aurora’s intention to pursue a combination with CanniMed, and a 74.7% premium over the VWAP over the last 20 trading days ended on November 14, 2017.

Prior Distribution of CanniMed Shares

The Offeror is not aware, based on publicly available information, of any distributions of CanniMed Shares since November 24, 2017, excluding distributions of CanniMed Shares that may have taken place pursuant to the exercise options, other than as follows:

Approximate Date of Issue	Security Offered	Price Per Security	Approximate Gross Proceeds
December 29, 2016	CanniMed Shares	$12.00	$69,000,000

Dividend Policy of CanniMed

According to publicly available information, CanniMed has not paid dividends on any shares during the last two fiscal years and it is not contemplated that any dividends will be paid on any shares of CanniMed in the immediate future, as it is anticipated that all available funds will be invested to finance CanniMed’s operations.

6.	Background to the Offer

During last few years, and particularly in 2017, various investment banking firms and institutional shareholders have promoted the need for consolidation within the cannabis industry and Aurora has received numerous proposals regarding specific combination opportunities. As part of their ongoing diligence efforts, Aurora’s management also monitors the market for potential acquisitions. To this end, over the last three years, Aurora and its affiliates have completed seven acquisitions or strategic investments and recently announced two more. Aurora’s dedicated team constantly analyzes and assesses new and arising acquisition and investment opportunities.

On November 6, 2017, a unique opportunity presented itself to Aurora, when a representative of a large institutional shareholder of CanniMed contacted Mr. Joseph del Moral, a director of Aurora, to discuss the state of the cannabis industry and the business and affairs of Aurora in general. During the course of that conversation, the shareholder representative suggested to Mr. del Moral that if Aurora were to consider a business combination with CanniMed the shareholder group would be prepared to support the merger of Aurora and CanniMed. Mr. del Moral discussed the conversation internally at Aurora.

Following these conversations, senior management of Aurora undertook an assessment of CanniMed to determine whether a business combination would be feasible and desirable at this time. That assessment confirmed to Aurora’s management that the merger would yield strategic benefits to Aurora, would be able to be successfully integrated into Aurora, and would better position Aurora within the industry for future potential growth.

Aurora management, led by Terry Booth, Chief Executive Officer, then discussed the concept of a merger between CanniMed and Aurora with their financial advisors, Cannaccord Genuity Corp. During that meeting, the benefits of the merger were discussed as well as the financial and capital markets implications of the combination.

Subsequent to these events, Mr. Booth instructed legal counsel to prepare a draft proposal for submission to CanniMed as well as draft Lock-Up Agreements reflecting the terms previously discussed with various CanniMed institutional shareholders. The formal Lock-Up Agreements (which contemplated multiple transaction structures including a plan of arrangement) were executed and delivered. Aurora submitted its proposal to CanniMed early on November 13, 2017.

The proposal, which was submitted by way of a letter, described in detail the consideration (i.e. the Offer Consideration) that CanniMed Shareholders would receive. The letter expanded on the business case for the combination of Aurora and CanniMed and highlighted the respective strengths of the two companies. Aurora also described the support it had secured from shareholders holding 38% of the CanniMed Shares it had already secured. The letter also contained a framework for a proposed definitive agreement, including the proposed terms, conditions and representations and warranties that would be expected in such a definitive agreement. The proposal also contained an outline for the future management structure of the combined company, including an overview of the integration plan that Aurora had developed and CanniMed management’s significant participation in the combined company.

On November 14, 2017, Mr. Booth left several messages for Brent Zettl, CEO of CanniMed. On November 14, 2017, CanniMed provided a standard letter that acknowledged receipt of Aurora’s proposal, however it did not suggest or otherwise entertain any further discussions whatsoever. Aurora’s management and Mr. Booth were quite surprised by the lack of dialogue from CanniMed, given the significant value offered to CanniMed Shareholders and the compelling strategic rationale of the combination.

On November 14, Aurora issued a press release acknowledging that it had delivered a proposal to CanniMed for a business combination. The news release also provided further details on the efforts by Aurora’s management to have a constructive dialogue with CanniMed’s board and management,

On November 17, 2017, the date Aurora’s proposal expired, CanniMed announced that it had entered into a definitive agreement to acquire Newstrike Resources. The news release of the transaction stated that the terms of Aurora’s November 13 proposal “are unknown” – which came as a surprise to Aurora, given that the detailed terms available to CanniMed Shareholders were outlined in its proposal and publicly announced on November 14, 2017. In light of these facts, Aurora felt it necessary to reach out to the CanniMed Shareholders directly.

On November 20, 2017, Aurora announced its intention to make the Offer (by way of a takeover bid) to the holders of CanniMed Shares. Pursuant to the Offer, a holder of one CanniMed Share will receive, for each CanniMed Share, 4.52586207 (also called, the Base Exchange Ratio) Aurora Shares, subject to a maximum of

$24.00 (also called, the Cap Price) in Aurora shares. If, on the earlier of the Expiry Time and the date on which all conditions of the Offer have been satisfied, the 20-day volume weighted average price of the Aurora Shares (also called, the Calculation Date VWAP) traded on the TSX is greater than $5.30 per Aurora Share (also called, the Cap VWAP Price), the number of Aurora Shares that a holder of CanniMed Shares will receive will be calculated by dividing the Cap Price of $24.00 by the Calculation Date VWAP.

7.	Reasons to Accept the Offer

The Offeror believes that the consideration offered by it for the CanniMed Shares is a full and fair price for the CanniMed Shares that it proposes to purchase under the Offer. CanniMed Shareholders should consider the following factors, among others, in making a decision whether to accept the Offer.

•

The Offer Has a Compelling Strategic Rationale. The Offeror believes that the combination of the two companies is extremely compelling, in the best interest of all shareholders, and will accelerate growth and shareholder value creation for the combined entity, further extending its leadership position within the global cannabis sector. The pro-forma combined company would have a market capitalization approaching $3.5 billion and the stability of being the second largest cannabis company by market capitalization. By combining with Aurora, CanniMed will be able to leverage certain of Aurora’s strengths to expand its business and the combined company will have an expanded geographic footprint, production capacity, and product portfolio. Other synergistic benefits include the ability to leverage Aurora’s increased oil production capabilities made available through a strategic extraction partnership with Radient, leading industry physician education and patient counseling services, accelerated growth through innovation, access to Aurora’s same-day delivery capabilities and e-commerce platform, and Aurora’s sector-leading cash position and balance sheet, which will enable faster roll-out of initiatives for CanniMed to accelerate growth.

In addition to Aurora’s standalone strengths, which could be leveraged to build CanniMed’s brand and revenues, a combined Aurora-CanniMed would have funded capacity of over 130,000 kilograms of annual production, expanded international presence across multiple continents, six state-of-the-art facilities with significant cultivation capacity, and increased export capacity with multiple EU GMP-compliant production facilities. A combination would also result in expansion of both companies’ portfolios of genetics, a broader public portfolio of product offerings, delivery mechanisms, and devices, strategic product synergies allowing for market penetration in new sectors, and improved yields and product quality through cross-application of proprietary technologies from each of the companies.

•

The Offer Represents a Meaningful Premium. The Offer Consideration calculated in Aurora Shares, based on the closing share price of Aurora Shares of $6.42 on November 22, 2017, will result in CanniMed Shareholders receiving the Cap Price of $24.00 in Aurora Shares. This Offer price represents a 56.9% premium over the closing price of CanniMed Shares on November 14, 2017, the last day prior to the public disclosure of Aurora’s intention to pursue a combination with CanniMed, and a 74.7% premium over the VWAP over the last 20 trading days ended on November 14, 2017. The implied premium’s offered compare favourably to those from Canopy’s acquisition of Mettrum on December 1, 2016 – 42.2% and 43.6%, respectively.

•

Receive a Premium vs. Pay a Premium. The Aurora Offer provides CanniMed Shareholders the opportunity to receive a 56.9% premium over the closing price of CanniMed Shares on November 14, 2017, the last day prior to the public disclosure of Aurora’s intention to pursue a combination with CanniMed, and a 74.7% premium over the VWAP over the last 20 trading days ended on November 14, 2017. In contrast, the Newstrike Resources Agreement has CanniMed Shareholders paying a 26% premium to the Newstrike Resources’ closing price as at November 6, 2017, the last day prior to Newstrike issuing a press release responding to trading activity in its shares.

•	Strong Shareholder Support – Precluded from Supporting Competing Proposal. Shareholders of CanniMed holding 38% of CanniMed Shares have agreed to tender their shares in favour of the Offer and are precluded from tendering or voting any of their common shares in favour of any other competing acquisition proposal relating to CanniMed. The Locked-Up Shareholders include three of CanniMed’s largest shareholders. See also, “Agreements Relating to the Offer.”

•

Potential for Downward Share Price Impact if the Offer is Not Accepted. The Offer represents a significant premium to the market price of CanniMed Shares prior to the public announcement of Aurora’s interest to acquire CanniMed. Given the Aurora Lock-Up Agreements, Aurora believes it will be extremely difficult for CanniMed to proceed with an alternative competing transaction to the Offer. If the Offer is not successful and no competing transaction is made, Aurora believes the trading price of CanniMed shares may decline to pre-Offer levels.

•

Continued Exposure to the Medical Cannabis Industry with a Proven Industry Leader with a Proven Track Record. The Offer provides CanniMed Shareholders with an opportunity to continue to participate in a global diversified cannabis company that, together with its predecessors, has taken a focused, disciplined and capital efficient approach to the operation and growth of its business over the last five years. The Offer will provide CanniMed Shareholders with exposure to Aurora’s experienced and aligned management team, strong financial position, better positioning the combined entity to continue to capitalize on future growth opportunities.

•

Increased Scale, Capital Markets Presence and Access to Capital. The pro forma combined company would have a market capitalization approaching $3.5 billion and the stability of being the second largest Canadian cannabis company by market capitalization. Aurora believes that the combined entity will have greater access to capital while strengthening the combined company’s position in the public markets. Aurora has cash of more than $180 million (increasing to more than $340 million upon closing of its current capital initiatives), providing for a fully funded business plan, while CanniMed has only $54 million of cash based on its most recent publicly available information. Aurora has raised in excess of $380 million over the past 18 months relative to CanniMed’s sole $69 million raise in December of 2016; Aurora believes that this demonstrates that Aurora has a strong capital markets presence and a stable foundation for continued pursuit of the combined entity’s global expansion and differentiation strategy.

The following table outlines the pro forma market capitalization of the proposed Aurora and CanniMed combined entity as compared to industry competitors:

Pro Forma Market Capitalization (C$)

Sources and Notes1

[1]	Based on public disclosure and includes top 15 publicly traded operating cannabis companies in Canada:
(i)	Share count for all companies based on in-the-money securities using the treasury method, as required
(ii)	CanniMed closing price as at November 14, 2017, the last day prior to the public disclosure of Aurora’s intention to pursue a combination with CanniMed
(iii)	Newstrike closing price as at November 6, 2017, the last day prior to Newstrike issuing a press release responding to trading activity in its shares
(iv)	Closing prices for the remainder of companies as at November 22, 2017
(v)	Pro forma Aurora and CanniMed combination calculated as (a) current Aurora plus (b) CanniMed at a value of $24.00 per fully diluted shares outstanding

•

Benefits of Scale. Benefits of scale are evident when examining comparable company trading metrics. The largest Canadian players, of which Aurora is a member, trade at an average of 16.2x TEV / CY2019E EBITDA (excluding Canopy), while the remainder of the top 15 Canadian public players trade at 11.7x TEV / CY2019E EBITDA (for public players with research consensus estimates). (Source: Research consensus estimates; “Top 11 Other (with Estimates)” includes CanniMed at pre-announcement trading values).

•

Superior Returns to Shareholders. Aurora has a track record of returning value to its shareholders, as compared to its industry peers and specifically to CanniMed. Since CanniMed’s IPO on December 29, 2016, Aurora’s shareholders have received a total return of 180%, compared to a total return of 28% for CanniMed Shareholders during the same period.

The following table summarises the total shareholder returns for leading Cannabis companies in Canada:

Total Shareholder Returns

(Since CanniMed IPO)

Sources and Notes2

[2]	(i) “Largest Four” includes Canopy, Aurora, Aphria, and MedReleaf
(ii)	“Top 11 Other” includes top 11 publicly traded operating cannabis companies in Canada, excluding the “Largest Four” (Cronos, CannTrust, Supreme, OrganiGram, Hydropthecary, CanniMed, Emerald, MariCann, ABcann, Emblem, Newstrike)

(iii)	“Consolidated Index” includes “Largest Four” and “Top 11 Other” from above

(iv)	Companies that went public after December 29, 2016 were initially included at the group average on the day prior to inclusion

(v)	Returns calculated from December 29, 2016 to November 14, 2017, the uneffected date prior to Aurora’s announcement that it had submitted a proposal to CanniMed

•

Strong Penetration and Growing Cannabis Sales. Since Q1 2016, Aurora has increased its quarterly total amount of cannabis sales at a compound quarterly growth rate of 68%, compared to only 16% by CanniMed over the same time period. Although CanniMed sold nearly four times as much cannabis equivalents as Aurora during Aurora’s first quarter of cannabis sales (Q1 2016), Aurora surpassed CanniMed two quarters later, selling 51% more cannabis than CanniMed in Q3 2016. Since then, Aurora has been able to further widen the gap over CanniMed and in Q2 2017 sold 63% more kilogram equivalents of cannabis than CanniMed.[3]

Total Kilograms Sold (Dried Cannabis and Cannabis Oil Kilogram Equivalent)

Sources and Notes4

[3]	Cannabis sales calculated as Dried Cannabis and Cannabis Oil Kilogram Equivalent Sold
[4]	Aurora shown on a calendar-year basis; CanniMed shown on a fiscal-year basis ended October 31 (i.e. Q2 2017 corresponds to the 3 months-ended July 31, 2017

•

Access to Six State-of-the-Art Facilities with Significantly Increased Funded Capacity. Aurora has leading production facilities focused on high-technology manufacturing techniques, resulting in high-quality cannabis products at a low production costs. Aurora currently has 8,700 kg of annual capacity, with an additional 100,000 kg of annual capacity coming online upon the completion of the Aurora Sky facility (projected for middle 2018). The Aurora Sky facility will be the world’s largest, most advanced cannabis production facility.

CanniMed has current annual capacity of 7,000 kg, with plans to reach a maximum of 18,000 kg by 2019.5 CanniMed’s projected maximum annual capacity will be less than 20% of Aurora’s, limiting CanniMed’s ability to capture an increasing share of the market on a stand-alone basis.6

The following map outlines the facilities that would be owned after completion of the proposed Aurora and CanniMed combination, including facilities currently under construction and projected for completion by 2019:

[5]	https://s21.q4cdn.com/121834357/files/doc_presentations/CMED-HIP-Presentation_FINAL.pdf
[6]	http://www.newswire.ca/news-releases/aurora-announces-q4-and-full-financial-year-2017-results-647906433.html

•

A Combination of CanniMed and Aurora Will Bolster Their International Presence. Aurora has a strong international reach with operations in Germany, the European Union and Australia, which, together with CanniMed’s presence in Australia, South Africa, the Cayman Islands and the European Union, will help position the combined company as one of the leaders in the global cannabis space. The combined platform will allow for revenue diversification, cross-selling opportunities and access to additional growth markets.

Aurora recently received the material required permits to ship dried cannabis flower from Canada to Germany, enabling the Offeror to begin supplying the German medical cannabis market through its wholly-owned subsidiary Pedanios. Germany has more than twice Canada’s population, with a rapidly-growing medical cannabis market that can currently be serviced by only four international producers – three of which have distributed product through Pedanios. Moreover, Pedanios provides a well-established gateway to the wider EU market, which continues to grow as additional countries proceed in improving patient access through the establishment of their own national medical cannabis systems.

Aurora is also invested in Canna Group Limited, the first Australian company licensed to conduct research on and cultivate medical cannabis.7, 8

The following map outlines the international coverage of CanniMed and Aurora, highlighting jurisdictions with emerging cannabis markets:

Sources and Notes:9

[7]	http://www.newswire.ca/news-releases/aurora-acquires-german-medical-cannabis-market-leader-pedanios-gmbh-624649463.html
[8]	http://www.newswire.ca/news-releases/aurora-and-cann-group-execute-technical-services-agreement-635284713.html
[9]	https://www.pfm.ca/cannimed-therapeutics-inc-expands-international-supply-partnerships-to-africa

•

Access to a Growing List of Strategic Partners. Through its exclusive strategic partners, Aurora has been able to leverage the expertise of other cannabis players in the value chain. To date, Aurora has built a number of meaningful strategic partnerships.

•	Entered into a partnership with (and owns 12.9% of) Radient, which operates a 20,000 square foot, GMP Certified, Natural Health Products and food extraction facility in Edmonton, Alberta;

•

Partnership with Anandia Labs Inc., a leading cannabis genetics and testing laboratory, for the purpose of providing a Certificate of Analysis for each product outlining the results of Anandia’s independent, third-party testing for potency and contaminants;

•

Partnership with Edmonton-based Hempco Food and Fiber, a pioneer, innovator, and provider of premier hemp seed foods, for an ownership stake of up to 50.1% that will provide entrance into the cannabis edibles market;

•

Cornerstone investor with a 19.9% stake in Cann Group Limited, the first Australian company licensed to conduct research on and cultivate medical cannabis, for the purpose of further developing presence in the Australian market;

•

Aurora owns Pedanios, a leading wholesale importer, exporter, and distributor of medical cannabis across the EU and based in Germany, allowing Aurora to capture opportunities in the emerging cannabis industry in the EU and Germany; and

•

Acquired both: (i) BC Northern Lights Ltd., which is involved in the production and sale of proprietary systems for the safe, efficient, and high-yield indoor cultivation of cannabis, and (ii) Urban Cultivator Inc., which is involved in state-of-the-art indoor gardening appliances for the cultivation of organic microgreens, vegetables, and herbs in home and professional kitchens.

CanniMed also has few strategic partnerships that can be leveraged by the combined company.

•	CanniMed entered into an agreement with Avaria Health & Beauty Corp for the distribution of topical medical cannabis products, product development, and clinical research; and

•	Partnered with a South African company, Akula Trading 2 Pty Ltd., to provide export sales of CanniMed oil products in Africa.

•

Accelerated Growth Through Innovation and E-Commerce. The acquisition will provide CanniMed’s patients with access to Aurora’s popular mobile application which, coupled with Aurora’s industry leading, same-day and next-day delivery services, will serve as a key differentiator in the legal cannabis market.

•

Combined Entity Will Capture Approximately 20% of Revenue Market Share. Aurora has successfully increased its share of revenue in the cannabis space compared to the other top publicly listed Canadian cannabis companies. Since Q1 2016, Aurora has grown its revenue market share from 1.0% to 11.3%, while CanniMed’s market share has decreased from 10.6% to 9.1% over the same time period.

The following table outlines the combined market share of Aurora and CanniMed combined based on quarterly revenue, compared with 13 of the largest comparable Canadian companies:

Sources and Notes:10, 11, 12, 13

•

Enhanced Trading Liquidity. The combined company and CanniMed in particular will benefit from increased market liquidity for its common shares relative to current liquidity levels. Aurora’s average daily volume across all exchanges over the previous six months was 6,324,994 Aurora Shares, whereas CanniMed’s average daily volume across all exchanges over the same period was 81,374 CanniMed Shares, providing CanniMed’s shareholders with significantly improved liquidity.

[10]	Public Disclosure, Quarterly MD&A
[11]

“Total Other 13 Largest Canadian Comparables” includes top 13 publicly traded operating cannabis companies in Canada, excluding Aurora and CanniMed (Canopy, MedReleaf, Aphria, Cronos, CannTrust, Supreme, OrganiGram, Hydropthecary, Emerald, MariCann, ABcann, Emblem, Newstrike)

[12]	CanniMed revenue represents Bio-Pharmaceutical Products Revenue only
[13]	Aurora shown on a calendar-year basis; CanniMed shown on fiscal-year basis ended October 31 (i.e. Q2 2017 corresponds to the 3 months-ended July 31, 2017)

For details please see the table below that summarises the average daily volume.

	Average Daily Volume		Average Daily Value Traded ($)
	CMED	ACB	CMED	ACB
May 2017	74,035	2,793,523	738,961	7,136,557
June 2017	132,292	3,274,614	1,082,745	6,997,934
July 2017	57,160	3,122,965	537,748	7,774,792
August 2017	33,391	1,597,934	333,638	3,968,636
September 2017	59,467	3,321,273	552,646	9,016,708
October 2017	88,922	7,345,894	1,034,494	21,612,525
November 1 – 22, 2017	372,507	37,418,271	6,792,314	190,683,082
May 15 – November 14, 2017	81,374	6,324,994	838,777	22,980,672

•

Proven Track Record of Completing and Integrating Acquisitions. Over the last three years, Aurora and its affiliates have completed seven acquisitions or strategic investments and recently announced two more. Aurora’s dedicated team constantly analyzes and assesses new and arising acquisition and investment opportunities.

•

Aurora Expects that a Combination with CanniMed Will Give Rise to Operational Efficiencies. Aurora is of the view that current industry conditions and resultant customer expectations require the cannabis industry to pursue opportunities to achieve material operating synergies and cost efficiencies and that a Combination with CanniMed will give rise to such operational efficiencies.

8.	CANNIMED’S HIGHLY CONDITIONAL AGREEMENT WITH NEWSTRIKE RESOURCES

On November 17, 2017, the date that Aurora’s proposal was set to expire, CanniMed announced that it had entered into a definitive agreement to acquire Newstrike Resources (also called the Newstrike Resources Agreement).

CanniMed’s decision to enter into the Newstrike Resources Agreement on November 17, 2017, despite Aurora’s bona fide acquisition proposal presented to the CanniMed Board of Directors on November 13, 2017, should be concerning to CanniMed Shareholders for several reasons including:

•

Significant CanniMed Shareholder Opposition: The Newstrike Resources transaction requires CanniMed Shareholders to approve the transaction. Given that CanniMed Shareholders holding 38% of the CanniMed Shares have agreed to support of the Aurora Offer and have agreed to vote against any competing transaction, the success of the Newstrike Resources transaction is a highly conditional proposition with significant uncertainty. Assuming 100% of CanniMed Shareholders vote on the Newstrike Resources Agreement, more than 80% and 75% of CanniMed Shareholders would need to vote in favour, on a basic and Fully Diluted Basis, respectively.

•

Lack of Engagement: CanniMed entered in to the Newstrike Resources Agreement without thoroughly assessing and considering Aurora’s proposal. CanniMed did not engage or otherwise entertain discussions with Aurora regarding the significant proposal that had been presented to CanniMed Shareholders, and which already had the support of Shareholders holding 38% of the CanniMed Shares, including three of its largest shareholders.

•

Material Termination Fee: When CanniMed knew that Aurora was going to make an offer to its shareholders, CanniMed agreed pay a $9.5 million termination fee to Newstrike Resources should a superior proposal, like the Offer, emerge. The termination fee represents approximately $0.41 cash per CanniMed share and is a cash resource that would no longer be available to Aurora under its previously communicated offer.

For the following reasons, Aurora believes that the transaction contemplated by the Newstrike Resources Agreement provides inferior value to CanniMed Shareholders, as compared to Aurora’s Offer.

•

Receive a Premium vs. Pay a Premium. The Aurora offer provides CanniMed Shareholders the opportunity to receive a 56.9% premium over the closing price of CanniMed Shares on November 14, 2017, the last day prior to the public disclosure of Aurora’s intention to pursue a combination with CanniMed, and a 74.7% premium over the volume weighted average price over the last twenty trading days ended on November 14, 2017. In contrast, the Newstrike Resources Agreement has CanniMed Shareholders paying a 26% premium to the Newstrike Resources closing price as at November 6, 2017, the last day prior to Newstrike issuing a press release responding to trading activity in its shares.

•

Integration and Transaction Risk: The Newstrike Resources Agreement provides for greater integration and transaction risk to CanniMed Shareholders relative to the Aurora/CanniMed transaction, as measured by pro forma relative share ownership; CanniMed/Newstrike ownership is 65.5%/34.5%,[14] whereas Aurora/CanniMed ownership is 79.7%/20.3%.[15]

•

Newstrike Resources Facilities Lack Scale: Newstrike Resources has three cultivation facilities in Ontario – Brantford, Creemore, and Niagara. Facilities in Brantford and Creemore are smaller facilities compared to other industry producers. Moreover, the facilities in Brantford and Creemore are indoor grows in Ontario – a province with some of the highest power rates in the country. The smaller scale facilities, combined with the higher power rates, will likely put the facilities at a disadvantage relative to large scale producers in other areas of the country.

•

Newstrike Resources Facilities are Unfunded and CanniMed Shareholders Will Fund: Newstrike Resources needs additional capital to fund its stated expansion plans to 27,500 kg/year. Additional capital would need to be raised to fund Newstrike Resources’ expansion as 45% of Newstrike Resources’ expansion plan is unfunded. Given that CanniMed’s current growth plans are fully funded, expansion capital for Newstrike would need to be funded by the combined company. Furthermore, any cost overruns will be paid for by CanniMed – which may result in the need for additional capital requirements.

•

Newstrike Resources’ Licensing Risks: Licensing risks are a material consideration for Newstrike Resources and CanniMed Shareholders. Among the three Newstrike facilities, only one facility has been granted a cultivation license – two of Newstrike Resources’ facilities do not have a cultivation license – and none of the three facilities has a sales license. There can be no guarantees that the required licenses will be forthcoming in a timely manner.

9.	Integration Post-Successful Completion of the Offer

Purpose of the Offer

If the Offer is successful, it is anticipated that the board of directors of CanniMed will promptly be replaced by nominees of the Offeror. Management of the Offeror would look to engage with CanniMed management in an effort to retain those members of the CanniMed management team who are aligned with the culture and strategy of the Offeror to assist with the future growth and development of the combined entity. The Offeror would also look to consolidate field operations to eliminate duplicate overhead costs, in particular, to leverage off of the Offeror’s extensive owned real estate portfolio. With the exception of the foregoing, the Offeror has not developed any specific proposals with respect to CanniMed or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the CanniMed Shares pursuant to the Offer. The Offeror believes there is a reasonable degree of cultural and professional compatibility between the Offeror’s and CanniMed’s respective employees and it is the Offeror’s intention to integrate both teams following its acquisition of CanniMed.

[14]	Calculated on a fully-diluted basis (treasury method)
[15]	Calculated based on the Base Exchange Ratio, on a fully-diluted basis (treasury method)

If, for some reason, the Offeror is unable to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction as outlined above, the Offeror will evaluate other available alternatives. These alternatives could include, to the extent permitted by applicable Law, purchasing additional CanniMed Shares: (a) in the open market; (b) in privately negotiated transactions; or (c) in another take-over bid or exchange offer or otherwise. Any additional purchases of CanniMed Shares could be at a price greater than, equal to or less than the price to be paid for CanniMed Shares under the Offer and could be for cash or securities or other consideration. Alternatively, the Offeror may decide not to pursue completion of the privatization of CanniMed and sell or otherwise dispose of any or all CanniMed Shares acquired pursuant to the Offer. These transactions may be completed on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for CanniMed Shares under the Offer.

Plans for CanniMed Following the Successful Completion of the Offer

Following the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction relating thereto, the Offeror intends to apply to the TSX to delist the CanniMed Shares from the TSX.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause CanniMed to cease to be a reporting issuer (or equivalent) under applicable Canadian Securities Laws.

If the Offer is successful, the Offeror intends to conduct a detailed review of CanniMed and its affiliates and its corporate and capital structure to determine what changes, if any, would be desirable in light of such review and the circumstances which then exist.

10.	Agreements Relating to the Offer

Lock-Up Agreements

The Offeror entered into the Lock-Up Agreements on November 13, 2017 with four CanniMed Shareholders who held or exercised control or direction over approximately 38% of the issued and outstanding CanniMed Shares (calculated on an undiluted basis) as at that date.

The following is a summary of the principal terms of the Lock-Up Agreements. It does not purport to be complete and is qualified in its entirety by reference to the full text of the Lock-Up Agreements, which have been filed by the Offeror with applicable Securities Regulatory Authorities in Canada and are available on SEDAR at www.sedar.com.

The following table indicates the Locked-Up Shareholders that have agreed to accept the Offer and the number of securities in respect of which each intends to accept the Offer.

	Agreement	Shares	Percentage
1.	Saskworks Venture Fund Inc.	1,934,064 CanniMed Shares	8.42%
2.	Golden Opportunities Fund Inc.	3,978,668 CanniMed Shares	17.33%
3.	Apex Investment LP	798,497 CanniMed Shares	3.48%
4.	Vantage Asset Management	2,000,000 CanniMed Shares	8.71%

	Total	8,711,229 CanniMed Shares	37.94%

Overview

The Lock-Up Agreements contemplated business combination transactions conducted by way of a takeover bid (such as this Offer) and other alternative transaction structures, such as a negotiated plan of arrangement (the “Alternative Transaction”).

The Offer

The Offeror agreed to make an offer on the terms and conditions set forth in the Lock-Up Agreements. In case of a takeover bid, the Offeror covenanted that the Offer would contain customary conditions, including, without limitation 66 2⁄3% minimum tender condition; receipt of all regulatory, governmental and third party approvals; and there being no change in the business, operations or assets of CanniMed that constitutes a material adverse effect. If the Offer was made by way of a plan of arrangement or other negotiated business combination (such as an Alternative Transaction) the Offeror covenanted that the terms of the Offer would include a condition that if, after the requisite shareholders’ approvals have been obtained with respect to the combination or Alternative Transaction, as applicable, and prior to the completion of such transaction, the value for one CanniMed Share on any date during such period is less than $18 per share based on the 20-day VWAP then the Locked-Up Shareholder had the right to deliver a notice of termination of the Lock-Up Agreement. This right is subject to the condition that the Offeror could either: (i) elect to amend the definitive agreement with respect to the combination or Alternative Transaction, as applicable to increase the consideration payable such that it was not less than $18 per share; or (ii) not make an election and terminate the definitive agreement.

Non-Solicitation

Each Locked-Up Shareholder agreed that, except as provided in the Lock-Up Agreements, it will not, directly or indirectly, through any of their respective representatives: (i) sell, assign, transfer, alienate, gift, pledge, option, hedge or enter into any derivative transactions in respect of, or otherwise dispose of or encumber any CanniMed Shares; (ii) solicit, facilitate, initiate or knowingly encourage or take any action to solicit, facilitate or encourage any competing bid; (iii) enter into or participate in any negotiations or initiate any discussions regarding a discussions or negotiations regarding a competing bid; or (iv) grant or agree to grant any proxy or other right to the Locked-up Shareholder’s CanniMed Shares.

The Lock-Up Agreements, define “competing bid” as any inquiries, the submission of proposals or offers from any other person, corporate body, partnership or other business organization whatsoever regarding a potential competing or superior proposal for the acquisition of the CanniMed Shares (whether by way of take-over bid, asset sale, merger, amalgamation, arrangement, reorganization or other business combination).

Covenants of the Locked-Up Shareholders

In addition to the foregoing, upon the occurrence of the trigger event (which is defined to include (i) the public announcement of the commencement of the Offer by way of a takeover bid by the Offeror; or (ii) a joint public announcement by the Offeror and CanniMed of an agreement for the combination, including an agreement in furtherance of an alternative transaction), the Locked-Up Shareholders agreed to:

(a)

take all actions necessary to validly deposit under the Offer, or cause to be validly deposited, all of the CanniMed Shares owned by such Locked-Up Shareholder or over which the Locked-Up Shareholder exercises control or direction (including any other CanniMed Shares directly or indirectly acquired by or issued to such Locked-Up Shareholder after the date of the applicable Lock-Up Agreement), in accordance with the terms of the Offer;

(b)	if the Alternative Transaction involves a meeting or meetings of CanniMed’s securityholders, the Locked-Up Shareholder agreed to vote (or cause to be voted),

i)	all of the Locked-Up Shareholder’s CanniMed Shares in favour of the Alternative Transaction;

ii)

vote (or to cause to be voted), all of the Locked-up Shareholder’s Shares at any meeting of shareholders of CanniMed against any resolution or transaction which would in any manner, frustrate, prevent, delay or nullify the Alternative Transaction; and

iii)	not exercise any rights of dissent or appraisal in respect of any resolution approving the Alternative Transaction;

(c)

exercise the voting rights attaching to the Locked-up Shareholder’s CanniMed Shares to oppose any proposed action by CanniMed, its directors, officers and/or shareholders, any of its subsidiaries or any other person:

i)

in respect of any amalgamation, merger, sale of CanniMed’s or its affiliates’ or associates’ assets, take-over bid, issuer bid, plan of arrangement, reorganization, recapitalization, issuance of shares, equity or voting securities or convertible or exchangeable securities or other business combination, material acquisition or similar transaction involving CanniMed or any of its subsidiaries other than the Offer;

ii)

which would reasonably be regarded as being directed towards or likely to prevent or delay the take-up and payment of the Shareholder’s Shares deposited under the Offer or the successful completion of the Offer, including without limitation any amendment to the constating documents of CanniMed, its subsidiaries or its organizational structure;

iii)	in respect of any new shareholder rights plan or “poison pill” subsequent to the date of this Agreement; or

iv)	which would reasonably be expected to result in a material adverse effect in respect of CanniMed.

Fiduciary Carve-Out

Notwithstanding the requirement to deposit, vote and support, under the Lock-Up Agreements, if a director or officer of the shareholder (or any of its affiliates), who was also a director of CanniMed, such individual is entitled to exercise his or her fiduciary duties in his or her capacity as a director of CanniMed.

Termination Rights

Each Locked-Up Shareholder and the Offeror have certain rights to terminate the Lock-Up Agreement, as follows:

(a)	by mutual written agreement of the Offeror and the Locked-Up Shareholder;

(b)	by either party, if the CanniMed Shares are not taken up or acquired under the combination or an Alternative Transaction, by April 15, 2018;

(c)

by either party, when not in material default in its performance of its obligations under the agreement, if the other party has not complied with its covenants under the Lock-Up Agreement in all material respects;

(d)	by either party, when not in material default of the performance of its obligations, if any of the representations and warranties of the other party is untrue or inaccurate in any material respect;

(e)

by the Locked-Up Shareholder, when not in material default of the performance of its obligations hereunder, at any time if the Offer or the Alternative Transaction is modified in a manner that is contrary to the terms of this Lock-Up Agreement or contrary to the provisions of applicable securities legislation or if the Offeror proposes a transaction (other than the Offer) that is not an Alternative Transaction;

(f)	by the Locked-Up Shareholder, if the Offerer did not communicate the offer to CanniMed by 12:30 p.m. (Eastern time) on November 13, 2017 (which was satisfied);

(g)	by the Locked-Up Shareholder, if a Trigger Event had not occurred (which has now occurred), at any time after November 27, 2017 (or such later date as mutually agreed by the parties);

(h)

by the Locked-Up Shareholder, provided the consideration value for each of the CanniMed Shares is less than $16 per share at any time within ten (10) business days before: (i) the Expiry Time (if the Offer is by way of a takeover bid); (ii) the meeting of CanniMed securityholders called to approve the combination (if applicable); or (iii) the anticipated completion date of the combination (by way of a plan of arrangement or other negotiated business combination transaction);

(i)

by the Locked-Up Shareholder, if the offer price for each CanniMed Share is less than $18 per share, based on the 20-day VWAP of the Aurora Shares on the date of the Offer then notwithstanding any offer by the shareholder to increase the Offer price for each CanniMed Share to $18, the Locked-Up Shareholder may choose to terminate the Lock-up Agreement,

(j)	the Offeror withdraws or terminates the Offer, and

(k)

at any time upon the termination of the definitive agreement with respect to the Offer (or, an alternative transaction), including if the termination of the definitive agreement is caused due to an election made by the Locked-Up Shareholder in case the consideration payable under the alternative transaction is less than $18 per share.

11.	Acceptance of the Offer

Under the Lock-Up Agreements, the Locked-Up Shareholders have agreed to tender their CanniMed Shares to the Offer, in accordance with the terms of the Offer. See Section 10 of the Circular, “Agreements Relating to the Offer – Lock-Up Agreements”.

12.	Treatment of Convertible Securities

The Offer is made only for CanniMed Shares and is not made for any Convertible Securities. Holders of Convertible Securities who wish to participate in the Offer should exercise such Convertible Securities to acquire CanniMed Shares and deposit the resulting CanniMed Shares in response to the Offer. If any holder of Convertible Securities does not exercise such Convertible Securities prior to the Expiry Time, such Convertible Securities will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to terms to expiry, vesting schedule and exercise price.

The tax consequences to holders of Convertible Securities of exercising or not exercising their Convertible Securities are not described in “Certain Canadian Federal Income Tax Considerations” or “Certain United States Federal Income Tax Considerations” in the Circular. Holders of Convertible Securities should consult with their own tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not to exercise their Convertible Securities.

13.	Fractional Shares

In no event will any CanniMed Shareholder be entitled to a fractional Aurora Share. Where the aggregate number of Aurora Shares to be issued to a CanniMed Shareholder as consideration under the Offer would result in a fraction of Aurora Shares being issuable, the number of Aurora Shares to be received by such CanniMed Shareholder shall be either rounded up (if the fractional interest is equal to or exceeds 0.5) or down (if the fractional interest is less than 0.5) to the nearest whole number of Aurora Shares.

14.	Beneficial Ownership of and Trading in Securities Of CanniMed

The Offeror does not beneficially own, directly or indirectly, securities of CanniMed, nor is control or direction exercised over any securities of CanniMed by any of the Offeror’s directors or senior officers. To the knowledge of such directors and senior officers, after reasonable enquiry, no securities of CanniMed are owned, directly or indirectly, nor is control or direction exercised over any securities of CanniMed by any associate of a director or senior officer of the Offeror, or any person or company holding more than 10% of any class of equity securities of the Offeror, or any person or company acting jointly or in concert with the Offeror.

15.	Previous Purchases and Sales

To the knowledge of the Offeror after reasonable enquiry, neither the Offeror nor any of the persons and companies referred to above has traded in any securities of CanniMed during the six months preceding the date hereof.

16.	Effect of the Offer

Provided that the Minimum Tender Condition is met, the Offeror will have a sufficient number of CanniMed Shares to acquire all of the CanniMed Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction, or, if a sufficient number of CanniMed Shares are tendered, a Compulsory Acquisition. In such event, if permitted by applicable Law, the Offeror will apply to delist the CanniMed Shares from the TSX and there will no longer be a trading market for the CanniMed Shares.

Even if the Compulsory Acquisition or Subsequent Acquisition Transaction cannot be completed as quickly as intended, the purchase of CanniMed Shares by the Offeror pursuant to the Offer will reduce the number of CanniMed Shares that might otherwise trade publicly, as well as the number of CanniMed Shareholders, and would likely adversely affect the liquidity and market value of the remaining CanniMed Shares held by the public.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause CanniMed to cease to be a reporting issuer (or equivalent) under applicable Canadian Securities Laws.

17.	Commitments to Acquire CanniMed Shares

Except pursuant to the Offer, neither the Offeror, nor Aurora, nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any associate of any director or senior officer of the Offeror, any person or company holding more than 10% of any class of equity securities of the Offeror, or any person or company acting jointly or in concert with the Offeror, has entered into any agreements, commitments or understandings to acquire any securities of CanniMed.

18.	Arrangements, Agreements or Understandings; Other Benefits to Insiders, Affiliates and Associates

There are no agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or officers of CanniMed and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.

Other than the Lock-Up Agreements, there are no agreements, commitments or understandings made or proposed to be made between the Offeror and any securityholder of CanniMed with respect to the Offer. See Section 10 of the Circular, “Agreements Relating to the Offer – Lock-Up Agreements”.

There is no agreement, commitment or understanding made between the Offeror and CanniMed relating to the Offer.

There is no agreement, commitment or understanding of which the Offeror is aware that could affect control of CanniMed that the Offeror has access to and can reasonably be regarded as material to a CanniMed Shareholder in deciding whether to deposit its CanniMed Shares under the Offer.

19.	Acquisition Of CanniMed Shares Not Deposited Under Offer

If sufficient CanniMed Shares are deposited under the Offer, the Offeror intends to acquire the remaining CanniMed Shares pursuant to the right of Compulsory Acquisition provided in the CBCA. If the Offeror acquires less than 90% of the CanniMed Shares subject to the Offer, or the right of Compulsory Acquisition is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror may, at its option, pursue other means of acquiring the remaining CanniMed Shares not deposited under the Offer pursuant to a Subsequent Acquisition Transaction. The Offer is conditional upon, among other things, the Statutory Minimum Condition. These and other conditions of the Offer are described in Section 4 of the Offer, “Conditions of the Offer”.

Compulsory Acquisition

If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is the shorter, the Offeror takes up and pays for 90% or more of the outstanding CanniMed Shares under the Offer, other than CanniMed Shares held at the date of the Offer by or on behalf of the Offeror, or an affiliate or associate of the Offeror (as those terms are defined in the CBCA), then the Offeror intends to acquire the remainder of the CanniMed Shares by way of a compulsory acquisition pursuant to Part 17 of the CBCA (a “Compulsory Acquisition”) for consideration per CanniMed Share not less than, and in the same form as, the Offer Consideration.

To exercise its statutory right of Compulsory Acquisition, the Offeror must send a notice (the “Offeror’s Notice”) to each CanniMed Shareholder who did not accept the Offer (and each Person who subsequently acquires any such CanniMed Shares) (in each case, a “Dissenting Offeree”) of such proposed acquisition within 60 days after the date of the termination of the Offer and in any event within 180 days after the date of the Offer. Within 20 days after the Offeror sends the Offeror’s Notice, the Offeror must pay or transfer to CanniMed the consideration the Offeror would have to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with subsection 206(5) of the CBCA, within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificate(s), if any, representing the CanniMed Shares held by such Dissenting Offeree to CanniMed and must elect either to transfer such CanniMed Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such CanniMed Shares held by such holder by so notifying the Offeror within 20 days after the Dissenting Offeree receives the Offeror’s Notice. A Dissenting Offeree who does not, within 20 days after the Dissenting Offeree received the Offeror’s Notice, notify the Offeror that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree’s CanniMed Shares is deemed to have elected to transfer such CanniMed Shares to the Offeror on the same terms that the Offeror acquired CanniMed Shares from the CanniMed Shareholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such CanniMed Shares, the Offeror may apply to the Court to hear an application to fix the fair value of such CanniMed Shares of such Dissenting Offeree. If the Offeror fails to apply to the Court within 20 days after it made the payment or transferred the consideration to CanniMed referred to above, the Dissenting Offeree may then apply to the Court within a further period of 20 days to have the Court fix the fair value. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such CanniMed Shares to the Offeror on the terms that the Offeror acquired CanniMed Shares from the CanniMed Shareholders who accepted the Offer. Any judicial determination of the fair value of the CanniMed Shares could be less or more than the amount paid pursuant to the Offer.

If all of the requirements of Part 17 of the CBCA are not fulfilled within 120 days after the date of the Offer, the Offeror may apply to a court having jurisdiction for an extension of such period pursuant to Section 206(18) of the CBCA.

The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offeror and the dissent rights that may be available to a Dissenting Offeree, and is qualified in its entirety by the provisions of Part 17 of the CBCA. The provisions of Part 17 of the CBCA are complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree’s rights may be lost or altered. CanniMed Shareholders should refer to Part 17 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about the provisions of the CBCA should consult their legal advisors. There can be no assurance that the Offeror will pursue a Compulsory Acquisition.

Please also see “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” for a discussion of certain tax consequences to CanniMed Shareholders in the event of a Compulsory Acquisition.

Subsequent Acquisition Transaction

If the Offeror acquires less than 90% of the CanniMed Shares under the Offer, the right of Compulsory Acquisition described above is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror intends to pursue other means of acquiring the remaining CanniMed Shares not deposited under the Offer, including, without limitation, causing one or more special meetings to be called of the then CanniMed Shareholders to consider an amalgamation, statutory arrangement, capital reorganization, amendment to its articles, consolidation or other transaction involving the Offeror and/or an affiliate of the Offeror and CanniMed and/or the CanniMed Shareholders for the purpose of CanniMed becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of the Offeror (a “Subsequent Acquisition Transaction”). If the Offeror were to proceed with a Subsequent Acquisition Transaction, it is the Offeror’s current intention that the consideration to be paid to CanniMed Shareholders pursuant to any such Subsequent Acquisition Transaction would be equal in amount to and in the same form as that payable under the Offer.

The timing and details of a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including, without limitation, the number of CanniMed Shares acquired pursuant to the Offer. If after taking up CanniMed Shares under the Offer the Offeror owns more than 66 2⁄3% of the outstanding CanniMed Shares and sufficient votes are cast by “minority” holders to constitute a majority of the “minority” pursuant to MI 61-101, as discussed below, the Offeror should own sufficient CanniMed Shares to be able to effect a Subsequent Acquisition Transaction. There can be no assurance that the Offeror will pursue a Subsequent Acquisition Transaction.

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of CanniMed Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to CanniMed Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption under MI 61-101, the “related party transaction” provisions therein do not apply to such transaction. Following completion of the Offer, the Offeror may be a “related party” of CanniMed for the purposes of MI 61-101, but the Offeror expects that any Subsequent Acquisition Transaction would be a “business combination” for purposes of MI 61-101 and that therefore the “related party transaction” provisions of MI 61-101 would not apply to the Subsequent Acquisition Transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or an exemption under MI 61-101, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek exemptions pursuant to MI 61-101 exempting CanniMed and the Offeror or one or more of its affiliates, as appropriate) from the valuation requirements of MI 61-101. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the date of expiry of a formal take-over bid where the consideration per security under the business combination is at least equal in value to and is in the same form as the consideration that depositing security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. The Offeror has provided such disclosure and currently expects that these exemptions will be available.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the CBCA and CanniMed’s constating documents may require the approval of at least 66 2⁄3% of the votes cast by holders of the outstanding CanniMed Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination (such as a Subsequent Acquisition Transaction), the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities. If, however, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the CanniMed Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority shareholders.

In relation to the Offer and any subsequent business combination, the “minority” shareholders will be, unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities, all CanniMed Shareholders other than (i) the Offeror (other than in respect of CanniMed Shares acquired pursuant to the Offer as described below), (ii) any “interested party” (within the meaning of MI 61-101), (iii) certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of their directors or senior officers, and (iv) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that the Offeror may treat CanniMed Shares acquired under the Offer as “minority” shares and to vote them, or to consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed not later than 120 days after the Expiry Time; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; and (c) the Shareholder who tendered such CanniMed Shares to the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Cannimed Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of CanniMed Shares. The Offeror currently intends that the consideration offered for CanniMed Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to CanniMed Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Offeror intends to cause CanniMed Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction. The Offeror does not currently hold any CanniMed Shares and therefore expects that no CanniMed Shares will be excluded from voting for the Subsequent Acquisition Transaction.

Any such Subsequent Acquisition Transaction may also result in CanniMed Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their CanniMed Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such Dissenting Offeree for its CanniMed Shares. The fair value so determined could be more or less than the amount paid per CanniMed Share pursuant to such transaction or pursuant to the Offer. The exact terms and procedures of the rights of dissent available to CanniMed Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to CanniMed Shareholders in connection with the Subsequent Acquisition Transaction.

Whether or not a Subsequent Acquisition Transaction will be proposed, and the details of any such Subsequent Acquisition Transaction, including, without limitation, the timing of its implementation and the consideration to be received by the minority holders of CanniMed Shares, will necessarily be subject to a number of considerations, including, without limitation, the number of CanniMed Shares acquired pursuant to the Offer. Although the Offeror may propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of CanniMed Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of CanniMed, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding CanniMed Shares in accordance with applicable Law, including, without limitation, a Subsequent Acquisition Transaction on terms not described in the Circular.

If the Offeror is unable to, or determines at its option not to, effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional CanniMed Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from CanniMed. Subject to applicable Law, any additional purchases of CanniMed Shares could be at a price greater than, equal to, or less than the price to be paid for CanniMed Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may take no action to acquire additional CanniMed Shares, or, subject to applicable Law, may either sell or otherwise dispose of any or all CanniMed Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for CanniMed Shares under the Offer. See Section 12 of the Offer, “Market Purchases by Offeror Possible”.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. Please also see “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”.

CanniMed Shareholders should consult their legal advisors for a determination of their legal rights and the tax consequences to them, having regard to their own particular circumstances with respect to a Subsequent Acquisition Transaction.

20.	Certain Canadian Federal Income Tax Considerations

In the opinion of McMillan LLP, counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder, (collectively, the “Tax Act”) as of the date hereof, generally applicable to a CanniMed Shareholder who, for purposes of the Tax Act and at all relevant times, holds CanniMed Shares and will hold any Aurora Shares acquired pursuant to the Offer as capital property, deals at arm’s length with CanniMed and the Offeror, is not affiliated with CanniMed or the Offeror, and who disposes of CanniMed Shares to the Offeror in exchange for Aurora Shares pursuant to the Offer or (to the extent addressed in this summary) otherwise disposes of CanniMed Shares pursuant to certain transactions described in this Circular under “Acquisition of CanniMed Shares Not Deposited Under Offer”. A CanniMed Shareholder who meets all of the foregoing requirements is referred to as a “Holder” for purposes of this summary, and this summary only addresses Holders as so defined.

CanniMed Shares and Aurora Shares generally will be considered capital property to a Holder for purposes of the Tax Act unless the Holder holds such shares in the course of carrying on a business of buying and selling securities or the Holder has acquired or holds them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that any such Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action, or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary does not address holders of options, warrants or other Convertible Securities, and all such holders should consult their own tax advisors.

This summary is not applicable to Holders who acquired CanniMed Shares pursuant to employee stock options or other employee compensation plans. In addition, this summary does not apply to a Holder: (a) that is a “financial institution” for the purposes of the mark-to-market rules in the Tax Act, (b) an interest in which is a “tax shelter investment” as defined in the Tax Act, (c) that is a “specified financial institution” as defined in the Tax Act, (d) that has made a “functional currency” election under section 261 of the Tax Act, (e) that has entered into, or will enter into, with respect to CanniMed Shares or Aurora Shares, a “derivative forward agreement” or a “synthetic disposition arrangement”, as each of those terms are defined in the Tax Act, (f) that is exempt from tax under Part I of the Tax Act, or (g) that is a partnership for Canadian tax purposes. All such Holders should consult their own tax advisors. In addition, this summary is not applicable to a Holder where the Holder, or Persons with whom the Holder did not deal at “arm’s length” (as defined for purposes of the Tax Act), or the Holder together with such Persons, control the Offeror or beneficially own shares of the Offeror having a fair market value of more than 50% of the fair market value of all of the outstanding shares of the Offeror, immediately after the exchange of CanniMed Shares for Aurora Shares. All such Holders should also consult their own tax advisors.

Further, this summary is not applicable to a Holder that (i) is a corporation resident in Canada, and (ii) is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Aurora Shares, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Any such Holder should also consult its own tax advisor.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Person (including a Holder). This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, all CanniMed Shareholders (including Holders as defined above) and holders of other CanniMed securities are urged to consult their own legal and tax advisors with respect to the tax consequences to them having regard to their particular circumstances, including with respect to the application and effect of the income and other tax laws of any country, province or other jurisdiction that may be applicable.

CanniMed Shareholders Resident in Canada

This part of the summary is applicable only to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is resident or is deemed to be resident in Canada (a “Resident Holder”). Certain Resident Holders whose CanniMed Shares might not otherwise constitute capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their CanniMed Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years, be deemed to be capital property. Resident Holders contemplating such an election should first consult their own tax advisors.

Disposition of CanniMed Shares Pursuant to the Offer

Resident Holders who tender and deposit their CanniMed Shares and whose CanniMed Shares are taken up pursuant to the Offer will directly exchange their CanniMed Shares with the Offeror for Aurora Shares (a “Direct Exchange”).

A Resident Holder who exchanges CanniMed Shares for Aurora Shares in a Direct Exchange will, in general terms, be deemed to have disposed of such CanniMed Shares under a tax-deferred share-for-share exchange pursuant to Section 85.1 of the Tax Act as described in paragraph (a) below, unless such Resident Holder chooses to recognize a capital gain (or capital loss) on the Direct Exchange as described in paragraph (b) below.

(a) Where a Resident Holder does not include, in computing income for the year in which the exchange occurred (in the Resident Holder’s Canadian income tax return for such year), any portion of the gain or loss otherwise determined from the exchange, the Resident Holder will be deemed to have disposed of the CanniMed Shares for proceeds of disposition equal to the aggregate adjusted cost base of the CanniMed Shares to the Resident Holder, determined immediately before the exchange, and the Resident Holder will be deemed to have acquired the Aurora Shares at an aggregate cost equal to such adjusted cost base of the CanniMed Shares. This cost will be averaged with the adjusted cost base of all other Aurora Shares held by the Resident Holder as capital property for the purpose of determining the adjusted cost base of each Aurora Share held by the Resident Holder as capital property.

(b) A Resident Holder may choose to recognize all of a capital gain (or capital loss) in respect of the exchange of CanniMed Shares for Aurora Shares by including all of the capital gain (or capital loss) in computing the Resident Holder’s income for the taxation year in which the Direct Exchange takes place. In such circumstances, the Resident Holder will realize a capital gain (or a capital loss) equal to the amount, if any, by which the fair market value of the Aurora Shares received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate of the adjusted cost base of the CanniMed Shares to the Resident Holder, determined immediately before the exchange. It is not possible for a Resident Holder to elect such treatment on only a portion of the capital gain (or loss) otherwise realized on the disposition of CanniMed Shares. For a description of the tax treatment of capital gains and capital losses, see “CanniMed Shareholders Resident in Canada – Taxation of Capital Gains and Capital Losses” below. The cost of the Aurora Shares acquired on such an exchange will be equal to the fair market value thereof. This cost will be averaged with the adjusted cost base of all other Aurora Shares held by the Resident Holder as capital property for the purpose of determining the adjusted cost base of each Aurora Share held by the Resident Holder as capital property.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder will be required to include in computing income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in that year. A Resident Holder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

The amount of any capital loss realized on the disposition of a CanniMed Share or an Aurora Share by a Resident Holder that is a corporation may, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional tax (refundable in certain circumstances) on certain investment income, including taxable capital gains realized, interest and certain dividends.

Capital gains realized by a Resident Holder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

Disposition of CanniMed Shares Pursuant to a Compulsory Acquisition

As described in this Circular under “Acquisition of CanniMed Shares Not Deposited Under Offer – Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire CanniMed Shares not deposited pursuant to the

Offer pursuant to the process described therein. The income tax consequences to a Resident Holder of a disposition of CanniMed Shares in exchange for Aurora Shares in such circumstances generally will be as described above under the heading “CanniMed Shareholders Resident in Canada – Disposition of CanniMed Shares Pursuant to the Offer”.

A Resident Holder who dissents and obtains an order from a court of competent jurisdiction in respect of a Compulsory Acquisition and receives a cash payment from the Offeror for such holder’s CanniMed Shares will be considered to have disposed of such CanniMed Shares for proceeds of disposition equal to the amount received (not including the amount of any interest awarded by the court). As a result, such dissenting Resident Holder will realize a capital gain (or a capital loss) equal to the amount, if any, by which the amount of cash received (not including the amount of any interest awarded by the court), net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the CanniMed Shares to the Resident Holder, determined immediately before the time at which the CanniMed Shares are taken up by the Offeror. For a description of the tax treatment of capital gains and capital losses, see “CanniMed Shareholders Resident in Canada – Taxation of Capital Gains and Capital Losses” above.

Any interest awarded to a dissenting Resident Holder by the court in connection with a Compulsory Acquisition must be included in computing such Resident Holder’s income for purposes of the Tax Act.

Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their CanniMed Shares acquired pursuant to a Compulsory Acquisition.

Disposition of CanniMed Shares Pursuant to a Subsequent Acquisition Transaction

As described in this Circular under “Acquisition of CanniMed Shares Not Deposited Under Offer – Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the CanniMed Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding CanniMed Shares.

The income tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend on the exact manner in which the transaction is carried out and the consideration offered. It is not possible to comment substantively as to the tax treatment of such a transaction until the form of such transaction is determined. However, the income tax consequences of such a transaction may differ from those arising on the disposition of CanniMed Shares under the Offer and will depend on the particular form and circumstances of the transaction. Depending on the form of the transaction, a Resident Holder may, among other potential impacts, realize a capital gain (or loss) and/or be deemed to receive a dividend. No opinion is expressed herein as to the income tax consequences of any such transaction to a Resident Holder.

Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their CanniMed Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As described in this Circular under “Effect of the Offer”, the CanniMed Shares may cease to be listed on the TSX in the circumstances described therein. Resident Holders who do not exchange their CanniMed Shares under the Offer are cautioned that, if the CanniMed Shares are no longer listed on a “designated stock exchange” (which currently includes the TSX) and CanniMed ceases to be a “public corporation” for purposes of the Tax Act for any reason, the CanniMed Shares will not be qualified investments for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans (“RESPs”), registered disability savings plans (“RDSPs”), deferred profit sharing plans or tax-free savings accounts (“TFSAs”) (collectively, “Deferred Income Plans”). Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them in this regard.

Holding and Disposing of Aurora Shares

Dividends on Aurora Shares

Dividends on Aurora Shares (if any) will be included in the recipient’s income for the purposes of the Tax Act. Such dividends received by a Resident Holder who is an individual will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from taxable Canadian corporations. Provided that appropriate designations are made by the Offeror, such dividend may be treated as an eligible dividend for the purposes of the Tax Act and a Resident Holder who is an individual may be entitled to an enhanced dividend tax credit in respect of such dividend. Aurora’s ability to pay dividends, if any, as eligible dividends for the purposes of the Tax Act may be subject to limitations under the Tax Act, and Aurora has made no commitments in this regard. Dividends received by an individual (including certain trusts) may give rise to a liability for alternative minimum tax.

In the case of a Resident Holder of Aurora Shares that is a corporation, dividends received on the Aurora Shares will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received and will generally be deductible in computing the corporation’s taxable income, subject to the rules and limitations in the Tax Act. A Resident Holder of Aurora Shares that is a “private corporation” (as defined in the Tax Act), or any other corporation resident in Canada and controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may also be liable under Part IV of the Tax Act to pay a special tax (refundable in certain circumstances) on dividends received on the Aurora Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income.

In certain circumstances, subsection 55(2) of the Tax Act will recharacterize a dividend into a capital gain or additional proceeds of disposition. Corporate Resident Holders should consult with their own tax advisors in this regard.

Disposition of Aurora Shares

A disposition or deemed disposition of an Aurora Share by a Resident Holder (other than a disposition to the Offeror in circumstances other than a purchase by the Offeror in the open market in the manner in which shares are normally purchased by a member of the public in the open market) will generally result in a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Aurora Share immediately before the disposition. For a description of the tax treatment of capital gains and capital losses, see “CanniMed Shareholders Resident in Canada – Taxation of Capital Gains and Capital Losses” above.

Eligibility for Investment

Based on the current provisions of the Tax Act, the Aurora Shares will be qualified investments under the Tax Act for Deferred Income Plans at any particular time provided that, at that time, the Aurora Shares are listed on a “designated stock exchange” (which currently includes the TSX) as defined in the Tax Act.

Notwithstanding that Aurora Shares may be qualified investments for a trust governed by a RRSP, RRIF, RESP, RDSP or TFSA, the annuitant under an RRSP or RRIF, or the holder of a TFSA (or, pursuant to Tax Proposals first released on March 22, 2017, the subscriber of an RESP or the holder of an RDSP), will be subject to a penalty tax on such shares if such shares are a “prohibited investment” (as defined in the Tax Act). The Aurora Shares will generally not be a “prohibited investment” for a relevant Deferred Income Plan, provided that (i) the holder of the TFSA or RDSP, the subscriber of the RESP or the annuitant under the RRSP or the RRIF, as the case may be, deals at arm’s length with Aurora for purposes of the Tax Act and does not have a “significant interest” (as defined in the Tax Act) in Aurora or (ii) Aurora Shares are “excluded property” (as defined in subsection 207.01(1) of the Tax Act) for the TFSA, RRSP, RESP, RDSP or RRIF. Holders should consult their own tax advisors to ensure that the Aurora Shares would not be a prohibited investment for a trust governed by a Deferred Income Plan in their particular circumstances.

CanniMed Shareholders Not Resident in Canada

This part of the summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, CanniMed Shares or Aurora Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). This part of the summary is not applicable to Non-Resident Holders that are insurers carrying on an insurance business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

Disposition of CanniMed Shares Pursuant to the Offer

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of CanniMed Shares pursuant to the Offer unless (i) those CanniMed Shares constitute “taxable Canadian property” and, (ii) are not “treaty-protected property” as defined in the Tax Act (“treaty-protected property”). A Non-Resident Holder’s CanniMed Shares would constitute treaty-protected property at a particular time if gains on the disposition of such shares would be, at that time, exempt from Canadian federal income tax under an income tax treaty or convention between Canada and the jurisdiction of residence of the Non-Resident Holder.

Generally, a CanniMed Share will not be “taxable Canadian property” of a Non-Resident Holder at a particular time provided that such share is listed on a designated stock exchange (which includes the TSX) at that time, unless at any time during the 60-month period immediately preceding the particular time (a) the Non-Resident Holder, Persons with whom the Non-Resident Holder did not deal at arm’s length, a partnership in which the Non-Resident Holder or a non-arm’s length Person holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Holder together with such Persons or partnerships, owned 25% or more of the issued shares of any class or series of shares of CanniMed, and (b) more than 50% of the fair market value of the CanniMed Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” or “timber resource properties” (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). As noted below under “CanniMed Shareholders Not Resident in Canada –Potential Delisting”, in certain circumstances CanniMed Shares may cease to be listed on a designated stock exchange, impacting the potential status of the CanniMed Shares as taxable Canadian property for purposes of the Tax Act.

CanniMed Shares may also be deemed to be taxable Canadian property to the Non-Resident Holder in other circumstances for the purposes of the Tax Act. Non-Resident Holders whose CanniMed Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

In the event that the CanniMed Shares are considered to be taxable Canadian property and not treaty-protected property, such Non-Resident Holder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “CanniMed Shareholders Resident in Canada – Disposition of CanniMed Shares Pursuant to the Offer” as if the Non-Resident Holder were a Resident Holder thereunder. Such Non-Resident Holder may be subject to the tax deferral provisions of section 85.1 of the Tax Act as described above if such Non-Resident Holder satisfies the conditions above under the heading “CanniMed Shareholders Resident in Canada – Disposition of CanniMed Shares Pursuant to the Offer” and provided that such Non-Resident Holder is, in general terms, not a foreign affiliate of a taxpayer resident in Canada that has included the gain or loss otherwise determined in its foreign accrual property income. In general terms, if section 85.1 of the Tax Act applies, the Aurora Shares received in exchange for CanniMed Shares that constituted taxable Canadian property to such Non-Resident Holder may be deemed to be taxable Canadian property to such Non-Resident Holder. Any capital gain (or loss) realized by a Non-Resident Holder will generally be computed in the manner described above under “CanniMed Shareholders Resident in Canada – Taxation of Capital Gains and Capital Losses”. Non- Resident Holders whose CanniMed Shares may be held as taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Disposition of CanniMed Shares Pursuant to a Compulsory Acquisition

As described in this Circular under “Acquisition of CanniMed Shares Not Deposited Under Offer – Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire CanniMed Shares not deposited pursuant to the Offer pursuant to the process described therein.

A Non-Resident Holder whose CanniMed Shares do not constitute taxable Canadian property will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of CanniMed Shares by way of a Compulsory Acquisition. Whether a CanniMed Share is considered to be taxable Canadian property at the time of a disposition by way of a Compulsory Acquisition will generally be determined as described above (see “CanniMed Shareholders Not Resident in Canada – Disposition of CanniMed Shares Pursuant to the Offer”), except that more stringent rules may be applied where the CanniMed Shares cease to be listed on a designated stock exchange (see “CanniMed Shareholders Not Resident in Canada – Potential Delisting” below).

A Non-Resident Holder whose CanniMed Shares are taxable Canadian property for purposes of the Tax Act and not treaty-protected property may be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of CanniMed Shares by way of a Compulsory Acquisition. If such Non-Resident Holder receives only Aurora Shares as consideration for CanniMed Shares of the Non-Resident Holder, the Non-Resident may be subject to the tax deferral provisions of section 85.1 of the Tax Act generally as described above under “CanniMed Shareholders Not Resident in Canada – Disposition of Common Shares Pursuant to the Offer”.

Generally, where interest is paid or credited to a Non-Resident Holder in connection with a Compulsory Acquisition, the Non-Resident Holder will not be subject to Canadian withholding tax on such interest under the Tax Act.

Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their CanniMed Shares acquired pursuant to a Compulsory Acquisition.

Disposition of CanniMed Shares Pursuant to a Subsequent Acquisition Transaction

As described in this Circular under “Acquisition of CanniMed Shares Not Deposited Under Offer –Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the CanniMed Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding CanniMed Shares.

The income tax treatment to a Non-Resident Holder of a Subsequent Acquisition Transaction will depend on the exact manner in which the transaction is carried out and the consideration offered. It is not possible to comment substantively as to the tax treatment of such a transaction until the form of such transaction is determined. However, the income tax consequences of such a transaction may differ from those arising on the disposition of CanniMed Shares under the Offer and will depend on the particular form and circumstances of the transaction.

Depending on the form of the transaction, a Non-Resident Holder may (among other potential impacts) realize a capital gain (or loss) and/or be deemed to receive a dividend. Whether or not a Non-Resident Holder would be subject to tax under the Tax Act on any such capital gain generally would depend in part on whether the CanniMed Shares are “taxable Canadian property” of the Non- Resident Holder for the purposes of the Tax Act at the time of the disposition and whether such CanniMed Shares constitute treaty-protected property. Whether a CanniMed Share is considered to be taxable Canadian property at the time of a disposition by way of a Subsequent Acquisition Transaction will generally be determined as described above (see “CanniMed Shareholders Not Resident in Canada – Disposition of CanniMed Shares Pursuant to the Offer”), except that more stringent rules may be applied where the CanniMed Shares cease to be listed on a designated stock exchange (see “CanniMed Shareholders Not Resident in Canada – Potential Delisting” below).

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder, if any, will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction pursuant to an applicable income tax treaty or convention.

Generally, where interest is paid or credited to a Non-Resident Holder in connection with a Subsequent Acquisition Transaction, the Non-Resident Holder will not be subject to Canadian withholding tax on such interest under the Tax Act.

Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their CanniMed Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As described in this Circular under “Effect of the Offer”, the CanniMed Shares may cease to be listed on the TSX in the circumstances described therein.

Non-Resident Holders who do not exchange their CanniMed Shares pursuant to the Offer are cautioned that CanniMed Shares that are not listed on a designated stock exchange at the time of their disposition will be considered taxable Canadian property of the Non-Resident Holder if, at any time within the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the CanniMed Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain other circumstances set out in the Tax Act, CanniMed Shares may also be deemed to be taxable Canadian property.

If the CanniMed Shares are taxable Canadian property of the Non-Resident Holder at the time of their disposition but are not treaty-protected property, the Non-Resident Holder may be subject to tax under the Tax Act in respect of any capital gain realized on disposition. In addition, if such CanniMed Shares constitute taxable Canadian property and are not listed on a recognized stock exchange (which includes the TSX) at the time of their disposition, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder, in which case the Offeror (or a successor thereof, as applicable) may deduct and withhold 25% from any payment made to the Non-Resident Holder and remit such amount to the Receiver General of Canada on account of the Non-Resident Holder’s liability for tax under the Tax Act, and the Non-Resident Holder may be subject to certain Canadian federal income tax filing obligations. Holders should consult their own tax advisors in this regard.

Holding and Disposing of Aurora Shares

Dividends on Aurora Shares

Any dividends paid or deemed to be paid in respect of Aurora Shares to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction pursuant to an applicable income tax treaty or convention.

Disposition of Aurora Shares

Any capital gain realized on the disposition or deemed disposition of an Aurora Share by a Non-Resident Holder (other than to the Offeror) will not be subject to tax under the Tax Act unless such share constitutes taxable Canadian property other than treaty-protected property to that Non-Resident Holder. See also the discussion regarding taxable Canadian property and treaty-protected property above in “CanniMed Shareholders Not Resident in Canada – Disposition of CanniMed Shares Pursuant to the Offer”. Non-Resident Holders who hold Aurora Shares that are or may be “taxable Canadian property” should consult their own advisors as to the Canadian income tax consequences of disposing of their Aurora Shares.

21.	Certain United States Federal Income Tax Considerations

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) with respect to the Offer and the ownership and disposition of Aurora Shares received pursuant to the Offer. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the Offer or as a result of the ownership and disposition of Aurora Shares received pursuant to the Offer. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Except as discussed below, this summary does not discuss applicable income tax reporting requirements. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the Offer or the acquisition, ownership, and disposition of CanniMed Shares or Aurora Shares. Each U.S. Holder should consult its own tax advisors regarding the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of the Offer and the acquisition, ownership, and disposition of CanniMed Shares and Aurora Shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Offer and the ownership and disposition of Aurora Shares received pursuant to the Offer. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of This Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this Offer. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of CanniMed Shares participating in the Offer (or after the Offer, Aurora Shares) that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (a) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of CanniMed Shares participating in the Offer that is not a U.S. Holder and is not a partnership. This summary does not address the U.S. federal income tax consequences applicable to non-U.S. Holders arising from the Offer or the ownership and disposition of Aurora Shares received pursuant to the Offer. Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the Offer and the ownership and disposition of Aurora Shares received pursuant to the Offer.

Transactions Not Addressed

This summary does not address the U.S. federal income tax consequences of transactions effected prior or subsequent to, or concurrently with, the Offer (whether or not any such transactions are undertaken in connection with the Offer), and does not address the following: (a) any conversion into CanniMed Shares or Aurora Shares of any notes, debentures or other debt instruments; (b) any vesting, conversion, assumption, disposition, exercise, exchange, or other transaction involving any options, warrants or other rights to acquire CanniMed Shares or Aurora Shares; and (c) any transaction, other than the Offer, in which CanniMed Shares or Aurora Shares are acquired.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations of the Offer to U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own CanniMed Shares (or after the Offer, Aurora Shares) as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquired CanniMed Shares (or after the Offer, Aurora Shares) in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold CanniMed Shares (or after the Offer, Aurora Shares) other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding CanniMed Shares (or after the Offer, Aurora Shares). This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold CanniMed Shares (or after the Offer, Aurora Shares) in connection with carrying on a business in Canada; (d) persons whose CanniMed Shares (or after the Offer, Aurora Shares) constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the Offer and the ownership and disposition of Aurora Shares received pursuant to the Offer.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds CanniMed Shares (or after the Offer, Aurora Shares), the U.S. federal income tax consequences to such partnership and the partners of such partnership of participating in the Offer and the ownership of Aurora Shares received pursuant to the Offer generally will depend in part on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer and the ownership and disposition of Aurora Shares received pursuant to the Offer.

Certain U.S. Federal Income Tax Consequences of the Offer

Consequences of Exchanging the CanniMed Shares Pursuant to the Offer

In considering the tax consequences of the Offer, U.S. Holders must take into account the discussion under “Tax Consequences if CanniMed is Classified as a PFIC” below.

The determination of whether the Offer will qualify as a tax-deferred “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”) depends on the resolution of complex issues and facts, some of which will not be known until the closing of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, and as a result, it is uncertain as to whether the Offer will qualify as a Reorganization or a fully taxable transaction. Aurora has not determined how any Subsequent Acquisition Transaction will be structured, and as of the date of this Offer, Aurora does not expect that the U.S. federal income tax consequences to U.S. Holders will be a significant factor in determining the structure of any such Subsequent Acquisition Transaction. As described in detail below, even if the Offer qualifies as a Reorganization, the PFIC (as defined below) rules may require a U.S. Holder to fully recognize gain (but not loss) if CanniMed is considered a PFIC with respect to a particular U.S. Holder. All U.S. Holders of CanniMed Shares should consult their own tax advisors regarding the specific U.S. federal income tax consequences of the Offer that are applicable to them.

Tax Consequences if the Offer Qualifies as a Reorganization

If the Offer qualifies as a Reorganization, subject to the PFIC rules discussed below, then the following U.S. federal income tax consequences will result for U.S. Holders:

(a) no gain or loss will be recognized by a U.S. Holder on the exchange of CanniMed Shares for Aurora Shares pursuant to the Offer;

(b) the tax basis of a U.S. Holder in the Aurora Shares acquired in exchange for CanniMed Shares pursuant to the Offer will be equal to such U.S. Holder’s tax basis in the CanniMed Shares exchanged;

(c) the holding period of a U.S. Holder for the Aurora Shares acquired in exchange for CanniMed Shares pursuant to the Offer will include such U.S. Holder’s holding period for CanniMed Shares; and

(d) U.S. Holders who exchange CanniMed Shares for Aurora Shares pursuant to the Offer generally will be required to report certain information to the IRS on their U.S. federal income tax returns for the tax year in which the Offer occurs, and to retain certain records related to the Offer.

Treatment of the Offer as a Taxable Transaction

If the Offer does not qualify as a Reorganization for U.S. federal income tax purposes, subject to the PFIC rules discussed below, then the following U.S. federal income tax consequences will result for U.S. Holders:

(a)

a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value (expressed in U.S. dollars) of the Aurora Shares received in exchange for CanniMed Shares pursuant to the Offer and (ii) the adjusted tax basis (expressed in U.S. dollars) of such U.S. Holder in the CanniMed Shares exchanged;

(b)

the tax basis of a U.S. Holder in the Aurora Shares received in exchange for CanniMed Shares pursuant to the Offer would be equal to the fair market value of such Aurora Shares on the date of receipt; and

(c)	the holding period of a U.S. Holder for the Aurora Shares received in exchange for CanniMed Shares pursuant to the Offer will begin on the day after the date of receipt.

If CanniMed is not classified as a PFIC for any tax year in which a U.S. Holder held CanniMed Shares, any gain or loss described in clause (a) immediately above generally would be capital gain or loss, which will be long-term capital gain or loss if such CanniMed Shares were held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code.

Tax Consequences if CanniMed is Classified as a PFIC

A U.S. Holder of CanniMed Shares would be subject to special, potentially adverse tax rules in respect of the Offer if CanniMed was classified as a “passive foreign investment company” under Section 1297 of the Code (a “PFIC”) for any tax year during which such U.S. Holder holds or held CanniMed Shares.

A non-U.S. corporation is classified as a PFIC for each tax year in which: (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes); or (ii) on the quarterly average for such tax year, 50% or more (by value) of its assets either produce or are held for the production of passive income. For purposes of the PFIC provisions, “gross income” generally includes sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes dividends, interest, royalties, rents, and gains from commodities or securities transactions. In determining whether or not it is classified as a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest.

Aurora does not know whether CanniMed was classified as a PFIC during one or more prior tax years or will be classified as a PFIC for its current tax year.

Under proposed U.S. Treasury Regulations, absent application of the “PFIC-for-PFIC Exception” discussed below, if CanniMed is classified as a PFIC for any tax year during which a U.S. Holder holds or has held CanniMed Shares, special rules may increase such U.S. Holder’s U.S. federal income tax liability with respect to the Offer. Under the PFIC rules, the following tax consequences would result with regard to such U.S. Holder’s U.S. federal income tax liability with respect to the Offer:

•	the acquisition of CanniMed pursuant to the Offer may be treated as a taxable exchange even if such transaction qualifies as a Reorganization as discussed above;

•	any gain on the sale, exchange or other disposition of CanniMed Shares will be allocated ratably over such U.S. Holder’s holding period;

•	the amount allocated to the current tax year and to any tax year prior to the first year in which CanniMed was classified as a PFIC will be taxed as ordinary income in the current year;

•	the amounts allocated to each of the other tax years will be subject to tax as ordinary income at the highest rate of tax in effect for the applicable class of taxpayer for that year;

•

an interest charge for a deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the other tax years, which interest charge is not deductible by non-corporate U.S. Holders; and

•	any loss realized would generally not be recognized if the Offer qualifies as a Reorganization.

A U.S. Holder that has made a “Mark-to-Market Election” under Section 1296 of the Code or a timely and effective election to treat CanniMed as a “qualified electing fund” (a “QEF”) under Section 1295 of the Code (a “QEF Election”) generally may mitigate the PFIC consequences described above with respect to the Offer.

U.S. Holders should be aware that there can be no assurances that CanniMed will satisfy the record keeping requirements that apply to a QEF, or that CanniMed will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that CanniMed is a PFIC during its current tax year or was a PFIC during any prior tax year. Thus, U.S. Holders may not be able to make a QEF Election with respect to their CanniMed Shares. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election. U.S. Holders should consult with their own tax advisors regarding the potential application of the PFIC rules or any Mark-to-Market Election or QEF Election. A shareholder of PFIC stock who does not make a timely QEF Election is referred to for purposes of this summary as a “Non-Electing Shareholder.”

Under certain proposed U.S. Treasury Regulations:

•

a Non-Electing Shareholder does not recognize gain in a Reorganization where the Non-Electing Shareholder transfers stock in a PFIC so long as such Non-Electing Shareholder receives in exchange stock of another corporation that qualifies as a PFIC for its tax year that includes the day after the date of transfer (for purposes of this summary, this exception will be referred to as the “PFIC-for-PFIC Exception”); and

•

a Non-Electing Shareholder generally does recognize gain (but not loss) in a Reorganization where the Non-Electing Shareholder transfers stock in a PFIC and receives in exchange stock of another corporation that does not qualify as a PFIC for its tax year that includes the day after the date of transfer.

As discussed below, based on current business plans and financial expectations, Aurora anticipates that it should not be a PFIC for its current tax year ending June 30, 2018 and for the foreseeable future. Accordingly, if the proposed U.S. Treasury Regulations were finalized and made applicable to the Offer (even if this occurs after the Effective Date of the Offer), it is likely that the PFIC-for-PFIC Exception will not be available to U.S. Holders with respect to the Offer. PFIC classification is factual in nature, and generally cannot be determined until the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurances regarding the PFIC status of Aurora during the tax year which includes the day after the Effective Date of the Offer or the availability of the PFIC-for-PFIC Exception.

Each U.S. Holder should consult its own tax advisors regarding the potential application of the PFIC rules to the exchange of CanniMed Shares for Aurora Shares pursuant to the Offer, and the information reporting responsibilities in connection with the Offer.

In addition, the proposed U.S. Treasury Regulations discussed above were proposed in 1992 and have not been adopted in final form. The proposed U.S. Treasury Regulations state that they are to be effective for transactions occurring on or after April 1, 1992. However, because the proposed U.S. Treasury Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance they will be finally adopted in the form and with the effective date proposed. It is uncertain whether the IRS would consider the proposed U.S. Treasury Regulations to be effective for purposes of determining the U.S. federal income tax treatment of the acquisition of CanniMed. In the absence of the proposed U.S. Treasury Regulations being finalized in their current form, the U.S. federal income tax consequences to a U.S. Holder set forth above in the discussion “Tax Consequences if the Offer Qualifies as a Reorganization” or “Treatment of the Offer as a Taxable Transaction” should apply to the acquisition of CanniMed; however, it is unclear whether the IRS would agree with this interpretation and/or whether the IRS could attempt to treat the acquisition of CanniMed as a taxable exchange on some alternative basis. If gain is not recognized under the proposed U.S. Treasury Regulations, a U.S. Holder’s holding period for the Aurora Shares for purposes of applying the PFIC rules presumably would include the period during which the U.S. Holder held its CanniMed Shares. Consequently, a subsequent disposition of the Aurora Shares presumably would be taxable under the default PFIC rules described above to a Non-Electing Shareholder. U.S. Holders should consult their own tax advisors regarding whether the proposed U.S. Treasury Regulations under Section 1291 of the Code would apply if the acquisition of CanniMed qualifies as a Reorganization. Furthermore, in connection with issuing the proposed U.S. Treasury Regulations, the IRS announced that, in the absence of final U.S. Treasury Regulations, taxpayers may apply reasonable interpretations of Code provisions applicable to PFICs and that the IRS considers the rules set forth in the proposed U.S. Treasury Regulations to be reasonable interpretations of those Code provisions. U.S. Holders should consult their own tax advisors regarding whether the proposed U.S. Treasury Regulations under Section 1291 of the Code would apply if the acquisition of CanniMed qualifies as a Reorganization. Additional information regarding the PFIC rules is discussed under “Ownership of Aurora Shares” below.

Transfer of CanniMed Shares Not Exchanged Pursuant to the Offer

As described under Section 19 of this Offer, “Acquisition of CanniMed Shares Not Deposited Under Offer”, Aurora may, in certain circumstances, acquire CanniMed Shares not deposited under the Offer pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. A U.S. Holder whose CanniMed Shares are acquired pursuant to a Compulsory Acquisition should be subject to tax consequences generally similar to those described above under “Consequences of Exchanging the CanniMed Shares Pursuant to the Offer.” The tax treatment of a Subsequent Acquisition Transaction to a U.S. Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same or materially different than the tax consequences described above. Aurora does not expect that the U.S. federal income tax consequences to U.S. Holders will be a significant factor in determining the structure of any such Subsequent Acquisition Transaction. U.S. Holders should consult their own tax advisors for advice with respect to the income tax consequences of having their CanniMed Shares acquired pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction, including the consequences of exercising dissent rights pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.

A U.S. Holder that exercises dissent rights in any Compulsory Acquisition or Subsequent Acquisition Transaction and is paid cash in exchange for all of such U.S. Holder’s CanniMed Shares generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the U.S. dollar amount of cash received by such U.S. Holder in exchange for CanniMed Shares (other than amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (b) the tax basis of such U.S. Holder in such CanniMed Shares surrendered. Subject to the PFIC rules discussed in this summary, such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if such CanniMed Shares have been held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. Deductions for capital losses are subject to complex limitations under the Code.

Ownership of Aurora Shares

The following discussion is subject to the PFIC rules discussed below under “Passive Foreign Investment Company Rules Relating to the Ownership of Aurora Shares.”

Distributions with Respect to Aurora Shares

Subject to the PFIC rules discussed below, a U.S. Holder that receives a distribution (including a constructive distribution, but excluding certain pro rata distributions of stock described in Code Section 305) with respect to the Aurora Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of Aurora, as determined under U.S. federal income tax rules. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of Aurora, such distribution will be treated: (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Aurora Shares; and (b) thereafter, as gain from the sale or exchange of such shares (see more detailed discussion below under the heading “Disposition of Aurora Shares”). However, Aurora may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder therefore may have to assume that any distribution by Aurora with respect to Aurora Shares will constitute ordinary dividend income. Dividends paid on the Aurora Shares generally will not be eligible for the “dividends received deduction” generally available to U.S. corporate shareholders receiving dividends from U.S. corporations. Subject to applicable limitations and provided Aurora is eligible for the benefits of the Canada-U.S. Tax Convention or the

Aurora Shares are readily tradable on a United States securities market, dividends paid by Aurora to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that Aurora not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Dispositions of Aurora Shares

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Aurora Shares in an amount equal to the difference, if any, between: (a) the U.S. dollar amount of cash plus the fair market value of any property received; and (b) such U.S. Holder’s tax basis in the Aurora Shares sold or otherwise disposed of. Subject to the PFIC rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Aurora Shares are held for longer than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules Relating to the Ownership of Aurora Shares

If Aurora is or becomes a PFIC, the preceding section of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of Aurora Shares. The U.S. federal income tax consequences of owning and disposing of Aurora Shares if Aurora is or becomes a PFIC are described below.

If Aurora were to constitute a PFIC for any tax year during a U.S. Holder’s holding period, then certain potentially adverse rules may affect the U.S. federal income tax consequences to a U.S. Holder as a result of the ownership and disposition of Aurora Shares.

Based on current business plans and financial expectations, Aurora expects that it will not be a PFIC for its current tax year and for the foreseeable future. No opinion of legal counsel or ruling from the IRS concerning the status of Aurora as a PFIC has been obtained or is currently planned to be requested. The determination of whether any non-U.S. corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any non-U.S. corporation is a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this Offer. Accordingly, there can be no assurance that Aurora will or will not be a PFIC for the current tax year or any future tax year or that the IRS will not challenge any determination made by Aurora (or any subsidiary of Aurora) concerning its PFIC status. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of Aurora and any subsidiary of Aurora, the application of the PFIC rules to the Aurora Shares and the consequences of being treated as the owner of subsidiary PFICs.

In any tax year in which Aurora is a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

If Aurora were a PFIC in any tax year during which a U.S. Holder held Aurora Shares, such holder generally would be subject to special rules with respect to any “excess distribution” made by Aurora on the Aurora Shares and with respect to gain from the disposition of the Aurora Shares. An “excess distribution” generally is defined as the excess of distributions with respect to the Aurora Shares received by a U.S. Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from Aurora during the shorter of the three preceding tax years, or such U.S. Holder’s holding period for the Aurora Shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the Aurora Shares ratably over its holding period for the Aurora Shares. Such amounts allocated to the tax year of the disposition or excess distribution and to any tax year prior to the first year in which Aurora was a PFIC would be taxed as ordinary income, and amounts allocated to all other tax years would be taxed as ordinary income at the highest tax rate in effect for each such tax year and an interest charge at a rate applicable to underpayments of tax would apply. Any loss realized on the disposition of Aurora Shares would generally not be recognized.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including the “QEF Election” under Section 1295 of the Code and the “Mark-to-Market Election” under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner.

U.S. Holders should be aware that, for each tax year, if any, that Aurora is a PFIC, Aurora can provide no assurances that it will satisfy the record keeping requirements or make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect to Aurora or any subsidiary of Aurora that also is classified as a PFIC. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of Aurora Shares, and the availability of certain U.S. tax elections under the PFIC rules for Aurora and any subsidiary of Aurora that is also a PFIC.

Other Considerations

Foreign Tax Credit

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the Offer or in connection with the ownership or disposition of Aurora Shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source”. Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Aurora Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Foreign Currency

The amount of any distribution or proceeds paid in Canadian dollars to a U.S. Holder in connection with the ownership of Aurora Shares, or on the sale, exchange or other taxable disposition of Aurora Shares, or any Canadian dollars received as a result of shareholders of CanniMed exercising dissent rights under a Compulsory Acquisition or Subsequent Acquisition Transaction, generally will be equal to the U.S. dollar value of such Canadian dollars based on the exchange rate applicable on the date of receipt (regardless of whether such Canadian dollars are converted into U.S. dollars at that time). A U.S. Holder that receives Canadian dollars and converts such Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt may have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss for foreign tax credit purposes.

Taxable dividends with respect to Aurora Shares that are paid in Canadian dollars will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the dividend, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.

Different rules apply to U.S. Holders who use the accrual method. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the CanniMed Shares or Aurora Shares and net gains from the disposition of the CanniMed Shares or Aurora Shares. Further, excess distributions treated as dividends, gains treated as excess distributions under the PFIC rules discussed above, and mark-to-market inclusions and deductions are all included in the calculation of net investment income.

U.S. Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, that distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of CanniMed Shares or Aurora Shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a QEF Election will be required to recalculate its basis in such shares excluding QEF basis adjustments.

Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in controlled foreign corporations and QEFs held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on QEF income inclusions and on gains calculated after giving effect to related tax basis adjustments. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the CanniMed Shares or Aurora Shares.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax law and U.S. Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless their CanniMed Shares or Aurora Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of: (a) distributions on the Aurora Shares; (b) proceeds arising from the sale or other taxable disposition of Aurora Shares; or (c) any payments received in connection with a Compulsory Acquisition or Subsequent Acquisition Transaction generally may be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder: (i) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9); (ii) furnishes an incorrect U.S. taxpayer identification number; (iii) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax; or (iv) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit. against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

22.	Material Changes and Other Information

Except as disclosed elsewhere in this Circular or as publicly disclosed by CanniMed, the Offeror has no information which indicates any material change in the affairs of CanniMed since the date of the last published financial statements of CanniMed, and the Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of the CanniMed Shareholders to accept or reject the Offer.

23.	Regulatory Matters

Competition Act

Part IX of the Competition Act requires that the parties to certain classes of transactions provide prescribed information to the Commissioner where the applicable thresholds set out in Sections 109 and 110 of the Competition Act are exceeded and no exemption applies (each, a “Notifiable Transaction”).

Subject to certain limited exceptions, a Notifiable Transaction cannot be completed until the parties to the transaction have each submitted the information prescribed pursuant to subsection 114(1) of the Competition Act (a “Notification”) to the Commissioner and the applicable waiting period has expired or been waived or terminated early by the Commissioner. If a proposed transaction is an unsolicited offer to acquire the shares of a corporation and the Commissioner receives the offeror’s Notification, the Commissioner is required under subsection 114(3) of the Competition Act to immediately notify the corporation whose shares the offeror proposes to acquire that the Commissioner has received the offeror’s Notification, and such corporation must supply its Notification within ten days thereafter.

The waiting period is 30 days after the day on which the parties to the transaction each submits a Notification, except in the case of an unsolicited offer where, pursuant to subsection 123(3) of the Competition Act, the period begins on the date on which the offeror submits its Notification. The parties are, or the offeror in an unsolicited offer is, entitled to complete the Notifiable Transaction at the end of the 30-day period, unless the Commissioner notifies the parties (or the offeror in an unsolicited offer), pursuant to subsection 114(2) of the Competition Act, that he requires additional information that is relevant to the Commissioner’s assessment of the transaction (a

“Supplementary Information Request”). If the Commissioner provides the parties with a Supplementary Information Request, the Notifiable Transaction cannot be completed until 30 days after compliance with such Supplementary Information Request, provided that there is no order issued by the Competition Tribunal as established by subsection 3(1) of the Competition Act (the “Tribunal”) in effect prohibiting completion at the relevant time. In the case of an unsolicited offer, the 30-day period following compliance with the Supplementary Information Request begins on the day after the offeror’s compliance with the Supplementary Information Request.

The parties to a transaction are legally entitled to complete their transaction: (a) upon expiry of the applicable statutory waiting period; (b) upon the Commissioner’s issuance of an advance ruling certificate pursuant to Section 102 of the Competition Act (an “ARC”); or (c) upon the Commissioner’s issuance of a letter indicating that he does not, at that time, intend to challenge the transaction by making an application to the Tribunal under Section 92 of the Competition Act while reserving the Commissioner’s statutory right to challenge the transaction before the Tribunal at any time within one year of the transaction being completed (a “No-Action Letter”) together with either (i) expiry of the applicable statutory waiting period; or (ii) waiver of the Notification requirement and, accordingly, the applicable waiting period.

At any time before a “merger” (as defined in the Competition Act) is completed, even where the Commissioner has been notified under subsection 114(1) of the Competition Act and the applicable waiting period has expired, the Commissioner may apply to the Tribunal for an interim order under subsection 100(1) of the Competition Act forbidding any person named in the application from doing any act or thing where it appears to the Tribunal that such act or thing may constitute or be directed toward the completion or implementation of a proposed merger. The Tribunal may issue such an order for up to 30 days where (a) the Commissioner has certified that an inquiry is being made under paragraph 10(1)(b) of the Competition Act and that, in his opinion, more time is required to complete the inquiry, and (b) the Tribunal finds that, in the absence of an interim order, a party to the proposed merger or any other person is likely to take an action that would substantially impair the ability of the Tribunal to remedy the effect of the proposed merger on competition under Section 92 of the Competition Act because that action would be difficult to reverse. The duration of such interim order may be extended for a period of up to an additional 30 days where the Tribunal finds, on application made by the Commissioner, that the Commissioner is unable to complete the inquiry within the period specified in the order because of circumstances beyond the control of the Commissioner.

Whether or not a merger is subject to notification under Part IX of the Competition Act, the Commissioner can apply to the Tribunal for a remedial order under Section 92 of the Competition Act at any time before the merger has been completed or, if completed, within one year after it was substantially completed, provided that the Commissioner did not issue an ARC in respect of the merger, or, if the Commissioner did issue an ARC in respect of the merger, provided that (a) the merger was completed within one year after the ARC was issued and (b) the grounds upon which the Commissioner intends to apply to the Tribunal for a remedial order are not the same or substantially the same as the information on the basis of which the ARC was issued. On application by the Commissioner under Section 92 of the Competition Act, the Tribunal may, where it finds that the merger prevents or lessens, or is likely to prevent or lessen, competition substantially, order that the merger not proceed or, if completed, order its dissolution or the disposition of assets or shares involved in such merger; in addition to, or in lieu thereof, with the consent of the person against whom the order is directed and the Commissioner, the Tribunal may order a person to take any other action. The Tribunal is prohibited from issuing a remedial order where it finds that the merger or proposed merger has brought or is likely to bring about gains in efficiency that will be greater than, and will offset, the effects of any prevention or lessening of competition that will result or is likely to result from the merger and that the gains in efficiency would not likely be attained if the order were made.

While the transactions contemplated by the Offer constitute a “merger” and may constitute a Notifiable Transaction under the Competition Act, currently, based on the publicly available financial information regarding CanniMed, the Offeror does not believe they constitute a Notifiable Transaction. If required, or determined desirable in the sole judgement of the Offeror, which may change after review of CanniMed’s October 31, 2017 financial statements, the obligation of the Offeror to complete the Offer is, among other things, subject to the condition that, either (i) the Offeror receives an ARC; or (ii) the Offeror receives a No-Action Letter and there is an expiry, termination or waiver of the waiting period under Part IX of the Competition Act, in either case on terms satisfactory to the Offeror, exercising its sole judgement (“Competition Act Approval”). See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

United States Securities Laws

The Aurora Shares issuable to CanniMed Shareholders in exchange for their CanniMed Shares under the Offer have not been and will not be registered under the U.S. Securities Act, and such securities will be issued in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. A Form CB in respect of the issuance of such Aurora Shares will be furnished to the SEC.

The Aurora Shares issuable to CanniMed Shareholders pursuant to the Offer will be “restricted securities” under the U.S. Securities Act, and thus subject to resale restrictions under the U.S. Securities Act, to the same extent and proportion as the CanniMed Shares for which the Aurora Shares are being exchanged pursuant to the Offer. Therefore, any CanniMed Shareholder of CanniMed Shares who holds CanniMed Shares that are restricted securities under the U.S. Securities Act will receive Aurora Shares that are restricted securities. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to an exemption or exclusion from the registration requirements of the U.S. Securities Act and all applicable state securities laws.

Subject to certain limitations, holders of such Aurora Shares may resell their Aurora Shares outside the United States without registration under in accordance with Regulation S under the US Securities Act. Additionally, the US Securities Act imposes restrictions on Aurora Shares held by “affiliates” of the Offeror after the acquisition or who have been “affiliates” of the Offeror within 90 days prior to the acquisition. Persons who may be deemed to be “affiliates” of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer. Such affiliates (and former affiliates) may also resell Aurora Shares pursuant to Rule 144 under the US Securities Act, if available.

The foregoing discussion is only a general overview of certain requirements of the U.S. Securities Act that are applicable to the resale of Aurora Shares received pursuant to the Offer. All CanniMed Shareholders who receive Aurora Shares are urged to consult with counsel to ensure that the resale of their securities complies with applicable securities legislation.

24.	Depositary

The Offeror has engaged Laurel Hill to act as depositary for the receipt of certificate(s) or DRS statement(s) in respect of CanniMed Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada.

No fee or commission is payable by any CanniMed Shareholder who transmits its CanniMed Shares directly to the Depositary. If you hold CanniMed Shares through a broker or other nominee and such broker or nominee currently, based on the publicly available financial information regarding CanniMed, the Offeror does not believe they constitute a Notifiable Transaction. If required, or determined desirable in the sole judgement of the Offeror, which may change after its review of CanniMed’s October 31, 2017 financial statements, become publicly available, deposits the CanniMed Shares on your behalf, the broker or nominee may charge a fee for performing this service. Questions and requests for assistance concerning the Offer should be made directly to the Depositary.

25.	Expenses of the Offer

The Offeror estimates that if it acquires any and all of the CanniMed Shares, including any CanniMed Shares issued following the date hereof pursuant to the exercise of Convertible Securities, pursuant to the Offer, the total cash amount of related fees and expenses, including legal, financial advising, accounting, filing and printing costs, the cost of preparation and mailing the Offer, will be approximately $5,250,000 in expenses.

26.	Benefits from the Offer

Other than as disclosed elsewhere in this Circular, no person named under “Beneficial Ownership and Trading of Securities of CanniMed” in this Circular, will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than the consideration available to any CanniMed Shareholder who deposits CanniMed Shares to the Offer.

27.	Experts

The audited consolidated financial statements of the Offeror for the years ended June 30, 2017 and 2016 incorporated by reference in this Offer and Circular have been audited by MNP LLP, chartered professional accountants, as stated in its report in respect thereof dated September 25, 2017, which is incorporated by reference into this Offer and Circular. The audited consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. MNP LLP has confirmed that it is independent of the Offeror within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

28.	Legal Matters

Legal matters on behalf of the Offeror will be passed upon by, and the opinion contained under “Certain Canadian Federal Income Tax Considerations” has been provided by McMillan LLP, counsel to the Offeror. As of the date of this Circular, the partners and associates of McMillan LLP beneficially owned, directly or indirectly, less than 1% of the outstanding securities of any class of the Offeror or of CanniMed.

29.	Risk Factors

CanniMed Shareholders should carefully consider the following risk factors related to the Offer and the Offeror and the risks set out in the documents incorporated by reference in this Offer and Circular. Such risks may not be the only risks applicable to the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely affect the successful completion of the Offer or the business, operations, prospects, financial condition, financial performance, cash flows or reputation of the Offeror.

Risk Factors Related to the Offer and the Offeror

The Offer may not be Completed for a Variety of Reasons

In addition to various risks identified under the heading “Forward-Looking Statements and Information”, completion of the Offer is subject to satisfaction or waiver of a number of conditions, certain of which are outside the control of the Offeror, including, but not limited to CanniMed Shareholders tendering a sufficient number of CanniMed Shares to the Offer, and the Offeror obtaining the Regulatory Approvals, as needed. There is no certainty, nor can the Offeror provide any assurance, that the conditions of the Offer will be satisfied.

If the Offer is completed, the market for CanniMed Shares may be adversely affected, CanniMed Shares may be delisted and CanniMed may cease to be a reporting issuer.

The purchase of any CanniMed Shares under the Offer will reduce the number of CanniMed Shares that might otherwise trade publicly, as well as the number of CanniMed Shareholders, and, depending on the number of CanniMed Shareholders participating in the Offer and the number of CanniMed Shares deposited by such CanniMed Shareholders under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining CanniMed Shares held by the public. After the purchase of the CanniMed Shares under the Offer, the Offeror may be able to cause CanniMed to eliminate any public reporting obligations of CanniMed under applicable Canadian Securities Laws. The rules and regulations of the TSX establish certain criteria that, if not met, could lead to the delisting of the CanniMed Shares from the TSX. Although it is possible that the CanniMed Shares could be traded on other securities exchanges or in the over-the-counter market, and price quotations would be reported by such exchanges or by other sources, there can be no assurance that any such trading or quotations will occur. In addition, the extent of the public market for the CanniMed Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the CanniMed Shares remaining at such time and the interest in maintaining a market in the CanniMed Shares on the part of securities firms. The Offeror intends to cause CanniMed to apply to delist the CanniMed Shares from the TSX as soon as practicable after the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction. If the CanniMed Shares are delisted and if CanniMed ceases to be a “public corporation” for the purposes of the Tax Act of any reason, CanniMed Shares may cease to be qualified investments for trusts governed by RRSPs, RRIFs, registered education savings plans, registered disability savings plans, deferred profit sharing plans and tax free savings accounts. Delisting can also have adverse tax consequences to non-resident CanniMed Shareholders, as described in “Certain Canadian Federal Income Tax Considerations”.

The issuance of Aurora Shares as consideration under the Offer could adversely affect the market price of Aurora Shares after the take up of CanniMed Shares under the Offer.

If the fully diluted CanniMed Shares are tendered to the Offer, a significant number of additional Aurora Shares (assuming the Base Exchange Ratio applies to the take up) will be available for trading in the public market. The overall increase in the number of Aurora Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Aurora Shares. The perceived risk of substantial sales of Aurora Shares, as well as any actual sales of such Aurora Shares in the public market, could adversely affect the market price of Aurora Shares.

The acquisition of all of the outstanding CanniMed Shares might not be successfully completed without the possibility of CanniMed Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

In order for the Offeror to acquire all of the issued and outstanding CanniMed Shares, it will likely be necessary, following consummation of the Offer, to effect a Compulsory Acquisition or Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in CanniMed Shareholders having the right to dissent and demand payment of the fair value of their CanniMed Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting CanniMed Shareholders for their CanniMed Shares that is different from the consideration to be paid under the Offer. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without CanniMed Shareholders exercising dissent rights in respect of a substantial number of CanniMed Shares, which could result in the requirement to make a substantial cash payment that could have an adverse effect on the Offeror’s financial position and liquidity.

The tax consequences to a CanniMed Shareholder under the Offer may differ materially from the tax consequences to a CanniMed Shareholder under a Compulsory Acquisition or Subsequent Acquisition Transaction.

After consummation of the Offer, the Offeror’s interest could differ from that of the remaining minority CanniMed Shareholders.

After the consummation of the Offer, the Offeror intends to exercise its statutory right of Compulsory Acquisition, if available, to acquire all of the CanniMed Shares not deposited under the Offer or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such right, to integrate CanniMed and the Offeror, by a Subsequent Acquisition Transaction for the purpose of enabling the Offeror or an affiliate to acquire all CanniMed Shares not acquired under the Offer. In any of these contexts, the Offeror’s interests with respect to CanniMed may differ from, and conflict with, those of any remaining minority CanniMed Shareholders.

Change of control provisions in CanniMed’s agreements triggered upon the acquisition of CanniMed may lead to adverse consequences.

CanniMed may be a party to agreements that contain change of control provisions that may be triggered following successful completion of the Offer, since the Offeror would then hold CanniMed Shares representing a majority of the voting rights of CanniMed. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect CanniMed’s results of operations and financial condition or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of CanniMed and the Offeror on a combined basis. Unless these change of control provisions are waived by the other party to any such agreements, the operation of any of these provisions could adversely affect the results of operations and financial condition of CanniMed or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of CanniMed and the Offeror on a combined basis.

The Offeror has been unable to independently verify the accuracy and completeness of CanniMed information in the Offer and Circular.

The Offeror has not had access to CanniMed’s detailed accounting records or other non-public books and records. The Offeror has not been able to independently assess or verify the information in CanniMed’s publicly filed documents, including its financial statements. As a result, all historical information regarding CanniMed contained herein, including all of CanniMed’s financial information and all pro forma financial information reflecting the pro forma effects of a combination of CanniMed and the Offeror derived in part from CanniMed’s financial information, has been derived, by necessity, from CanniMed’s public reports and securities filings. Although the Offeror has no reason to doubt the accuracy of CanniMed’s publicly disclosed information, any inaccuracy or material omission in CanniMed’s publicly available information, including the information about or relating to CanniMed contained in the Offer, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.

The Offeror may not realize all of the anticipated benefits and synergies from the completion of the transaction.

The Offer has been made with the expectation that its successful completion will result in certain synergies and costs savings. These anticipated benefits will depend in part on whether the operations of CanniMed and the Offeror can be integrated in an efficient and effective manner and the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, if any. The integration of the two companies may present challenges to management of the Offeror, and the Offeror may encounter unanticipated delays, liabilities and costs. If the Offeror does not acquire at least 66 2⁄3% of the CanniMed Shares and cannot or does not complete a Compulsory Acquisition or Subsequent Acquisition Transaction, it will not be able to fully and efficiently integrate CanniMed into its business. There can be no assurance that the operational or other synergies that the Offeror expects to realize in the combined entity will be ultimately realized, or that the integration of the operations of both companies will be timely or effectively accomplished, or will ultimately result in cost reductions.

30.	Offerees’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides securityholders of CanniMed with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. CanniMed Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

31.	Directors’ Approval

The contents of the Offer to Purchase and this Circular have been approved and the sending thereof to the CanniMed Shareholders, has been authorized by the board of directors of the Offeror and the board of directors of Aurora.

GLOSSARY

In the Offer to Purchase and Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

“ACMPR”	means Access to Cannabis for Medical Purposes Regulations;

“affiliate”	unless otherwise indicated, has the meaning ascribed thereto in the Securities Act (British Columbia);

“Alternative Transaction”	has the meaning ascribed thereto in NI 62-104, unless such term is referenced in section 10 “Agreements Relating to the Offer”;

“Anandia”	means Anandia Labs Inc.;

“Appointee”	has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance Power of Attorney”;

“ARC”	has the meaning ascribed thereto on page 72;

“associate”	unless otherwise indicated, has the meaning ascribed thereto in the Securities Act (British Columbia);

“Aurora Shares”	means common shares in the capital of Aurora;

“Aurora”	means Aurora Cannabis Inc., a company incorporated under the laws of the Province of British Columbia;

“Base Exchange Ratio”	has the meaning ascribed thereto on page ii;

“Board of Directors”	means the board of directors of CanniMed;

“Book-based Transfer”	has the meaning ascribed thereto in page 10;

“business day”	means any day other than a Saturday, Sunday or day that is observed as a statutory or civic holiday in Vancouver, British Columbia and Toronto, Ontario;

“Calculation Date VWAP”	has the meaning ascribed thereto on page ii;

“Canadian Securities Laws”

means the securities legislation of each of the provinces and territories of Canada, as amended from time to time, and includes all regulations, rules, policy statements, notices and blanket orders or rulings thereunder;

“Cann Group”	means Cann Group Limited;

“CanniMed Shareholder”	means a shareholder of CanniMed Shares;

“CanniMed Shares”	means common shares of CanniMed as constituted on the date hereof, together with any CanniMed Shares that are issued subsequent to the date hereof but prior to the Expiry Time;

“CanniMed”	means CanniMed Therapeutics Inc., a company incorporated under the CBCA;

“CanvasRx”	means CanvasRx Inc., a wholly owned subsidiary of Aurora, acquired on August 17, 2016;

“Cap Exchange Ratio”	has the meaning ascribed thereto on page ii;

“Cap Price”	has the meaning ascribed thereto on page ii;

“Cap VWAP Price”	has the meaning ascribed thereto on page ii;

“CBCA”	means Canada Business Corporations Act;

“CDS”	means The Canadian Depository for Securities Limited;

“CDSX”	means CDS on-line tendering system;

“Circular”	means the take-over bid circular accompanying the Offer to Purchase and forming part of the Offer;

“CML”	has the meaning ascribed thereto on page 31;

“Commissioner”	means the Commissioner of Competition under subsection 7(1) of the Competition Act or any person duly authorized to perform duties on behalf of the Commissioner of Competition;

“Competition Act”	means the Competition Act (Canada), and the regulations made thereunder, as amended;

“Competition Act Approval”	has the meaning ascribed thereto on page 73;

“Compulsory Acquisition”	has the meaning ascribed thereto on page 51;

“Conditions of the Offer”	has the meaning ascribed thereto in Section 4 “Conditions of the Offer”;

“Convertible Securities”	means any existing or future rights, warrants or options to purchase, convert into, exchange into, exercise for or otherwise acquire CanniMed Shares;

“CRA”	means the Canada Revenue Agency;

“CSE”	means the Canadian Securities Exchange;

“Deferred Income Plans”	has the meaning ascribed thereto on page 57;

“Deposit Period”	means the period commencing on the date hereof and ending at the Expiry Time;

“Depositary and Information Agent”	means Laurel Hill;

“Deposited Securities”	has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance Dividends and Distributions”;

“Direct Exchange”	has the meaning ascribed thereto on page 55;

“Dissenting Offeree”	has the meaning ascribed thereto on page 51;

“Distributions”	has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance Dividends and Distributions”;

“DTC”	means the Depository Trust Corporation;

“DRS Statements”	means a statement evidencing CanniMed Shares issued under the name of the applicable shareholder and registered electronically in CanniMed’s records;

“Effective Date”	means the first date on which the Offeror has taken up and paid for CanniMed Shares under the Offer;

“Eligible Institution”

means a Canadian Schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust corporations in the United States;

“Exchange Act”	means the U.S. Securities Exchange Act of 1934;

“Expiry Time”

means 11:59 p.m. (Pacific time) on Friday, March 9, 2018, or such earlier or later time and date as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Acceleration, Extension and Variation of the Offer”;

“Fully-Diluted Basis”

means, with respect to the number of outstanding CanniMed Shares, such number of outstanding CanniMed Shares calculated on the assumption that all Convertible Securities, warrants or other rights to purchase or acquire CanniMed Shares are exercised in full;

“Governmental Entity”

means any (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner, tribunal, board, bureau, agency or instrumentality, whether domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Health Canada”	is the Canadian federal department responsible for health;

“Hempco”	means Hempco Food and Fiber Inc.;

“Law”	means all laws, statutes, rulings, ordinances, rules, regulations, judgments, orders, injunctions, decrees, awards, agency requirements, license or permit of any Governmental Entity.

“Letter of Transmittal”	means the letter of acceptance and transmittal in the form printed on yellow paper accompanying the Offer to Purchase and Circular;

“Licensed Producer”	has the meaning ascribed thereto in the ACMPR;

“Locked-Up Shareholders”	has the meaning ascribed thereto on page 2;

“Lock-Up Agreement”	has the meaning ascribed thereto on page 1;

“LOG option”	has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance – Procedure for Guaranteed Delivery”.

“Mandatory Extension Period”	has the meaning as ascribed thereto on page 18;

“material adverse change”

means any change, circumstance, development, state of facts, event or effect (i) that, individually or in the aggregate with any other changes, circumstances, developments, state of facts, events or effects, has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, properties, assets, condition (financial or otherwise), liabilities (contingent or otherwise), results of operations or future prospects of CanniMed and its affiliates, or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Offeror of the transactions contemplated by the Offer;

“material adverse effect”

means any change or effect having a material adverse effect on the conduct of the business, results of operations or financial condition, earnings or prospects of CanniMed and any of its affiliates, on a consolidated basis;

“MI 61-101”	means Multilateral Instrument 61-101 Takeover Bids and Special Transactions;

“Minimum Tender Condition”	has the meaning ascribed thereto on page ii;

“Newstrike” or “Newstrike Resources”	means Newstrike Resources Ltd.;

“Newstrike Resources Agreement”	has the meaning ascribe thereto on page ii;

“Newstrike News Release”	has the meaning ascribed thereto on page ii;

“NI 62-104”	means National Instrument 62-104 Take-Over Bids and Issuer Bids;

“No-Action Letter”	has the meaning ascribed thereto on page 72;

“Notice of Guaranteed Delivery”	means the notice of guaranteed delivery in the form printed on green paper accompanying the Offer to Purchase and Circular;

“Notifiable Transaction”	has the meaning ascribed thereto on page 71;

“Notification”	has the meaning ascribed thereto on page 71;

“Offer Consideration”	has the meaning ascribed thereto on page ii;

“Offer to Purchase”	means the offer to purchase the CanniMed Shares forming part of the Offer;

“Offer”

means the offer to purchase CanniMed Shares made hereby to CanniMed Shareholders, the terms and conditions of which are set forth in the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery;

“Offeror’s Notice”	has the meaning ascribed thereto on page 51;

“Offeror”	means Aurora, a company incorporated under the laws of the Province of British Columbia;

“Pedanios”	means Pedanios GmbH, a wholly owned subsidiary of Aurora, acquired on May 30, 2017;

“Person”	includes any natural person, body corporate, trust, limited partnership, Governmental Entity or other juridical entity;

“PPS”	has the meaning ascribed thereto on page 31;

“Purchased Securities”	has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance Power of Attorney”;

“Radient”	has the meaning ascribed thereto on page 3;

“Regulatory Approvals”

“Regulatory Approvals” means (i) Competition Act Approval, (ii) the approval of the TSX to list the Aurora Shares, and (iii) such other sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities (domestic or foreign) that the Offeror determines are required in connection with the commencement of the Offer or the consummation of the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction;

“RRIFs”	has the meaning ascribed thereto in the Circular under the heading “Certain Canadian Federal Income Tax Considerations”;

“RRSPs”	has the meaning ascribed thereto in the Circular under the heading “Certain Canadian Federal Income Tax Considerations”;

“Rule 802”	not defined on this page.

“SEC”	means the U.S. Securities and Exchange Commission;

“Securities Regulatory Authorities”	means each of the securities commission or similar regulatory authority in each of the provinces and territories of Canada.

“SEDAR”	means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators;

“Statutory Minimum Condition”	has the meaning ascribed thereto on page 14;

“Subsequent Acquisition Transaction”	has the meaning ascribed thereto on page 52;

“subsidiary”	means a company the voting shares of which are controlled by its parent company to the extent that the board of directors of the subsidiary is determined by the parent company;

“SubTerra”	has the meaning ascribed thereto on page 31;

“Supplementary Information Request”	has the meaning ascribed thereto on page 71;

“Tax Act”	has the meaning ascribed thereto in the Circular under the heading “Certain Canadian Federal Income Tax Considerations”;

“Tax Proposals”	has the meaning ascribed thereto in the Circular under the heading “Certain Canadian Federal Income Tax Considerations”;

“TFSAs”	has the meaning ascribed thereto in the Circular under the heading “Certain Canadian Federal Income Tax Considerations”;

“treaty-protected property”	has the meaning ascribed thereto in the Circular under the heading “Certain Canadian Federal Income Tax Considerations”;

“Tribunal”	means the Competition Tribunal as established by subsection 3(1) of the Competition Act;

“Trigger Event”	has the meaning ascribed thereto on page 47;

“TSX”	means the Toronto Stock Exchange;

“TSXV”	means the TSX Venture Exchange;

“US Securities Act”	has the meaning ascribed thereto on page v; and

“VWAP”	means volume weighted average price.

CONSENT OF MCMILLAN LLP

TO: The Directors of the Offeror

We hereby consent to the reference to our opinion contained under “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated November 24, 2017 made by the Offeror to the holders of CanniMed Shares of CanniMed Therapeutics Inc.

DATED: November 24, 2017

(signed) MCMILLAN LLP

CERTIFICATE OF AURORA CANNABIS INC.

DATED: November 24, 2017

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value of the CanniMed Shares which are the subject of the Offer.

(signed) Terry Booth Chief Executive Officer and Director of Aurora Cannabis Inc.	(signed) Glen Ibbott Chief Financial Officer and Director of Aurora Cannabis Inc.

On behalf of the board of Directors of Aurora Cannabis Inc.

(signed) Michael Singer Director	(signed) Stephen Dobler Director

AURORA CANNABIS INC.

Pro forma Condensed Interim Consolidated Statements of Financial Position

As at September 30, 2017 and July 31, 2017

(Unaudited – In thousands of Canadian dollars)

	Aurora September 30, 2017	CanniMed July 31, 2017	Notes	Pro forma Adjustments	Pro forma Consolidated
	$	$		$	$
Assets
Current
Cash and cash equivalents	127,915	54,195		—	182,110
Accounts receivable	3,701	1,455		—	5,156
Marketable securities	34,760	—		—	34,760
Inventory	11,653	10,552		—	22,205
Biological assets	6,083	640		—	6,723
Promissory notes receivable	5,250	—		—	5,250
Loans receivable	2,132	—		—	2,132
Prepaid and other current assets	1,742	210		—	1,952

	193,236	67,052		—	260,288
Property, plant and equipment	71,385	37,641		—	109,026
Derivative	4,892	—		—	4,892
Intangible assets	30,670	2,476		—	33,146
Goodwill	47,651	492	3(a)	(492)	529,837
			3(a)	482,186

	347,834	107,661		481,694	937,189

Liabilities
Current
Accounts payable and accrued liabilities	12,015	2,747	3(b)	5,250	20,232
			3(c)	220
Deferred revenue	1,548	124		—	1,672
Finance lease	71	—		—	71
Loans and borrowings	—	2,582		—	2,582
Contingent consideration payable	9,928	—		—	9,928

	23,562	5,453		5,470	34,485
Deferred revenue	—	12		—	12
Finance lease	263	—		—	263
Loans and borrowings	—	11,368		—	11,368
Convertible notes	66,581	—		—	66,581
Deferred gain on derivative	3,856	—		—	3,856
Deferred tax liability	8,656	—		—	8,656

	102,918	16,833		5,470	125,221

Shareholders’ equity
Share capital	230,432	109,594	3(a)	572,522	802,734
			3(a)	(109,594)
			3(c)	(220)
Reserves	39,108	3,579	3(a)	(3,579)	39,108
Deficit	(24,624)	(22,345)	3(a)	22,345	(29,874)
			3(b)	(5,250)

	244,916	90,828		476,224	811,968

	347,834	107,661		481,694	937,189

See accompanying notes to the unaudited pro forma consolidated financial statements.

AURORA CANNABIS INC.

Pro forma Condensed Interim Consolidated Statements of Comprehensive Income (Loss)

Three months ended September 30, 2017 and July 31, 2017

(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

	Aurora September 30, 2017	CanniMed July 31, 2017	Notes	Pro forma Adjustments	Pro forma Consolidated
	$	$		$	$
Revenue	8,249	4,770		—	13,019
Unrealized gain on changes in fair value of biological assets	(4,611)	(1,450)		—	(6,061)
Inventory expensed to cost of sales	1,973	2,232		—	4,205
Production costs	2,077	1,345		—	3,422

Cost of sales (recovery)	(561)	2,127		—	1,566

Gross profit	8,810	2,643		—	11,453
Expenses
General and administration	2,993	1,371		—	4,364
Sales and marketing	3,668	1,517		—	5,185
Research and development	107	147		—	254
Acquisition and project evaluation costs	340	—	3(b)	5,250	5,590
Depreciation and amortization	634	314		—	948
Share-based payments	2,486	143		—	2,629

	10,228	3,492		5,250	18,970

Loss from operations	(1,418)	(849)		(5,250)	(7,517)
Interest and other income	590	93		—	683
Finance and other costs	(2,016)	(381)		—	(2,397)
Foreign exchange	(247)	(335)		—	(582)
Unrealized gain on debenture	6,937	—		—	6,937
Unrealized gain on derivative	817	116		—	933

	6,081	(507)		—	5,574

Income (loss) before income taxes	4,663	(1,356)		(5,250)	(1,943)
Income tax expense
Current	—	—		—	—
Deferred, net	(1,103)	—		—	(1,103)

	(1,103)	—		—	(1,103)

Net income (loss)	3,560	(1,356)		(5,250)	(3,046)
Other comprehensive income (loss)
Deferred tax	(1,632)	—		—	(1,632)
Unrealized gain on marketable securities	12,551	—		—	12,551
Foreign currency translation	(4)	(79)		—	(83)

	14,475	(1,435)		(5,250)	7,790

Net income (loss) per share:
Basic	$ 0.01	$ (0.06)			$ (0.01)
Diluted	$ 0.01	$ (0.06)			$ (0.01)

Weighted average number of shares outstanding:
Basic	368,631,600	22,741,000			472,537,523
Diluted	376,199,780	22,741,000			472,537,523

See accompanying notes to the unaudited pro forma consolidated financial statements.

AURORA CANNABIS INC.

Pro forma Condensed Interim Consolidated Statements of Comprehensive Loss

Twelve months ended June 30, 2017 and July 31, 2017

(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

	Aurora June 30, 2017	CanniMed July 31, 2017	Notes	Pro forma Adjustments	Pro forma Consolidated
	$	$		$	$
Revenue	18,067	15,031		—	33,098
Unrealized gain on changes in fair value of biological assets	(7,469)	(3,588)		—	(11,057)
Inventory expensed to cost of sales	3,472	6,261		—	9,733
Production costs	6,008	2,906		—	8,914

Cost of sales	2,011	5,579		—	7,590

Gross profit	16,056	9,452		—	25,508
Expenses
General and administration	6,813	5,418		—	12,231
Sales and marketing	10,270	4,248		—	14,518
Research and development	314	973		—	1,287
Acquisition and project evaluation costs	1,551	—	3(b)	5,250	6,801
Depreciation and amortization	716	908		—	1,624
Share-based payments	7,584	960		—	8,544

	27,248	12,507		5,250	45,005

Loss from operations	(11,192)	(3,055)		(5,250)	(19,497)
Other income (expense)
Interest and other income	861	516		—	1,377
Finance and other costs	(6,582)	(1,942)		—	(8,524)
Foreign exchange	(215)	(565)		—	(780)
Unrealized gain on debenture	(1,135)	—		—	(1,135)
Unrealized gain on marketable securities	1,334	—			1,334
Unrealized gain on derivative	(335)	(10,446)		—	(10,781)

	(6,072)	(12,437)		—	(18,509)

Loss before income taxes	(17,264)	(15,492)		(5,250)	(38,006)
Income tax recovery
Current	19	—		—	19
Deferred, net	4,277	762		—	5,039

	4,296	762		—	5,058

Net loss from continuing operations	(12,968)	(14,730)		(5,250)	(32,948)
Net loss from discontinued operations	—	(12,986)		—	(12,986)

Net loss	(12,968)	(27,716)		(5,250)	(45,934)
Other comprehensive income (loss)
Deferred tax	(885)	—		—	(885)
Unrealized gain on marketable securities	6,077	—		—	6,077
Foreign currency translation – continuing operations	(25)	(10,659)		—	(10,684)
Foreign currency translation – discontinued operations	—	(78)		—	(78)

	(7,801)	(38,453)		(5,250)	(51,504)

Net loss per share:
Basic	$ (0.05)	$ (1.69)			$ (0.12)
Diluted	$ (0.05)	$ (1.69)			$ (0.12)

Weighted average number of shares outstanding:
Basic	279,029,226	22,741,000			382,935,149
Diluted	279,029,226	22,741,000			382,935,149

See accompanying notes to the unaudited pro forma consolidated financial statements.

AURORA CANNABIS INC.

Notes to the Pro forma Condensed Consolidated Financial Statements

(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

1.	Description of the Transaction

On November 13, 2017, Aurora Cannabis Inc. (“Aurora” or the “Company”) submitted a proposal to the board of directors of CanniMed Therapeutics Inc. (“CanniMed”) to acquire all of the issued and outstanding shares of CanniMed (the “Acqusition”), a licensed producer and distributor of medical cannabis pursuant to the Access to Cannabis for Medical Purposes Regulations (“ACMPR”). CanniMed is involved in plant biotechnology research, product development and the production of plant based materials for biopharmaceutical, agricultural and environmental market applications. CanniMed and Aurora are listed on the Toronto Stock Exchange (“TSX”) under the symbol “ACB” and “CMED”, respectively.

Pursuant to the Acquisition, Aurora will acquire all of the issued and outstanding shares of CanniMed on the basis that each CanniMed shareholder will receive 4.52586207 common shares of Aurora for each CanniMed share held. The exchange ratio represents a maximum of $24.00 per share and a premium of 56.9% over the closing price of CanniMed shares on November 14, 2017, the day prior to Aurora’s announcement of its intention to pursue a combination with CanniMed.

2.	Basis of Presentation

The unaudited pro forma condensed consolidated statement of financial position as at September 30, 2017, the unaudited pro forma condensed interim consolidated statement of comprehensive income (loss) for the three months ended September 30, 2017, and the unaudited pro forma condensed interim consolidated statement of comprehensive income (loss) for the twelve months ended June 30, 2017 of Aurora were prepared in compliance with National Instrument 62-104F1 Takeover Bid Circular to reflect the Company’s proposal to purchase all of CanniMed’s issued and outstanding common shares.

The unaudited pro forma condensed consolidated statement of financial position and the unaudited pro forma condensed consolidated statements of comprehensive income (loss) of Aurora are comprised of information derived from:

•	the unaudited condensed interim consolidated statement of financial position of Aurora as at September 30, 2017;

•	the unaudited condensed interim consolidated statement of financial position of CanniMed as at July 31, 2017;

•	the unaudited condensed interim consolidated statement of comprehensive income of Aurora for the three months ended September 30, 2017;

•	the unaudited condensed interim consolidated statement of comprehensive loss of CanniMed for the three months ended July 31, 2017;

•	the audited consolidated statement of comprehensive loss of Aurora for the twelve months ended June 30, 2017;

•	the audited statement of comprehensive loss of CanniMed for the twelve months ended October 31, 2016;

•	the unaudited condensed interim consolidated statement of comprehensive loss of CanniMed for the three months ended January 31, 2017; and

•	the unaudited condensed interim consolidated statement of comprehensive loss of CanniMed for the three months ended April 30, 2017.

AURORA CANNABIS INC.

Notes to the Pro forma Condensed Consolidated Financial Statements

(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

2.	Basis of Presentation (Continued)

The unaudited pro forma condensed consolidated financial statements do not include all of the information disclosures required by International Financial Reporting Standards (“IFRS”) and should be read in conjunction with Aurora’s unaudited condensed interim consolidated financial statements as at and for the three months ended September 30, 2017, the audited consolidated financial statements of Aurora for the year ended June 30, 2017, the unaudited condensed interim consolidated financial statements of CanniMed as at and for the three months ended July 31, 2017, and the audited consolidated financial statements of CanniMed for the year ended October 31, 2016.

The pro forma condensed interim consolidated statement of comprehensive loss for the twelve months ended July 31, 2017 of CanniMed has been constructed using the unaudited condensed interim consolidated statement of comprehensive loss of CanniMed for the nine months ended July 31, 2017 and the unaudited condensed interim consolidated statement of comprehensive loss of CanniMed for the three months ended October 31, 2016. The financial statements of CanniMed used to prepare the pro forma financial statements were prepared for the purpose of the pro forma financial statements and do not conform with the publicly filed financial statements of CanniMed.

The unaudited pro forma condensed consolidated statement of financial position gives effect to the proposed acquisition of CanniMed as if it had occurred on September 30, 2017. The unaudited pro forma condensed consolidated statements of comprehensive loss for the three months ended September 30, 2017 and the twelve months ended June 30, 2017 give effect to the proposed acquisition as if it had occurred at July 1, 2016.

The accounting policies used in the preparation of the unaudited pro forma condensed consolidated financial statements are consistent with those described in the audited consolidated financial statements of Aurora for the year ended June 30, 2017. Certain historical CanniMed amounts have been reclassified to conform to Aurora’s presentation.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations that would have occurred had the acquisition of CanniMed been effected on the dates indicated, nor are the unaudited pro forma condensed consolidated financial statements indicative of future periods. Actual amounts recorded upon consummation of the proposed acquisition will differ from such unaudited pro forma condensed consolidated financial statements. Since the pro forma condensed consolidated financial statements have been developed to retroactively show the effect of a transaction that is expected to occur at a later date (even though this was accomplished by following generally accepted practice and using reasonable assumptions), there are limitations inherent in the very nature of such pro forma data.

As of the date of these pro forma consolidated financial statements, Aurora has not had access to the nonpublic books and records of CanniMed and Aurora is not in a position to independently assess or verify certain of the information in CanniMed’s publicly filed documents, including its financial statements. CanniMed has not reviewed these pro forma consolidated financial statements and has not confirmed the accuracy and completeness of the information in respect of CanniMed contained herein. As a result, all pro forma financial information regarding CanniMed included herein has been derived, by necessity, from CanniMed’s public reports and securities filings as of November 15, 2017. While Aurora has no reason to believe that such publicly filed information is inaccurate or incomplete, Aurora does not assume any responsibility for the accuracy or completeness of any such information.

AURORA CANNABIS INC.

Notes to the Pro forma Condensed Consolidated Financial Statements

(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

3.	Pro forma Consolidation Adjustments

The unaudited pro forma condensed interim consolidated statement of financial position of Aurora as at September 30, 2017 has been adjusted to reflect the following transactions as if the acquisition of CanniMed had been completed on September 30, 2017:

(a)

The Acquisition will be accounted for as a business combination under IFRS 3. The estimated fair value of net assets acquired and consideration paid for 100% ownership of CanniMed is allocated as follows:

$
Cash and cash equivalents	54,195
Accounts receivable	1,455
Inventories	10,552
Biological assets	640
Prepaid expenses and other assets	210
Property, plant and equipment	37,641
Intangible assets	2,476

Total assets	107,169

Accounts payable and accrued liabilities	2,747
Deferred revenue	136
Loans and borrowings	13,950

Total liabilities	16,833

Net assets acquired	90,336

Consideration paid	572,522

Goodwill	482,186

The shares issued for the transaction was determined by using Aurora’s 20-day VWAP per share of $5.30 on the TSX as at November 13, 2017, to result in an exchange ratio of 4.52586207 Aurora shares to each CanniMed share. Aurora will acquire all of the issued and outstanding shares of CanniMed by issuing 103,905,923 shares based on the exchange ratio, for a total consideration of $572,522 or $5.51 per share, being the fair value of Aurora’s shares on November 17, 2017.

In accordance with IFRS 3, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the acquisition at the then-current market price. Accordingly, it is likely that Aurora’s share price used to determine purchase consideration on closing of the acquisition will differ from the share price used in the estimate of purchase consideration, and that difference may be material. Aurora’s historical share price volatility was approximately 89%. Accordingly, it is reasonable to expect that Aurora’s share price on closing of the acquisition may differ from the common share price used in these financial statements by an amount up to at least this share price volatility. A change in Aurora’s share price of 89% results in an increase or decrease to the estimate of purchase consideration totaling approximately $509,544, with a corresponding increase or decrease to goodwill.

The pro forma purchase price is subject to change based on the finalization of purchase price adjustments and completion of management’s assessment of the fair values of the assets and liabilities

AURORA CANNABIS INC.

Notes to the Pro forma Condensed Consolidated Financial Statements

(Unaudited – In thousands of Canadian dollars, except share and per share amounts)

3.	Pro forma Consolidation Adjustments (Continued)

acquired. Due to the timing of the announcement of the Acquisition, Aurora has not yet obtained sufficient information to accurately determine the fair market value of CanniMed’s net assets by category and has therefore allocated the book values of the net assets acquired as a proxy of fair value as at July 31, 2017, except for the elimination of CanniMed’s historical goodwill of $492. Goodwill represents the amount by which the purchase price exceeds the book value, being a proxy of fair value of the assets acquired and liabilities assumed. The final calculation and allocation of the purchase price will be based on the net assets purchased as of the closing date of the Acquisition and other information available at that time. There may be material differences from this pro forma purchase price allocation as a result of finalizing the valuation. Based on management’s preliminary estimates, the goodwill may be allocated to other items such as certain identified intangible assets, including customer lists and a deferred tax asset.

As a result of the Acquisition, CanniMed’s equity accounts were eliminated on the pro forma consolidated statement of financial position.

(b)

Estimated acquisition related costs of approximately $5,250 consisting of investment banker, legal and accounting fees are to be expensed on completion of the Acquisition which have been recorded to deficit of the pro forma condensed consolidated statement of financial position as at September 30, 2017 and reflected in the pro forma condensed consolidated statements of comprehensive income (loss) for the three and twelve month periods ended September 30, 2017 and June 30, 2017, respectively.

(c)

Estimated share issuance costs of approximately $220 consisting of regulatory and transfer agent fees related to the issuance of shares for the Acquisition have been recorded against share capital on the pro forma consolidated statement of financial position.

4.	Pro forma Net Loss Per Share

The pro forma net loss per share for the three months ended September 30, 2017 and the year ended June 30, 2017 is as follows:

	Three Months Ended Sept 30, 2017	Twelve Months Ended June 30, 2017
Pro forma net loss	(3,046)	(45,934)
Weighted average shares outstanding	368,631,600	279,029,226
Pro forma shares issued to CanniMed	103,905,923	103,905,923

Pro forma weighted average shares outstanding	472,537,523	382,935,149

Pro forma net loss per share – basic and diluted	$(0.01)	$(0.12)

The Depositary and Information Agent for the Offer is:

Laurel Hill Advisory Group

70 University Avenue, Suite 1440

Toronto, ON M5J 2M4

North American Toll Free Phone:

1-877-452-7184

Outside of North America:

1-416-304-0211

Facsimile: 1-416-646-2415

E-mail: assistance@laurelhill.com

Questions and requests for assistance may be directed to the Depositary and Information

Agent at the telephone numbers and location set out above.